Exhibit T3C.1

INDENTURE

Dated as of January [•], 2018

Among

DITECH HOLDING CORPORATION (f/k/a WALTER INVESTMENT MANAGEMENT CORP.),

as the Company

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee and Collateral Agent

9.0% SECOND LIEN SENIOR SUBORDINATED PIK TOGGLE NOTES DUE 2024

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311	7.11
(b)	7.11
(c)	N.A.
312	2.05
(b)	12.03
(c)	12.03
313	7.06
(b)(1)	12.05
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314	4.03, 4.04; 12.02; 12.05
(b)	12.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	12.05
(e)	12.05
(f)	N.A.
315	7.01
(b)	7.05; 12.02.
(c)	7.01
(d)	7.01
(e)	6.12
316 (a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.06
(c)	9.04
317	6.07
(a)(2)	6.11
(b)	2.04
318	12.01
(b)	N.A.
(c)	12.01

N.A.	means not applicable.
*	This Cross-Reference Table is not part of this Indenture.

i

ii

iii

iv

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

ANNEXES

Annex A	Form of Security Agreement
Annex B	Form of Pledge Agreement

v

INDENTURE, dated as of January [•], 2018, among Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), a Maryland corporation (collectively with successors and assigns, the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, pursuant to the confirmation order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) dated January 18, 2018, the creation of an issue of $250,000,000 initial aggregate principal amount of the Company’s 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Initial Notes”);

WHEREAS, the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Pari Passu Debt” means any Indebtedness for borrowed money (other than the Notes) and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Guarantor, which debt and guarantees are (i) subordinated in right of payment to the Senior Obligations but not subordinated in right of payment to the Notes or the guarantees thereof and (ii) secured by the Collateral (or a portion thereof) on a basis junior to the Senior Obligations but not junior to the Notes and with respect to which a Pari Passu Agent has become party to (x) a Pari Passu Intercreditor Agreement and (y) any other applicable Intercreditor Agreement, in each case, on behalf of the holders of such Obligations.

“Additional Pari Passu Obligations” means any Obligations to the Pari Passu Secured Parties of any series of Additional Pari Passu Debt, including the guarantees thereof and any other agreement or instrument granting or providing for the perfection of a Lien securing such items.

“Additional Senior Debt” means any Indebtedness for borrowed money (other than the Senior Credit Facilities) and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Guarantor, which debt and guarantees are (i) not subordinated or junior in right of payment to the Senior Obligations and (ii) secured by the Collateral (or a portion thereof) on a basis senior to the Notes and other Additional Pari Passu Debt and with respect to which an authorized representative on behalf of the holders of such Obligations has become party to a Senior Intercreditor Agreement as a Senior Agent (or equivalent term) in accordance with the procedures set forth therein.

“Additional Senior Obligations” means any Obligations to the Senior Secured Parties of any series of Additional Senior Debt, including the guarantees thereof, any letter of credit obligations, obligations in respect of Permitted Hedging Transactions or obligations with respect to Cash Management Services and any other agreement or instrument granting or providing for the perfection of a Lien securing such items.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of:

(1) the present value at such redemption date of the sum of (i) the redemption price of such Note at December 15, 2020 (such redemption price being set forth in Section 3.07(c) hereof) plus (ii) all required interest payments due on such Note through December 15, 2020 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Company, and the Trustee shall have no responsibility to verify such amount.

“Applicable Procedures” means, with respect to any transfer, exchange or other activity of or for beneficial interests in any Global Note of the Depositary, Euroclear and/or Clearstream, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange or other activity.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than any Required Asset Sale, will be governed by the provisions of Section 4.15 and/or Section 5.01 hereof and not by the provisions of Section 4.11 hereof; provided further that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Company and any Restricted Subsidiary of the Company;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale of advances, loans, customer receivables, mortgage related securities or other assets in the ordinary course of business, the sale, transfer or discount of accounts receivable or the sale of other assets that by their terms convert into cash in the ordinary course of business, any sale of MSRs in connection with the origination of the associated mortgage loan in the ordinary course of business or any sale of securities in respect of additional fundings under reverse mortgage loans in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(6) the sale, conveyance or other disposition of Investments or other assets and disposition or compromise of loans or other receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Company or any of its Subsidiaries;

(7) the modification of any loans owned or serviced by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(8) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(9) disposals, liquidations or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, in each case the ordinary course of business;

(10) assets sold, conveyed or otherwise disposed of pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness;

(11) a sale, conveyance or other disposition (in one or more transactions) of Securitization Assets or Residual Interests;

(12) a sale, conveyance or other disposition (in one or more transactions) of Servicing Advances, Residential Mortgage Loans or MSRs or any parts thereof (a) in the ordinary course of business, (b) in connection with the transfer or termination of the related MSRs or (c) in connection with Excess Spread Sales in the ordinary course of business;

(13) a sale, conveyance or other disposition of Securitization Assets in the ordinary course of business in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized;

(14) a sale, conveyance or other disposition in the ordinary course of business of MSRs in connection with MSR Facilities or Warehouse Facilities and/or REO Assets;

(15) a sale, conveyance or other disposition of Equity Interests of an Unrestricted Subsidiary;

(16) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 4.13;

(17) transactions pursuant to repurchase agreements entered into in the ordinary course of business;

(18) any Co-Investment Transaction;

(19) any sale or other disposition of a minority interest in any Person that is not a Subsidiary, that constituted a Restricted Payment or Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights and (y) the Net Proceeds from the sale or transfer of such minority interest are applied in accordance with Section 4.10 hereof;

(20) any lease or license of real and personal property in the ordinary course of business;

(21) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(22) [Reserved];

(23) the sale or other disposition of all or substantially all of the assets or Equity Interests of the Company’s Ditech Financial LLC business; provided that the Company receives consideration at the time of sale or disposition at least equal to the Fair Market Value of the assets or Equity Interests sold or disposed of; provided further that any cash proceeds are applied as Net Proceeds in accordance with Section 4.11 hereof;

(24) sales, contributions, assignments or other transfers of the RMS Business; provided that (A) no Event of Default then exists or would result therefrom, (B) the Company delivers or causes to be delivered an opinion stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates and (C) any cash proceeds, to the extent the same would have been Net Proceeds if such transactions had been Asset Sales, are applied in accordance with Section 4.11 hereof; and

(25) the sale, lease, conveyance or other disposition of any assets or rights required or advisable as a result of statutory or regulatory changes as determined in good faith by the senior management of the Company; provided that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.11 hereof.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of the Company or any of its Restricted Subsidiaries for the assets or Capital Stock of a Person conducting a Permitted Business; provided that, in the case of any such exchange for Capital Stock of a Person conducting a Permitted Business, such Person is or becomes a Restricted Subsidiary; provided, further, that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.11 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capital

Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereinafter in effect, or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Calculation Date” has the meaning specified in the definition of “Secured Leverage Ratio.”

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person,

but, in each case, excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP; provided, for the avoidance of doubt, that any obligations of the Company and its Restricted Subsidiaries either existing on the date of this Indenture or created prior to the recharacterization described below that were not included on the consolidated balance sheet of the Company as Capital Lease Obligations and that are subsequently recharacterized as Capital Lease Obligations due to a change in GAAP, shall for purposes of this Indenture not be treated as Capital Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1) Dollars;

(2) in the case of any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, such local currencies held by such Foreign Subsidiary of the Company from time to time in the ordinary course of business;

(3) securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(4) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(5) certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Moody’s or S&P Rating of “B” or better;

(6) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition; and

(8) money market funds at least 90.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

In the case of Investments by any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.

“Cash Interest” has the meaning given to such term in Exhibit A hereto.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: treasury and/or cash management services, including, without limitation, other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement services, ACH transactions, return items, interstate depositary network services, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than any Required Asset Sales, to any Person; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions (excluding for the avoidance of doubt, the issuance pursuant to the Plan of Reorganization of Convertible Preferred Stock or Common Stock in the Company or securities convertible, exchangeable or exercisable for such equity interests and agreements and arrangements entered into pursuant to the Plan of Reorganization but not any acquisition or agreement thereafter), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company. No Person or Persons shall be considered a “group” for purposes of clause (2) above solely on account of possessing or exercising any right to vote or consent in respect of any matter or to nominate or appoint directors pursuant to the Articles of Amendment and Restatement, By laws or Convertible Preferred Stock (including with respect to the General Optional Conversion Right therein) and all determinations as to the percentage of Voting Stock beneficially owned shall deem the Convertible Preferred Stock to have been converted into Common Stock for purposes of such determination.

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Investment Transaction” means a transaction pursuant to which a portion of MSRs or the right to receive fees in respect of MSRs are transferred for fair value to another Person.

“Collateral” means all property (whether real or personal) subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as “Collateral Agent” under this Indenture and under the Security Documents to which it is a party and any successor or replacement thereto in such capacity.

“Collateral Requirements” means, at any time, subject to (x) the applicable limitations set forth in this Indenture and/or any Security Document and (y) the time periods (and extensions thereof) set forth in this Indenture, the requirement that:

(a) the Collateral Agent shall have received in the case of any Restricted Subsidiary that is required to become a Guarantor after the Issue Date (i) a supplement to the Security Agreement in substantially the form of Exhibit D thereto, (ii) a counterpart to the Pledge Agreement, (iii) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 4.16 owns (A) registrations of or applications for trademarks filed with the United States Patent and Trademark Office that constitute Collateral, a Trademark Security Agreement (as defined in the Security Agreement), (B) registrations of or applications for patents filed with the United States Patent and Trademark Office that constitute Collateral, a Patent Security Agreement (as defined in the Security Agreement) and/or (C) registrations of or applications for copyrights filed with the United States Copyright Office that constitute Collateral, a Copyright Security Agreement (as defined in the Security Agreement), (iv) the other documentation required pursuant to Section 11.12 of the Security Agreement and Article 30 of the Pledge Agreement, (v) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Collateral Agent may reasonably request and, (vi) to the extent applicable, an executed joinder to each applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto; and

(b) the Collateral Agent shall have received with respect to any Real Property acquired after the Closing Date, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent that corresponding documents have been delivered to the Senior Agent and delivery to the Collateral Agent is customary and appropriate if the same can be procured without undue burden or expense (in each case, as determined by the Company in good faith):

(i) a Mortgage Policy covering such Real Property in an amount at least equal to the purchase price of such real property as well as an ALTA survey thereof certified to the Collateral Agent; and

(ii) in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Company (“Company Notice”) and (if applicable) notification to the Company that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the

Company’s receipt of the Company Notice (e.g., countersigned Company Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Company Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non- voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company and delivered to the Trustee.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan of Reorganization.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by:

(a) deducting therefrom (to the extent included in determining Consolidated Net Income for such period except for payments referred to in clause (a)(iv) and (vi) below), without duplication, the amount (determined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:

(i) non-recurring or unusual gains;

(ii) non-cash gains and other non-cash income, but excluding loan origination related non-cash gains, such as gains on interest rate lock derivatives, forward sale commitment derivatives, loans held for sale and capitalized mortgage servicing rights, which shall be included in calculating Consolidated EBITDA even if such gains and income were excluded in calculating Consolidated Net Income;

(iii) the amount of all cash payments or cash charges made (or incurred) on account of a non-cash charge or non-cash loss added back to Consolidated EBITDA pursuant to clause (b)(iv) or (b)(vii) below in a previous period;

(iv) net income attributable to discontinued operations;

(v) gains on non-recourse assets held by any Securitization Entity or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet; and

(vi) principal payments on any Indebtedness of the Heritage Walter Securitization Trust to the extent consolidated on the balance sheet; and

(b) adding thereto (to the extent deducted in determining Consolidated Net Income for such period except for payments referred to in clause (b)(xi) below or except as otherwise specified below), without duplication, the amount (determined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:

(i) total interest expense (inclusive of amortization of deferred financing fees (other than arrangement, commitment, underwriting, amendment, structuring or similar fees paid to any agent, underwriter or arranger or fees that are not paid ratably to the market) and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), excluding without duplication (x) interest expense attributable to Non-Recourse Indebtedness, Excess Spread Sales and Permitted Securitization Indebtedness and interest expense attributable to Permitted Funding Indebtedness other than MSR Indebtedness and (y) interest expense related to non-recourse debt held by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet;

(ii) without duplication among periods, provision for taxes paid or accrued based on income or capital, withholding, franchise and similar taxes;

(iii) all depreciation and amortization expense, excluding amortization of MSRs and intangibles, which shall not be added thereto (it being understood that, for purposes of calculating Consolidated EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of depreciation and amortization in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);

(iv) non-cash charges or non-cash losses (including but not limited to share based non-cash compensation and non-cash fair value adjustments), but excluding loan origination non-cash losses such as losses on interest rate lock derivatives, forward sale commitment derivatives or loans held for sale, which shall not be added thereto (it being understood that, for purposes of calculating Consolidated EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of such non-cash charges or non-cash losses in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);

(v) all losses, charges, costs or expenses related to (x) the Plan of Reorganization, (y) the refinancing, retirement or redemption of, or amendment or modification to, any Indebtedness or (z) any restructuring, operational change or initiative, including for the avoidance of doubt, the transformation of the business of the Issuer, or any integration, acquisition or disposition (or potential acquisition or disposition) (whether incurred prior to, or after, the consummation of any such acquisition or disposition (or potential acquisition or disposition)), including any retention, replacement or separation of employees related to any of the foregoing, before or after the Issue Date;

(vi) fees and expenses incurred in connection with any Investment (including any Asset Acquisition), issuance of Equity Interests or incurrence of Indebtedness (in each case, whether or not consummated), except to the extent that such fees and expenses were financed with proceeds of equity or Indebtedness;

(vii) non-recurring or unusual losses or charges or net after-tax extraordinary losses or charges (including without limitation any such charges attributable to the implementation of cost-savings initiatives, severance, restructuring charges, relocation costs and one-time compensation charges (in each case relating to any Asset Acquisitions));

(viii) the amount of all cash received on account of any non-cash gains on non-cash income deducted from Consolidated EBITDA pursuant to clause (a)(iii) above in a previous period;

(ix) net loss attributable to discontinued operations;

(x) servicing income earned for servicing of assets in any Securitization Entity (other than any such income attributable to a Heritage Walter Securitization Trust) to the extent consolidated on the balance sheet and accounted for at fair value;

(xi) principal payments received by any Heritage Walter Securitization Trust from borrowers to the extent consolidated on the balance sheet;

(xii) losses on non-recourse assets held by any Securitization Entity or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet;

(xiii) net cash proceeds received from sales of REO Assets owned by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet;

(xiv) any valuation allowance for mortgage loans held-for-investment and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company; and

(xv) the amortization of cash flow hedges, MSRs and intangibles.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (except as set forth below), (b) the net costs under Permitted Hedging Transactions, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, but excluding any amortization of debt discount (excess of proceeds over the initial fair value of the debt component) on any convertible debt securities resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance);

(2) to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3) the imputed interest with respect to Attributable Debt created after the Issue Date; and

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

For the avoidance of doubt, in no event shall any increase in the Liquidation Preference (as defined in the Convertible Preferred Stock be considered a payment or accrual of dividends thereon for any purposes under this Indenture, including the definition of Consolidated Interest Expense.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that:

(A) the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i) the net income of any Person (other than the Company) in which a Person or Persons other than the Company and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of cash dividends or other cash distributions of net income actually paid or permitted to be paid to the Company or a Wholly-Owned Restricted Subsidiary by such Person during such period;

(ii) the net income (or loss) of any Person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or the net income related to assets of such Person are acquired by the Company or a Restricted Subsidiary; and

(iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(B) any interest expense on Permitted MSR Indebtedness (but excluding any imputed financing expense attributable to any mark-to-market adjustment in connection with any Excess Spread Sale), Permitted Servicing Advance Facility Indebtedness and Permitted Warehouse Indebtedness for such period shall reduce Consolidated Net Income for such period to the extent that such amounts did not otherwise reduce Consolidated Net Income for such period;

(C) items classified as extraordinary gains or losses (calculated on an after-tax basis) shall be excluded in computing Consolidated Net Income (without duplication);

(D) the following items (the amounts thereof to be initially calculated on a pre- tax basis and then adjusted for taxes cumulatively) shall be excluded in computing Consolidated Net Income:

(i) changes in the fair value of the Company’s assets or liabilities, including changes in the fair value of MSRs, reverse mortgage loans and HMBS obligations;

(ii) direct impairment charges or the reversal of such charges;

(iii) gains and losses realized upon the disposition (including reserves or abandonments) of assets outside of the ordinary course of business;

(iv) income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(v) the cumulative effect of a change in accounting principles during such period;

(vi) the amortization of cash flow hedges, MSRs and intangibles;

(vii) the amount of all reversals made (or incurred) on account of an item added back to or deducted from Consolidated Net Income in a previous period following the Issue Date pursuant to clauses (A) through (E) hereof;

(viii) any income or loss related to the Fair Market Value of economic hedges related to MSRs or other mortgage related assets or securities, to the extent that such other mortgage related assets or securities are valued at Fair Market Value and gains and losses with respect to such related assets or securities have been excluded pursuant to another clause of this provision;

(ix) in the case of a successor to the referent Company by consolidation or merger or as a transferee of the reference Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(x) the effect of any gain or loss associated with liabilities created in respect of a Co-Investment Transaction as a result of the accounting treatment thereof under GAAP; and

(E) Consolidated Net Income shall be increased, without duplication, by the amount of all cash received from the initial or tail issuance of reverse mortgage securities (HMBS), plus any cash received from the monetization of reverse mortgages or related MSRs, plus any cash received for servicing of reverse mortgages, less any cash payments made during such period to originate, acquire or fund the related loans and subsequent addition to such loans.

“Convertible Preferred Stock” means the Mandatorily Convertible Preferred Stock (as defined in the Plan of Reorganization).

“Corporate Indebtedness” means, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15), (27) and (33) of the definition of Permitted Indebtedness).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 15.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Company’s senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Excess Spread Sale” means any sale in the ordinary course of business and for Fair Market Value of any excess servicing fee spread under any MSR.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Collateral” has the meaning specified in the Security Agreement.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made.

“Existing Facilities” means, collectively, the Existing Servicing Advance Facilities and the Existing Warehouse Facilities.

“Existing Credit Facility” means the Second Amended and Restated Credit Agreement, dated on the Issue Date, by and among the Company, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders identified therein, as such agreement, together with the related documents thereto (including, without limitation, any security documents), may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness or increasing the amount of Indebtedness that may be borrowed thereunder under such agreement or any successor or replacement agreement and any indentures or other credit facilities and whether by the same or any other agent, lender or group of lenders.

“Existing Servicing Advance Facilities” means (i) the Early Advance Reimbursement Agreement, dated as of March 31, 2014, as amended, between Ditech Financial LLC, as servicer pursuant to that certain Mortgage Selling and Servicing Contract dated March 23, 2015, and Fannie Mae, (ii) the indenture to be entered into [on or about the date hereof] providing for the issuance of agency servicing advance receivable backed notes, by and among Ditech Agency Advance Trust, as issuer, and Wells Fargo Bank, N.A., as indenture trustee, Ditech Financial LLC, as servicer and administrator, and Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, and (iii) the indenture to be entered into [on or about the date] hereof providing for the issuance of non-agency servicing advance receivable backed notes, by and among Ditech PLS Advance Trust II, as issuer, Wells Fargo Bank, N.A., as indenture trustee, Ditech Financial LLC, as servicer and as administrator, and Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, in case of each of clauses (i), (ii) and (iii), as such agreements and indentures, together with the related documents thereto (including, without limitation, any security documents, receivable sale agreements and receivable pooling agreements), may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or indenture or any successor or replacement agreement or indenture and or any indentures or other credit facilities and whether by the same or any other agent, lender or group of lenders.

“Existing Warehouse Facilities” means (i) the Amended and Restated Master Repurchase Agreement, dated as of November 18, 2016 by and among Ditech Financial LLC and Credit Suisse First Boston Mortgage Capital LLC on behalf of buyers, including but not limited to Credit Suisse AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch and Alpine Securitization LTD, and (ii) the Second Amended and Restated Master Repurchase Agreement dated as of November 30, 2017, by and among Reverse Mortgage Solutions, Inc., RMS REO CS, LLC, RMS REO BRC, LLC and Credit Suisse First Boston Mortgage Capital LLC on behalf of buyers, including but not limited to Credit Suisse AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch, Alpine Securitization LTD and Barclays Bank PLC, in each case, together with the related documents thereto (including, without limitation, any security documents), in case of each of clauses (i) and (ii) as such agreements, together with the related documents thereto (including, without limitation, any security documents), may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Company or the Restricted Subsidiary selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

“Fannie Mae” means the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters (the “Four Quarter Period”) for which internal financial statements are available ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to (ii) the Fixed Charges of such Person for the Four Quarter Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, “Consolidated EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or any asset originations, asset purchases, purchase of MSRs, Servicing Advances or servicing rights, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness that is Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

The Company shall be entitled in calculating the Fixed Charge Coverage Ratio: (i) to treat the entry into a bona fide subservicing agreement in respect of MSRs as an Asset Acquisition and (ii) to give effect in such pro forma calculation to any bona fide binding definitive agreement, subject to customary closing conditions, for any transaction that upon the consummation thereof would be subject to the foregoing paragraph (including any related incurrence or repayment of Indebtedness). The pro forma calculations shall be made by a responsible accounting officer of the Company in good faith based on the information reasonably available to it at the time of such calculation and may include cost savings and operating expense reductions resulting from such Investment, acquisition or purchase. The foregoing calculations shall not be required to comply with the requirements for pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense on Corporate Indebtedness and any MSR Indebtedness,

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person, and

(3) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.

“Four Quarter Period” has the meaning specified in the definition of “Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(b)(i) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Exhibit A hereto, issued in accordance with Article 2 hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, Government Sponsored Entity or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are:

(1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Government Sponsored Entity” means (i) Fannie Mae, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association and (ii) any other entity that is “sponsored”, chartered or controlled by the federal government of the United States.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1) the Company’s Wholly-Owned Restricted Subsidiaries owned on the Issue Date that are Domestic Subsidiaries and guarantee obligations under the Existing Credit Facility; and

(2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Heritage Walter Securitization Trust” means any Securitization Entity of the Company or the Restricted Subsidiaries and any installment sale contract, chattel paper or loan contract and related promissory note and mortgage and any REO Asset owned by the Company or the Restricted Subsidiaries, in each case in existence immediately prior to the acquisition by the Company on July 1, 2011 of GTCS Holdings LLC, a Delaware limited liability company.

“Holder” means the Person in whose name the Note is registered on the Registrar’s book.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) or (9) below;

(7) Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person;

(9) all Attributable Debt of such Person; and

(10) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued at a discount to par;

(2) with respect to any Obligations under currency agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person; or

(4) except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement dated as of the Issue Date among the Senior Agent, the Collateral Agent, the Company and each Guarantor, as it may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with this Indenture.

“Initial Notes” as defined in the recitals hereto.

“Interest Payment Date” means June 15 and December 15 of each year.

“Intercreditor Agreement” means, (a) with respect to any Indebtedness which constitutes Senior Obligations, a Senior Intercreditor Agreement, (b) with respect to any Indebtedness to be secured on a pari passu basis with the Obligations, a Pari Passu Intercreditor Agreement and (c) with respect to any Indebtedness, any Market Intercreditor Agreement, as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with this Indenture.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities. “Investment” shall exclude (x) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, travel and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business.

“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Company, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Restricted Subsidiaries, an Affiliate or joint venture of the Company or any Restricted Subsidiary), acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.

“Issue Date” means January [•], 2018.

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral (or a portion thereof) on a basis junior to the Securities pursuant to customary intercreditor arrangements entered into in accordance with the terms of this Indenture; provided such Lien is permitted to be incurred under this Indenture.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, any lease in the nature thereof and any agreement to give any security interest) in each case, in the nature of security; provided that in no event shall an operating lease or a transfer of assets pursuant to a Co-Investment Transaction be deemed to constitute a Lien.

“L/C Cap” means at any time an amount equal to $30.0 million, minus the aggregate face amount of all letters of credit at such time outstanding in reliance on clause (3)(a) of the definition of “Permitted Indebtedness.”

“Market Intercreditor Agreement” means any intercreditor agreement or other arrangement (which may take the form of a “waterfall” or similar provision), the terms of which are consistent in all material respects with, or no less favorable (taken as a whole) to the Holders than, market terms (as determined by the Company in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made by the Company or any Guarantor in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties.

“MSR” of any Person means any and all of the following: (a) all rights of such Person to service Residential Mortgage Loans, (b) all rights of such Person as “Servicer” (or similar designation) in such Person’s capacity as servicing rights owner with respect to such Residential Mortgage Loans under the related Servicing Agreement, including, without limitation (but subject to the restrictions set forth therein) directing who may service such Residential Mortgage Loans, (c) any and all rights of such Person to servicing fees and other compensation for servicing such Residential Mortgage Loans, (d) any late fees, penalties or similar payments with respect to such Residential Mortgage Loans, (e) all accounts and rights to payment related to any of the property described in this definition and (f) the right to possess and use any and all servicing files, servicing records, data tapes, computer records, or other information pertaining to such Residential Mortgage Loans to the extent relating to the past, present or prospective servicing of such Residential Mortgage Loans.

“MSR Assets” means MSRs other than MSRs on loans originated by the Company or its Restricted Subsidiaries for so long as such MSRs are financed in the normal course of the origination of such loans.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, without limitation, Fannie Mae or any other Government Sponsored Entity) or purchaser, in each case, exclusively to finance or refinance the purchase or origination by the Company or a Restricted Subsidiary of MSRs originated or purchased by the Company or any Restricted Subsidiary.

“MSR Facility Trust” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from the Company or any Restricted Subsidiary or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from the Company or any Restricted Subsidiary.

“MSR Indebtedness” means Indebtedness in connection with an MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to any specified Person, Indebtedness that is:

(1) specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve- out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);

(2) advanced to (i) such Person or its Restricted Subsidiaries that holds investment assets or (ii) any of such Person’s Subsidiaries or group of such Person’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, in each case, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, such Person’s or any of such Person’s Restricted Subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse

Indebtedness; and (B) subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

(3) specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or any of its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);

provided that, notwithstanding the foregoing, to the extent that any Non-Recourse Indebtedness is made with recourse to other assets of a Person or its Restricted Subsidiaries, only that portion of such Non-Recourse Indebtedness that is recourse to such other assets or Restricted Subsidiaries shall be deemed not to be Non-Recourse Indebtedness.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture (including any PIK Notes that are actually issued and any increase in the principal amount of the outstanding Notes (including PIK Notes) as a result of a PIK Interest Payment). For the purposes of this Indenture, all references to “principal amount” of the Notes as of any date shall include any increase in the principal amount of the Notes (including PIK Notes) on or prior to such date as a result of a PIK Interest Payment.

“Note Obligations” means all Obligations owing pursuant to the Notes, the Security Documents, this Indenture and the Note Guarantees.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OID Legend” means the legend set for in Section 2.06(b)(ii) hereof to be placed on each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, of the Company, or, in the event that the Company has no such officers, a person duly authorized under applicable law by the directors or a similar body to act on behalf of the Company. A reference to an “Officer” of a Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by or on behalf of a Person by two Officers of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Agent” means, collectively, the Collateral Agent and the authorized representative of any Additional Pari Passu Debt that becomes subject to (x) a Pari Passu Intercreditor Agreement and (y) any other applicable Intercreditor Agreement.

“Pari Passu Documents” means, with respect to any series of Additional Pari Passu Debt, the loan agreements, promissory notes, indentures and all other agreements, instruments and other documents at any time executed or delivered by the Company or any Guarantor or any other person with, to or in favor of the Pari Passu Agent or any other Pari Passu Secured Party in respect of such series in connection therewith or related thereto.

“Pari Passu Intercreditor Agreement” means a Market Intercreditor Agreement providing for Indebtedness to be secured on a pari passu basis with the Note Obligations and, if any, other Pari Passu Obligations, as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with this Indenture.

“Pari Passu Obligations” means (i) all Obligations owing pursuant to the Notes, the Security Documents, this Indenture and the Note Guarantees and (ii) any Additional Pari Passu Obligations with respect to which a Pari Passu Agent has become party to (x) a Pari Passu Intercreditor Agreement and (y) any other applicable Intercreditor Agreement, in each case, on behalf of the holders of such Obligations to the extent the Liens securing such Obligations are permitted by clauses (6), (21), (27), (28), (31), (40) or (41) (in each case, other than Liens securing Senior Obligations) or, solely in the case of Refinancing Indebtedness in respect of the Notes or Liens in respect of Pari Passu Obligations initially incurred pursuant to the forgoing clauses, (14) of the definition of “Permitted Liens.”

“Pari Passu Secured Parties” means (i) with respect to the Notes, the Trustee, the Collateral Agent, the Holders of the Notes and the other persons from time to time holding Obligations under this Indenture and (ii) with respect to any series of Additional Pari Passu Debt, the holders of such Additional Pari Passu Debt, the authorized representative with respect thereto, any trustee or agent therefor under any related Pari Passu Document and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Pari Passu Documents and the holders of any other Pari Passu Obligations secured by the Pari Passu Documents for such series of Additional Pari Passu Debt.

“participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payment Default” means any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Obligations beyond any applicable grace period.

“Permitted Business” means the businesses of the Company and its Subsidiaries as of the Issue Date and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness under clauses (i), (ii), (iii) or (iv) of this definition that is acquired by the Company or any Subsidiary in connection with an acquisition permitted under this Indenture, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Servicing Advances, mortgage related securities, loans, MSRs, consumer receivables, REO Assets or Residual Interests existing on the Issue Date or created or acquired thereafter; provided, however, that solely as of the date of the incurrence of such Permitted Funding Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto (excluding customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions under Section 4.09 hereof, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii) which excess shall be entitled to be incurred pursuant to any other provision under Section 4.09 hereof). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Permitted Funds” means, collectively, (i) any Person electing to be treated as a real estate investment trust under the Code or any fund (or group of related funds) (which, in each case, may be managed by the Company or any Restricted Subsidiary) that has as its primary investment objective (a) the origination or acquisition of Residential Mortgage Loans (performing or non-performing) or interests therein, including mortgage backed securities and/or (b) the acquisition and/or origination of MSRs or interests therein (including excess servicing fee spread) and (ii) any similarly structured Affiliate or Subsidiary of any of the foregoing.

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars, forward hedge and “to be announced” contracts or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes, including all PIK Notes issued and all PIK Interest accrued under this Indenture, and the Note Guarantees;

(2) Indebtedness incurred pursuant to the Existing Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Facility as in effect on the Issue Date;

(3) (a) Indebtedness of the Company or any Guarantor under the Existing Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) in an amount not to exceed $1,200 million and (b) Indebtedness of the Company or any Restricted Subsidiary consisting of undrawn letters of credit and reimbursement obligations with respect to letters of credit issued for the benefit of the Borrower or any Restricted Subsidiary; provided, however, that the aggregate face amount of all such letters of credit at any time outstanding pursuant to the foregoing clause (3)(b) shall not exceed the L/C Cap;

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) above) and Convertible Preferred Stock (including for the avoidance of doubt, the Liquidation Preference thereof (as defined therein) and any increase of the same pursuant to the terms thereof);

(5) Permitted Hedging Transactions;

(6) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (a) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon, and (b) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(8) Indebtedness of the Company or any Guarantor to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly-Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company or any Guarantor to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated in right of payment, pursuant to a written agreement, to the Company’s obligations under this Indenture and the Notes, and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds, directly or indirectly, any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9) [Reserved];

(10) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(11) Permitted Funding Indebtedness;

(12) Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;

(13) Refinancing Indebtedness;

(14) (A) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary of the Company (other than Non-Recourse Indebtedness) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary of the Company is permitted under the terms of this Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company (other than Non- Recourse Indebtedness); provided that such guarantee is permitted under the terms of this Indenture;

(15) Non-Recourse Indebtedness;

(16) Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b).

(17) Indebtedness (including Capitalized Lease Obligations) incurred to finance the development, construction, purchase, lease, repairs, maintenance or improvement of assets (including MSRs and related Servicing Advances) by the Company or any Restricted Subsidiary; provided that the Liens securing such Indebtedness may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 270 days after the latter of the acquisition or completion of the construction of the property subject to the Lien; provided, further that the amount of such Indebtedness does not exceed the Fair Market Value of the assets purchased or constructed with the proceeds of such Indebtedness;

(18) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (18));

(19) Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives to the extent described in clause (iv) of Section 4.07(b) hereof;

(20) Indebtedness in respect of overdraft protections and otherwise in connection with customary deposit accounts maintained by the Company or any Restricted Subsidiary with banks and other financial institutions as part of its ordinary cash management program;

(21) the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (21), 5.0% of Foreign Subsidiary Total Assets;

(22) shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (22);

(23) Indebtedness of the Company and its Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(24) Obligations in respect of performance, bid, appeal, customs, surety bonds and completion guarantees provided by the Company and its Restricted Subsidiaries in the ordinary course of business or in connection with judgments that do not result in an Event of Default;

(25) Indebtedness of any Restricted Subsidiary that is a general partner of a Permitted Fund solely as a result of such Restricted Subsidiary being a general partner of a Permitted Fund but only so long as such Restricted Subsidiary is not engaged directly or indirectly in any business other than the businesses engaged in by the Company and the Restricted Subsidiaries as of the Issue Date and reasonable extensions and developments thereof and businesses reasonably similar, ancillary or complimentary thereto;

(26) to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Residual Interests or other loans and other mortgage-related receivables purchased or originated by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business;

(27) guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness;

(28) Indebtedness or Disqualified Capital Stock of the Company and Indebtedness, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference (together with Refinancing Indebtedness in respect thereof) up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Capital Stock or sales of Equity Interests to the Company or any of its Subsidiaries) to the extent that such net cash proceeds or cash have not been applied pursuant to Section 4.07 hereof and are thereafter excluded from clause (C)(2) of Section 4.07(a); provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (28) may not exceed $50.0 million in the aggregate at any one time outstanding;

(29) Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(30) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount (together with Refinancing Indebtedness in respect thereof) not to exceed the greater of (x) $60.0 million and (y) 1.0% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (30);

(31) guarantees by the Company and the Restricted Subsidiaries of the Company to owners of servicing rights in the ordinary course of business;

(32) additional Indebtedness incurred by the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding; and

(33) to the extent constituting Indebtedness, Indebtedness under Excess Spread Sales incurred in the ordinary course of business.

For purposes of determining compliance with Section 4.09 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (33) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness or any portion thereof in any manner that complies with this covenant; provided that Indebtedness under the Existing Credit Facility outstanding on the Issue Date shall be deemed incurred pursuant to clause (3) above and may not be reclassified and Indebtedness required by the Existing Credit Facility to be repaid on the Issue Date, to the extent so repaid, shall not be deemed incurred in violation of this Indenture. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof.

Notwithstanding any other provision of this Indenture to the contrary, for all purposes during the term of this Indenture, each lease in existence on the Issue Date shall have the same characterization as a Capitalized Lease Obligation or an operating lease as the characterization of that lease in the most recent financial statements in existence on the Issue Date, notwithstanding any change in characterization of that lease subsequent to the Issue Date by the Company or Parent based on changes in GAAP or its interpretation of GAAP.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) Investments by the Company or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage related securities or charge-off receivables in the ordinary course of business;

(5) Investments arising out of purchases of all remaining outstanding asset- backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such entity;

(6) Investment in MSRs (including in the form of repurchases of MSRs);

(7) Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;

(8) Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;

(9) any Restricted Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof, or any other disposition of assets not constituting an Asset Sale;

(10) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any Unrestricted Subsidiary;

(11) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(12) Investments in connection with Permitted Hedging Transactions;

(13) repurchases of the Notes;

(14) Investments in and making or origination of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs) (including in the form of repurchases of any of the foregoing);

(15) guarantees of Indebtedness permitted under Section 4.09 hereof;

(16) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 4.12(c) hereof (except transactions described in clauses (vi) and (ix) of Section 4.12(c) hereof);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18) endorsements for collection or deposit in the ordinary course of business;

(19) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (19) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(20) any Investment by the Company or any Restricted Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Restricted Subsidiary of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(21) any Investment by the Company or any Restricted Subsidiary of the Company in a joint venture not to exceed the greater of (a) $50.0 million and (b) 0.8% of Total Assets;

(22) other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (a) $75.0 million and (b) 1.3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(23) purchases of mortgage backed securities or similar debt instruments related to a Permitted Business;

(24) [Reserved];

(25) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time; and

(26) loans and advances to officers, directors and employees for business- related travel expenses, moving expenses and other travel related expenses, in each case in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either: (a) not yet delinquent for a period of more than 30 days, or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;

(2) statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, performance and completion guarantees, leases, contracts in the ordinary course of business, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens existing on the Issue Date after giving effect to the consummation of the Plan of Reorganization;

(5) Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or merging with or into or consolidating or amalgamating with the Company or any Restricted Subsidiary of the Company; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(6) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property or within 360 days of such acquisition, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); provided, further that the aggregate amount of obligations secured thereby does not exceed the greater of (x) $50.0 million and (y) 0.8% of Total Assets at any time outstanding and no such Lien may secure obligations in an amount that exceeds the Fair Market Value of the assets or property acquired as of the date of acquisition;

(7) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(8) Liens arising from leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) Liens arising from UCC financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries or dispositions of assets;

(10) (a) Liens securing Indebtedness permitted to be Incurred pursuant to clause (3)(a) of the definition of “Permitted Indebtedness”, (b) Liens on cash and Cash Equivalents and accounts containing cash and Cash Equivalents securing Indebtedness permitted to be Incurred pursuant to clause (3)(b) of the definition of “Permitted Indebtedness” in an aggregate amount not to exceed 105% of the face amount of the Indebtedness permitted thereby, and (c) Liens on cash and Cash Equivalents and accounts containing cash and Cash Equivalents securing obligations owed by the Company or any Restricted Subsidiary to any Government Sponsored Entity, any other government agency or any insurer, which obligations are permitted or not prohibited by this Indenture and in each case, so long as the aggregate principal amount of the obligations secured thereby do not exceed $50.0 million at any time outstanding;

(11) Liens in favor of the Company or any Guarantor;

(12) Liens securing Non-Recourse Indebtedness so long as such Lien shall encumber only (i) any Equity Interests of an Unrestricted Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;

(13) grants of software and other technology licenses in the ordinary course of business;

(14) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6), (21), (28), (31), (39), (40), (41) and (42) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6), (21), (28), (31), (39), (40), (41), and (42) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(16) Liens incurred to secure Cash Management Services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(17) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(18) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(19) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(20) survey exceptions, encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the Permitted Business of the Company and its Subsidiaries and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(21) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(22) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(24) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

(25) Liens securing Permitted Hedging Transactions and the costs thereof;

(26) Liens securing Indebtedness under Currency Agreements;

(27) Liens with respect to obligations at any one time outstanding that do not exceed $50.0 million;

(28) Liens securing Indebtedness incurred to finance the construction or purchase of assets (excluding MSR Assets) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary); provided that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition or completion of the construction of the property subject to the Lien; provided further that the amount of Indebtedness secured by such Liens does not exceed the purchase price of the assets purchased or constructed with the proceeds of such Indebtedness;

(29) Liens on Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;

(30) Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;

(31) Liens to secure Indebtedness of any Foreign Subsidiary of the Company or any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Foreign Subsidiary or such Restricted Subsidiary that is permitted by the terms of this Indenture to be incurred;

(32) (i) Liens of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection, and (ii) bankers’ Liens, right of setoff and other similar Liens existing solely with respect to property in one or more accounts maintained by the Company or a Subsidiary as customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank customarily so secured;

(33) Liens solely on cash advances or any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement and Liens consisting of an agreement to sell or otherwise dispose of any property permitted under this Indenture;

(34) Liens on Servicing Advances, Residential Mortgage Loans or MSRs and any intangible contract rights and other accounts, documents, records and property directly related to the foregoing assets and any proceeds thereof, in each case that are the subject of an Excess Spread Sale entered into in the ordinary course of business securing obligations under such Excess Spread Sale;

(35) Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Indebtedness;

(36) Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;

(37) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;

(38) Liens (x) incurred in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(39) Liens securing the Notes and the Note Guarantees;

(40) Liens on the Collateral securing Senior Obligations or Pari Passu Obligations, in respect of (x) Indebtedness and other obligations that were permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(a) and (y) obligations of the Company or any Guarantor in respect of any Cash Management Services provided by any agent or lender party to any credit facility permitted to be secured pursuant to clause (x) hereof or any affiliate of such agent or lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreements pursuant to which such Cash Management Services are provided were entered into);

(41) Liens on the Collateral securing Pari Passu Obligations; provided that, with respect to Liens securing Obligations permitted under this clause (41), after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, the aggregate principal amount of Indebtedness so secured does not exceed the greater of (x) $75.0 million and (y) such amount, as would not, on a pro forma basis, after giving effect to the incurrence thereof and application of the proceeds therefrom, cause the Company’s Secured Leverage Ratio to exceed 4.0 to 1.00; and

(42) Liens on the Collateral securing Junior Lien Obligations.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided, that solely as of the date of the incurrence of such MSR Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions of Section 4.09 hereof). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Residual Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries under a Residual Funding Facility; provided that, solely as of the date of the incurrence of such Permitted Residual Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions of Section 4.09 hereof) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase, origination or pooling of any Receivables subject to any Securitization that is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Entity and (ii) solely as of the date of the incurrence of such Permitted Securitization Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions of Section 4.09 hereof).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred under a Servicing Advance Facility; provided, however, that solely as of the date of the incurrence of such Permitted Servicing Advance Facility Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breaches of representations or warranties and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non- Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness under a Servicing Advance Facility which excess shall be entitled to be incurred pursuant to any other provisions of Section 4.09 hereof) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that solely as of the date of the incurrence of such Warehouse Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions of Section 4.09 hereof). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PIK Interest” means, with respect to any Interest Payment Date, the interest paid-in-kind on the Notes in the form of (i) an increase in the outstanding principal amount of the Notes or (ii) the issuance of PIK Notes as of such Interest Payment Date.

“PIK Interest Payment” has the meaning given to such term in Exhibit A hereto.

“PIK Notes” means any and all Definitive or Global Notes, as the context requires, issued in accordance with this Indenture in payment of interest payable on the Notes.

“PIK Notice” has the meaning given to such term in Exhibit A hereto.

“PIK Register” has the meaning given to such term in Section 2.03 hereof.

“Plan of Reorganization” means the Prepackaged Chapter 11 Plan of Reorganization of the Company and Affiliate Co-Plan Proponents, dated November 6, 2017, as approved pursuant to the Confirmation Order, in accordance with Section 1129 of the Bankruptcy Code, as amended, supplemented or otherwise modified from time to time (whether any such further amendment, supplement or other modification is effected through an amendment, supplement or other modification to the Plan of Reorganization itself or through the Confirmation Order) in accordance with the Bankruptcy Code.

“Pledge Agreement” means the Second Lien Pledge Agreement, dated as of the Issue Date, among the Collateral Agent, the Company and each Guarantor, and as otherwise amended, restated, amended and restated, modified or supplemented from time to time.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means Moody’s and S&P.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and MSRs but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and MSRs, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Record Date” for the interest payable on any applicable Interest Payment Date means June 1 or December 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clauses (1), (4), (13), (16), (17), (28) or (30) of the definition of Permitted Indebtedness or incurred pursuant to Section 4.09(b), and in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (or, if issued with original issue discount, the aggregate issue price) (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable tender premiums, as determined in good faith by the Company, defeasance costs, accrued interest and fees and expenses incurred by the Company in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under this Indenture); or

(2) create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a scheduled final maturity earlier than the scheduled final maturity of the Indebtedness being Refinanced; provided that (i) such Indebtedness is incurred either (a) by the Company or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) MSRs, (ii) pools or portfolios of MSRs, or (iii) the Capital Stock of any Person that holds MSRs or pools or portfolios of MSRs, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a Government Sponsored Entity.

“Residential Mortgage Loan” means any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.

“Residential Mortgage Note” means a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Restricted Subsidiary secured by Residual Interests.

“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Company or a Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, any assistant vice president, any trust officer, any assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“RMS Business” means the reverse mortgage business of the Borrower and its Restricted Subsidiaries and the assets and liabilities related thereto including reverse subservicing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property), but including, for purposes of the Secured Leverage Ratio, only Corporate Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, on any date of determination, the ratio of (i) Secured Debt on such date to (ii) Consolidated EBITDA for the Four Quarter Period for which internal financial statements are available ending prior to such date (the “Calculation Date”).

In addition, for purposes of calculating the Secured Leverage Ratio, “Consolidated EBITDA” shall be calculated on a pro forma basis with adjustments, to the extent applicable, as set forth under the definition of “Fixed Charge Coverage Ratio.”

“Secured Parties” has the meaning assigned that term in the respective Security Documents.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer, sale or financing of Servicing Advances, and/or mortgage loans, installment contracts, other loans and any other asset capable of being securitized (collectively, the “Securitization Assets”) by which the Company or any Restricted Subsidiary directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Servicing Advances or mortgage loans to a Securitization Entity or a Government Sponsored Entity (including a Securitization Entity established by such Government Sponsored Entity).

“Securitization Assets” has the meaning specified in the definition of “Securitization.”

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Security Agreement” means the Second Lien Security Agreement, dated as of the Issue Date, among the Collateral Agent, the Company and each Guarantor, and as otherwise amended, restated, amended and restated, modified or supplemented from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, mortgages, deeds of trust, collateral assignment, control agreements and related agreements, as amended, supplemented, restated, amended and restated renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest as contemplated by this Indenture.

“Senior Agent” means, collectively, the agent under the Senior Credit Facilities and the authorized representative of any Additional Senior Debt that becomes subject to a Senior Intercreditor Agreement.

“Senior Credit Facilities” means (1) the Existing Credit Facility, including any replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility so long as in each case Indebtedness incurred thereunder does not constitute Indebtedness that is by its terms subordinated in right of payment and (2) whether or not the credit agreement referred to in clause (1) remains outstanding, if designated by the Company to be included in the definition of “Senior Credit Facilities,” so long as in each case Indebtedness incurred thereunder does not constitute Indebtedness that is by its terms subordinated in right of payment, one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or ex-changeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Senior Documents” means, with respect to any series of Additional Senior Debt, the loan agreements, promissory notes, indentures and all other agreements, instruments and other documents at any time executed or delivered by the Company or any Guarantor or any other person with, to or in favor of the Senior Agent or any other Senior Secured Party in respect of such series in connection therewith or related thereto.

“Senior Intercreditor Agreement” means (i) if the Existing Credit Facility is outstanding on the relevant date of determination, the Initial Intercreditor Agreement or (ii) if the Existing Credit Facility is not outstanding on the relevant date of determination, either (a) an intercreditor agreement substantially in the form of the Initial Intercreditor Agreement, with any changes thereto, provided that the Company shall have determined in good faith that the terms thereof taken as a whole are not materially less favorable to the Holders than those of the Initial Intercreditor Agreement or (b) a Market Intercreditor Agreement providing for Indebtedness to be secured on a senior basis to the Note Obligations and, if any, other Pari Passu Obligations, in each case, as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with this Indenture.

“Senior Obligations” means (i) all Obligations owing pursuant to the Senior Credit Facilities and guarantees thereof and any letter of credit obligations, obligations in respect of Permitted Hedging Transactions in respect of the Senior Credit Facilities, or obligations with respect to Cash Management Services and any other agreement or instrument granting or providing for the perfection of a Lien securing such item in respect thereof and (ii) any Additional Senior Obligations.

“Senior Obligations After-Acquired Property” means any property (other than the initial Collateral) of the Company or any Guarantor that secures any Senior Obligations.

“Senior Secured Parties” means (i) with respect to the Senior Credit Facilities, the Senior Agent, the lenders under the Senior Credit Facilities and the other persons from time to time holding Obligations under the Senior Obligations and (ii) with respect to any series of Additional Senior Debt, the holders of such Additional Senior Debt, the authorized representative with respect thereto, any trustee or agent therefor under any related Senior Document and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Senior Documents and the holders of any other Senior Obligations secured by the Senior Documents for such series of Additional Senior Debt.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Company or any of its Restricted Subsidiaries based on such collateral.

“Servicing Advances” means advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer.

“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Company or any Restricted Subsidiary, as a servicer, under such servicing agreements.

“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.

“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company, as adjusted to exclude (to the extent such assets are reflected on such consolidated balance sheet) (i) Restricted cash and cash equivalents, (ii) the following to the extent they are Securitization Assets (excluding Servicing Advances) (a) Residential Mortgage Loans at amortized cost, net, (b) Residential Mortgage Loans at fair value (for the avoidance of doubt this includes reverse mortgage loans in Ginnie Mae securitization trusts), (c) Receivables, net, (d) Other assets and (e) any other assets not included in clauses (a) through (d) in all cases without duplication.

“Transaction Date” has the meaning specified in the definition of “Fixed Charge Coverage Ratio.”

“Treasury Rate” means, as determined by the Company, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2020; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to December 15, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Trustee” means Wilmington Savings Fund Society, FSB, a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unrestricted Subsidiary” means (i) WIMC Real Estate Investment LLC and 2013 WCO Holdings Corp. and (ii) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to the Company or any Restricted Subsidiary or any of their assets;

(2) except as permitted by Section 4.12 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person, including the Common Stock of the Company and the Convertible Preferred Stock.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Company or a Restricted Subsidiary of the Company of, provide funding to the Company or a Restricted Subsidiary of the Company through the transfer of, loans, mortgage- related securities and other mortgage related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company; provided that such purchase, origination, pooling, funding refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Trusts” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other mortgage-related receivables purchased by, and/or contributed to, such Person from the Company or any Restricted Subsidiary; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from the Company or any other Restricted Subsidiary; or (iii) the carrying of REO Assets related to loans and other mortgage-related receivables purchased by, and/or contributed to, such Person or any Restricted Subsidiary.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.11
“Action”	14.03
“Affiliate Transaction”	4.12
“Authentication Order”	2.02
“Asset Sale Offer”	4.11
“Bankruptcy Court”	Recitals
“Catch-Up Payment”	2.13
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Collateral Net Proceeds”	4.11
“Company”	Preamble
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.11
“incur”	4.09
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Non-Collateral Net Proceeds”	4.11
“Note Register”	2.03
“notice of acceleration”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“pay its Subsidiary Guarantee”	12.03
“Paying Agent”	2.03
“PIK Notes”	2.01
“PIK Register”	2.03
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Reversion Date”	4.19
“Security Document Order”	14.03
“Surviving Entity”	5.01
“Suspended Covenants”	4.19
“Suspension Period”	4.19
“Trustee”	8.05

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “including” means including without limitation;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k) unless the context otherwise requires, all references to any “interest” or to any other amount payable on or with respect to the Notes shall be deemed to refer to Cash Interest or PIK Interest as the context may require.

Section 1.05. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including any Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by any Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06. Intercreditor Agreement. This Indenture is entered into with the benefit and subject to the terms of each Intercreditor Agreement, and the rights and benefits of the Pari Passu Secured Parties hereunder are limited by and subject to the terms of each Intercreditor Agreement including as to collateral priority.

Section 1.07. Guarantees and Collateral. Notwithstanding any provision of this Indenture, the Notes or any Security Document to the contrary, for purposes of any determination relating to the Collateral as to which the Trustee or Collateral Agent is granted discretion hereunder or under any Security Document (including any determination with respect to any waiver or extension or any opportunity to request anything that is permitted or required under this Indenture or any Security Document), so long any Senior Intercreditor Agreement remains in effect, the Trustee and the Collateral Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Senior Representative (as defined in the Initial Intercreditor Agreement (or any equivalent term in any other Senior Intercreditor Agreement)).

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms. (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication.

In connection with the payment of PIK Interest in respect of the Notes in accordance herewith, the Company shall be entitled, without the consent of the Holders, to increase the outstanding principal amount of the Notes issued under this Indenture on the same terms and conditions as the Notes issued on the Issue Date (other than the issuance dates and the date from which interest will accrue). The Notes, including all PIK Interest (whether paid in the form of PIK Notes or by increase to the principal amount of any Note) under this Indenture, shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase. The Notes shall be in minimum denominations of $1,000 and any integral multiple of $1.00 in excess thereof; provided, however, that PIK Notes may be issued in minimum denominations of $1.00 and integral multiples of $1.00.

(b) Global Notes. Global Notes shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, exchanges, redemptions and payments of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to the sum of $250,000,000 plus the principal amount of PIK Notes that may be issued from time to time hereunder.

The terms and provisions contained in the Notes to shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.11 hereof or a Change of Control Offer as provided in Section 4.15 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Section 2.02. Execution and Authentication. At least one Officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee shall, upon receipt of a Company Order to authenticate (an “Authentication Order”) the Initial Notes and any PIK Notes, authenticate and deliver the Initial Notes and any such PIK Notes in an aggregate principal amount equal to the PIK Interest paid by tfor the applicable interest period. Such Authentication Order shall specify the amount of the Notes to be authenticated.

With respect to any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note, the Company shall deliver an Company Order stating the amount of PIK Interest due, directing the Trustee to increase the principal amount of the Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period, and the Trustee shall make such corresponding adjustments to reflect such increase on the books and records of the Registrar. The foregoing notwithstanding, PIK Interest on a Global Note may be paid in the form of PIK Notes should the Applicable Procedures of the Depositary, if any, so require or the Company so elect, in which case PIK Notes in a principal amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period will be issued to the Holders on such record date, pro rata in accordance with their interests, as provided in the Authentication Order from the Company to the Trustee pursuant to this Section 2.02.

With respect to any Interest Payment Date on which the Company pays PIK Interest with respect to a Definitive Note, PIK Notes in a principal amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the aggregate principal amount of such Definitive Notes as of the relevant record date for such Interest Payment Date will be issued to the Holders of such Definitive Notes on such record date or the aggregate principal amount thereof shall be increased by notation in the PIK Register. The Company shall execute and deliver such PIK Notes, along with an Authentication Order, to the Trustee for authentication.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Notwithstanding anything to the contrary herein, no Officer’s Certificate or Opinion of Counsel shall be required to be delivered in connection with the payment of PIK Interest (whether by issuance of PIK Notes, increase of principal balance or notation in the PIK Register).

Section 2.03. Registrar and Paying Agent. The Company shall (a) maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (b) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Registrar will also keep a register of the outstanding principal amount of any

Definitive Notes then authenticated as such amount may be increased from time to time through the payment of PIK Interest (without the issuance of any PIK Note) in accordance herewith (the “PIK Interest Register”). The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06. Transfer and Exchange. (a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary,

(ii) subject to the procedures of the Depositary, the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, or (iv) upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Upon the occurrence of any of the preceding events in clauses (i), (ii), (iii) or (iv), Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clauses (i), (ii), (iii) or (iv). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06.

(b) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED

REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(ii) OID Legend. Each Note issued hereunder that may have more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO DITECH HOLDING CORPORATION, 3000 BAYPORT DRIVE, SUITE 1100, TAMPA, FL 33607, ATTENTION: GENERAL COUNSEL.”

(c) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(d) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.11, 4.15 and 9.05 hereof).

(iii) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption or tendered for repurchase pursuant to a Change of Control Offer or Collateral Asset Sale Offer or Asset Sale Offer in whole or in part, except the portion of any Note being redeemed or repurchased in part that is not redeemed or repurchased.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes under Section 3.02 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not validly withdrawn) for purchase in connection with a Change of Control Offer or Collateral Asset Sale Offer or Asset Sale Offer, in each case in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or purchased in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.

Section 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note. For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount of such Note as the result of payment of PIK Interest, if any.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate controlled by the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company, a Guarantor or any Affiliate [controlled by] the Company or a Guarantor. Sections 316(a) and 315(d)(3) of the Trust Indenture Act are expressly excluded from this Indenture.

Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12. CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP numbers and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and/or ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP number and ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee.

(a) If the Company elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five calendar days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate from the Company setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

(b) Except as otherwise provided in this Indenture or the Notes, any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, in the Company’s discretion the redemption date may be delayed or the redemption may be rescinded in the event any such conditions shall not have been satisfied by the original redemption date.

Section 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee shall select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the Applicable Procedures).

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1.00 in excess thereof. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03. Notice of Redemption. Subject to Section 3.09 hereof, the Company shall mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, with a copy to the Trustee.

The notice shall identify the Notes to be redeemed (including CUSIP number(s)) and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(i) if in connection with a redemption pursuant to Section 3.07(b) hereof, any condition to such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least five calendar days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate of the Company requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.01(b) or Section 3.07(b) hereof). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Section 3.05. Deposit of Redemption or Purchase Price. Prior to noon (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or an Officers’ Certificate of the Company is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption. (a) At any time prior to December 15, 2020, the Company may on any one or more occasions redeem all or a part of the Notes (including any PIK Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount (including in respect of PIK Interest) of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption).

(b) At any time, or from time to time, prior to December 15, 2020, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35.0% of the principal amount (including PIK Notes and PIK Interest) of all Notes issued at a redemption price equal to 109.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption); provided that:

(i) at least 65.0% of the principal amount of all Notes issued under this Indenture remains outstanding immediately after any such redemption; and

(ii) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent.

(c) On or after December 15, 2020, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the cash redemption prices expressed as percentages of principal amount of the Notes to be redeemed set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on December 15, 2020 of the years indicated below, subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption:

Year	Percentage
2020	106.000%
2021	104.000%
2022	102.000%
2023 and thereafter	100.000%

(d) Notwithstanding anything herein to the contrary, if, on each accrual period (as defined in Section 1272(a)(5) of the Code) ending on or after the fifth anniversary of the Issue Date, the aggregate amount of accrued and unpaid original issue discount (as defined in Section 1273(a)(1) of the Code) on the Notes would, but for this Section 3.07, exceed an amount equal to the product of the issue price of the Notes multiplied by the yield to maturity (as defined in Treasury Regulations Section 1.1272-1(b)(1)(i)) of the Notes, the Company shall redeem at each such applicable date, without premium or penalty, the minimum amount of principal plus accrued interest on the Notes necessary to prevent any of the accrued and unpaid interest and original issue discount on the Notes from being disallowed or deferred as a deduction under Section 163(e)(5) of the Code to the Company (any such payment, a “Catch-Up Payment”). No partial prepayment on the Notes pursuant to any other provision of this Indenture (including any payment of Cash Interest) shall alter the obligation of the Company to make prepayments provided for in this Section 3.07(d).

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

(f) In addition to the Company’s rights to redeem Notes pursuant to Section 3.07(a), 3.07(b), 3.07(c) and 3.07(d) hereof, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

Section 3.08. Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offers to Repurchase by Application of Excess Proceeds. (a) In the event that, pursuant to Section 4.11 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Additional Pari Passu Debt, as provided in Section 4.11 hereof. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest, if applicable, shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Additional Pari Passu Debt. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that an Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note which is attached as Exhibit A hereto, completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Purchase Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election, if any, to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Additional Pari Passu Debt surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Company shall select such Additional Pari Passu Debt to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other Additional Pari Passu Debt tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in minimum denominations of $1,000, or integral multiples of $1.00 in excess thereof, shall be purchased);

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; and

(x) any other instructions, as determined by the Company, consistent with this Section 3.09 and Section 4.11 hereof, that a Holder must follow.

(e) On or before the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes and, if required, Additional Pari Passu Debt or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and Additional Pari Passu Debt tendered and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate of the Company stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate of the Company is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum principal amount of $1,000 or an integral multiple of $1.00, in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to noon New York City time on the Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent, money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent, as applicable, by the Company in excess of the amount necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

(h) Other than as specifically provided in this Section 3.09 or Section 4.11 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of noon (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. A portion of the interest payable on the Notes for any period may be paid as PIK Interest to the extent permitted by clause 1(a) of the Notes.

The Company shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Company shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) with respect to PIK Interest to be paid by increasing the outstanding amount of any Notes, an Authentication Order, pursuant to Section 2.02, to increase the outstanding amount of any Notes and (ii) with respect to any PIK Interest to be paid through the issuance of PIK Notes, PIK Notes duly executed by the Company together with an Authentication Order, pursuant to Section 2.02, requesting the authentication of such PIK Notes by the Trustee.

PIK Interest on the Notes will be payable to the extent permitted by this Indenture and the Notes with respect to Notes represented by one or more Global Notes (x) by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and, for Global Notes deposited with the Custodian, making corresponding adjustments to reflect such increase on the books and records of the Registrar, or (y) if so required by the Applicable Procedures of the Depositary, if any, or if the Company so elects, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), in each case as provided in the Authentication Order from the Company to the Trustee pursuant to Section 2.02. PIK Interest on the Notes will be payable to the extent permitted by this Indenture and the Notes with respect to Notes represented by one or more Definitive Notes (x) by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), or (y) by increasing the aggregate principal amount of such Definitive Notes by such amount so rounded through notation in the PIK Interest Register, in each case, as provided in the Authentication Order from the Company to the Trustee pursuant to Section 2.02. In the case of Definitive Notes, if any, Holders shall be entitled to surrender to the Registrar for transfer or exchange Definitive Notes to receive one or more new Definitive Notes reflecting such increase in principal amount in accordance with the terms of this Indenture. Following an increase in the principal amount of the outstanding Global Notes, or any Definitive Notes, as a result of a PIK Interest Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Interest Payment. Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Interest Payment will mature on the same date as the Notes issued on the Issue Date, will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Notes.

Section 4.02. Maintenance of Office or Agency. The Company shall maintain in the United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports and Other Information. (a) So long as any Notes are outstanding and whether or not required by the rules and regulations of the SEC, the Company shall file with the SEC and furnish to the Holders of Notes, or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s delivery obligation.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants, and each Form 10-Q and 10-K will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries.

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in clauses (a) and (b) of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in clauses (a) and (b) of this Section 4.03 on a website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If, at any time, the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then any “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or other comparable section, shall provide an analysis and discussion of the material differences with respect to the financial condition and results of operations of the Company and its Restricted Subsidiaries as compared to the Company and its Subsidiaries (including such Unrestricted Subsidiaries); provided, however, that no such disclosure will be required unless the Unrestricted Subsidiaries would, individually or in the aggregate, constitute a Significant Subsidiary.

(e) [Reserved].

(f) Notwithstanding anything to the contrary in this Indenture, the Company shall not be deemed to have failed to comply with any of its obligations described under clause (iii) of Section 6.01 until 120 days after the date on which any report hereunder is due.

(g) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04. Compliance Certificate. (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer of the Company and each such Guarantor, stating that a review of the activities of (i) the Company and its Restricted Subsidiaries, in the case of a certificate from the Company, or (ii) such Guarantor and its Restricted Subsidiaries, in the case of a certificate from each such Guarantor, during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and its Restricted Subsidiaries or such Guarantor and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company and its Restricted Subsidiaries or such Guarantor and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and its Restricted Subsidiaries or such Guarantor and its Restricted Subsidiaries are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary of the Company gives any notice or takes any other action with respect to a claimed Default, the Company shall, within five Business Days after becoming aware of such Default, deliver written notice to the Trustee specifying such event and what action the Company proposes to take with respect thereto.

Section 4.05. Taxes. The Company shall pay, and shall cause its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on, or in respect of, any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company) held by Persons other than the Company or its Restricted Subsidiaries;

(iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company, or any such payment on Indebtedness due within one year of the date of purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement) of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the Notes; or

(iv) make any Restricted Investment

if at the time of such action (each such payment and other actions set forth in clauses (i) through (iv) of this Section 4.07(a) being collectively referred to as, a “Restricted Payment”), or immediately after giving effect thereto:

(A) a Default or an Event of Default shall have occurred and be continuing; or

(B) immediately after giving effect thereto on a pro forma basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b); or

(C) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(1) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter of the Company prior to which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus

(2) 100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person after the Issue Date including:

(x) any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock and Excluded Contributions);

(y) the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus

(3) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (y) the initial amount of such Restricted Investment; plus

(4) to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary of the Company after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date.

(b) Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under this Indenture;

(ii) the making of any Restricted Payment, either (A) in exchange for, or upon conversion into, shares of Qualified Capital Stock of the Company, (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, or (C) through the application of a substantially concurrent cash capital contribution received by the Company from its shareholders (which sale for cash of Qualified Capital Stock or capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (C)(2) of Section 4.07(a) hereof);

(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of the Company) that is unsecured or contractually subordinated to the Notes or to any Note Guarantee by exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iv) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $10.0 million in any calendar year; plus (A) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of the Company or any Restricted Subsidiary of the Company (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (iv)(A) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (C)(2) of Section 4.07(a) hereof) and (B) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that amounts available pursuant to this clause (iv) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period and provided, further, that the cancellation of Indebtedness owing to the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(v) (A) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities and (B) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent necessary to pay applicable withholding taxes;

(vi) any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(vii) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(b) hereof;

(viii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(ix) any repricing or issuance of employee stock options or other awards or the adoption of bonus arrangements, in each case in connection with the issuance of the Notes, and payments pursuant to such arrangements;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) Restricted Payments made with Net Proceeds from Asset Sales remaining after application thereof as required by Section 4.11 hereof (including after the making by the Company of any Asset Sale Offer required to be made by the Company pursuant to such covenant and the purchase of all Notes tendered therein);

(xii) upon occurrence of a Change of Control or Asset Sale and within 60 days after the completion of the Change of Control Offer or Asset Sale Offer pursuant to Section 4.15 or Section 4.11 hereof, as applicable (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101.0% (in the case of a Change of Control) or 100.0% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, thereon; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Restricted Subsidiary of the Company;

(xiii) Restricted Payments in an amount not to exceed $40.0 million;

(xiv) so long as no Default or Event of Default then exists or would result therefrom, the payment of dividends on the Company’s Common Stock pursuant to this clause (xiv) in an amount that does not exceed the greater of (x) $15.0 million or (y) 4.2% of Consolidated Net Income in any fiscal year of the Company; provided that any unused portion of this basket may be utilized in any succeeding fiscal year of the Company; and

(xv) the making of any Restricted Payment on or after the Issue Date pursuant to the Plan of Reorganization, the Confirmation Order or any documents, instruments or agreements contemplated thereby.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of Section 4.07(a) hereof, amounts expended pursuant to clauses (i), (iv), (vii), (xiii) and (xiv) of this Section 4.07(b) shall be included in such calculation.

For purposes of determining compliance with this Section 4.07, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described in Section 4.07(b) and/or one or more exceptions contained in the definition of “Permitted Investments,” the Company may classify such Investment or Restricted Payment in any manner that complies with this Section 4.07 and may later reclassify any such Investment or Restricted Payment in any manner that complies with this Section 4.07 so long as this Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exceptions as of the date of such reclassification. For the avoidance of doubt, any increase to the Liquidation Preference (as defined in the Convertible Preferred Stock) shall not, of itself, be a Restricted Payment for purposes hereof.

Section 4.08. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or

(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company.

(b) Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order;

(ii) this Indenture, the Notes, the Note Guarantees, each Intercreditor Agreement and the Security Documents;

(iii) customary non-assignment provisions of any contract, lease or license of any Restricted Subsidiary of the Company;

(iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(v) the Existing Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Facilities (under the relevant circumstances) and will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Board of Directors of the Company);

(vi) agreements or instruments existing on the Issue Date, including the Existing Credit Facility, to the extent and in the manner such agreements or instruments are in effect on the Issue Date;

(vii) restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

(viii) provisions in agreements evidencing Permitted Funding Indebtedness that impose restrictions on the collateral securing such Indebtedness, provide for financial covenants, limitation on affiliate transactions, the transfer of all or substantially all assets, other fundamental changes or other customary limitations which, in each case as determined in good faith by the Company, are customary or will not materially affect the ability of the Company to pay the principal, interest and premium on the Notes;

(ix) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(x) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(xi) any agreement or instrument governing Capital Stock of any Person that is acquired;

(xii) the requirements of any Securitization, Warehouse Facility or MSR Facility that are exclusively applicable to any Securitization Entity, Warehouse Facility Trust, MSR Facility Trust or special purpose Subsidiary of the Company formed in connection therewith;

(xiii) customary provisions in joint venture and other similar agreements relating solely to such joint venture;

(xiv) customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(xv) restrictions on cash or other deposits or net worth imposed by customers or other counterparties of the Company and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

(xvi) other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof; provided that the restrictions will not materially affect the ability of the Company to pay the principal, interest and premium, if any, on the Notes, as determined in good faith by the Company;

(xvii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.08(a); and

(xviii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (iv) and (vi) through (xv) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.

(b) Notwithstanding Section 4.09(a) hereof, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Restricted Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof, the Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1.0.

Section 4.10. Limitation on Certain Subordinated Indebtedness. The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Obligations and senior in right of payment to the Notes. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any Senior Obligations of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee.

Section 4.11. Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale, unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) except in the case of an Asset Swap, at least 75.0% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion;

(C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $80.0 million and (y) 1.3% of Total Assets, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(D) any stock or assets of the kind referred to in clauses (iv) and (v) of Section 4.11(c).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:

(i) to prepay or repay Indebtedness constituting Senior Obligations and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(ii) to prepay or repay Pari Passu Debt permitted to be incurred pursuant to this Indenture, and, in the case of Additional Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; provided that the Company contemporaneously redeems, repurchases or repays a ratable principal amount of Notes or makes an offer to all holders of Notes to purchase a ratable amount of Notes pursuant to and subject to the conditions applicable to Asset Sale Offers described below;

(iii) to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Additional Pari Passu Debt) to purchase Notes (and such other Additional Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;

(iv) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(v) to acquire other assets (including, without limitation, MSRs and Securitization Assets) that are used or useful in a Permitted Business or capital expenditures,

provided that, in the case of clauses (iv) and (v) above, a binding commitment shall be treated as a permitted application of the Collateral Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Collateral Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested within 365 days (as extended by any Acceptable Commitment) as provided in Section 4.11(b) or (c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, the Company shall make an offer to all Holders of Notes and all holders of Additional Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Additional Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Additional Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Additional Pari Passu Debt) plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Additional Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Additional Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee shall select the Notes to be repurchased by lot, pro rata, or such other method as the Trustee deems fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.12. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), involving aggregate payment of consideration in excess of $5.0 million other than:

(i) Affiliate Transactions permitted pursuant to Section 4.12(c) ; and

(ii) Affiliate Transactions on terms that, in the good faith judgment of the Company or the applicable Restricted Subsidiary, are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

(b) All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the provisions of Section 4.12(a).

(c) The restrictions set forth in Sections 4.12(a) and 4.12(b) hereof shall not apply to:

(i) any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Capital Stock) to directors, employees and consultants pursuant to stock option or stock ownership plans;

(ii) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;

(iii) transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;

(iv) transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

(v) any agreement or arrangement as in effect as of the Issue Date or any amendment thereto or any transactions or payments contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Board of Directors of the Company in good faith);

(vi) an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Company or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger;

(vii) Restricted Payments or Permitted Investments (other than pursuant to clause (1) or (3) thereunder) permitted by this Indenture;

(viii) sales of Qualified Capital Stock and capital contributions to the Company from Affiliates;

(ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement, this Indenture, the Convertible Preferred Stock or other agreement or instrument entered into in connection with the Plan of Reorganization to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Holders of the Notes in any material respect (as determined by the Board of Directors of the Company in good faith);

(x) transactions in which the Company or any Restricted Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Restricted Subsidiary as approved in good faith by the Board of Directors of the Company;

(xi) (A) the provision of mortgage servicing and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by this Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith), and (B) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) payments or loans (or cancellation of loans) to employees or consultants of the Company or any Restricted Subsidiary of the Company;

(xiii) Co-Investment Transactions as approved by the Board of Directors of the Company; and

(xiv) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Securitization.

Section 4.13. Limitation on Liens. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or its Restricted Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries unless:

(a) in the case of Liens securing Indebtedness of the Company or its Restricted Subsidiaries that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Notes are equally and ratably secured except for:

(i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Notes and the Note Guarantees;

(iii) Liens securing Non-Recourse Indebtedness;

(iv) (A) Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (1) the assets originated, acquired or funded with the proceeds of such Indebtedness, assets that consist of Servicing Advances, MSRs, loans, mortgage related securities and other mortgage related receivables, REO Assets, Residual Assets and other similar assets subject to and pledged to secure such Indebtedness, and (2) any intangible contract rights and other accounts, documents, records and other assets directly related to the assets set forth in the preceding clause (1) of this clause (iv) and any proceeds thereof, and

(B) Liens in any cash collateral or restricted accounts securing Permitted Funding Indebtedness;

(v) Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens (A) are, when taken as a whole, not materially less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced, and (B) do not extend to or cover any property or assets of the Company or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); and

(vi) Permitted Liens.

(c) Any Lien created for the benefit of Holders pursuant to this Section 4.13 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in Section 4.13(a) or Section 4.13(b) hereof.

Section 4.14. Conduct of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.15. Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption).

(b) Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(ii) the purchase price (the “Change of Control Payment”);

(iii) the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(iv) that any Note not tendered or accepted for payment will remain outstanding and continue to accrue interest;

(v) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase,” which is attached to the form of Note attached as Exhibit A hereto, on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(viii) any other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.

(c) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) an unconditional notice of redemption as to all outstanding Notes has been given pursuant to Sections 3.07(a) and 3.07(c) hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control conditioned upon such Change of Control if at the time of making of the Change of Control Offer a definitive agreement is in place with respect to such Change of Control.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Section 4.16. Additional Note Guarantees. If any Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary becomes a guarantor or borrower with respect to any obligations under the Existing Credit Facility after the Issue Date, then such Wholly- Owned Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture, the form of which is attached as Exhibit B hereto, within 30 days of the date on which it became a guarantor with respect to the Existing Credit Facility. Each Person that becomes a Guarantor after the Issue Date shall comply with the Collateral Requirements.

Section 4.17. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

(a) the Company or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.09 hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.13 hereof;

(b) the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.11 hereof.

Section 4.18. Designation of Unrestricted and Restricted Subsidiaries. (a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would occur and be continuing following such designation.

Section 4.19. Covenant Suspension. During any period of time that the Notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.11, 4.12, 4.14, 4.16, 4.20, 4.21 and 5.01(a)(B) hereof (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time (the “Suspension Period”) as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes are not rated Investment Grade (the “Reversion Date”), then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the Reversion Date, calculations with respect to Restricted Payments will be made in accordance with the terms of Section 4.07 as though such covenant had been in effect prior to, but not during, the Suspension Period and all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of the definition of Permitted Indebtedness.

Section 4.20. After-Acquired Collateral

(a) From and after the Issue Date, upon the acquisition by the Company or any Guarantor of any Senior Obligations After-Acquired Property, the Company or such Guarantor shall, subject to the provisions of the Security Documents, execute and deliver security agreements, pledge agreements, Mortgages, deeds of trust, collateral assignments, security instruments and financing statements as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest, subject to Permitted Liens, in such Senior Obligations After-Acquired Property and to have such Senior Obligations After-Acquired Property added to the Collateral substantially concurrently with the delivery thereof to the Senior Agent, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such Senior Obligations After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such Senior Obligations After-Acquired Property requires the consent of a third party, the Company shall use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Collateral Agent on behalf of the Holders and the Trustee; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of such commercially reasonable efforts, the Company or such Guarantor, as the case may be, will not be required to provide such security interest.

(b) From and after the Issue Date, if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Pari Passu Obligations other than the Securities on a second-priority basis (subject to Permitted Liens), it shall concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the Securities and the other Obligations under this Indenture.

Section 4.21. Impairment of Security Interest. Neither the Company nor any Guarantor shall be permitted to take any action, or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Secured Parties except as expressly set forth in, or permitted by, this Indenture, any Security Document and/or any Intercreditor Agreement. For the avoidance of doubt, the granting of Permitted Liens with respect to the Collateral (including any release and substantially contemporaneous re-grant of any such Permitted Liens, which shall not be restricted by any provision of this Indenture) and the consummation of any sale or other disposition of any assets (including any Asset Sale), in each case, in accordance with this Indenture shall not be deemed to impair such security interests. Any release of collateral in accordance with Section 14.05 of this Indenture will not be deemed to impair the security under the Indenture in contravention of the provisions hereof, and any appraiser or other expert may rely on such provision in delivering a certificate requesting release.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets. (a) The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries net of any associated non-recourse or secured obligations), whether as an entirety or substantially as an entirety, to any Person unless:

(A) either:

(1) the Company shall be the surviving or continuing entity; or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and

(ii) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and any Security Documents on the part of the Company to be performed or observed;

(B) immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01(a) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (a) be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b) hereof, or (b) the Company shall have a pro forma Fixed Charge Coverage Ratio that would not be less than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(C) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01(a) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(D) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b) For purposes of Section 5.01(a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) Notwithstanding the foregoing, Section 5.01(a) shall not apply to:

(i) a merger of the Company with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction;

(ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or

(iii) any Required Asset Sale that complies with Section 4.11 hereof.

Section 5.02. Surviving Entity Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing entity, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Notes and the Security Documents with the same effect as if such Surviving Entity had been named as such.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(iii) a default in the observance or performance of any other covenant or agreement contained in this Indenture and such default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25.0% of the then outstanding principal amount of all Notes issued under this Indenture;

(iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $75.0 million or more at any time; provided that in connection with any series of convertible or exchangeable securities (A) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (B) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (C) the rights of holders of such securities to require any repurchase by the Company of such securities in cash shall not, in itself, constitute an Event of Default under this clause (iv);

(v) one or more judgments in an aggregate amount in excess of $75.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non- appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing);

(vi) the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary or any such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any such Restricted Subsidiary or any such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(viii) the Note Guarantee of any Significant Subsidiary of the Company shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Company, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture; or

(ix) (A) the Liens created by the Security Documents securing the Note or Guarantees thereof shall at any time not constitute perfected Liens on any portion of the Collateral having a Fair Market Value in excess of $10.0 million (net of any amounts which are covered indemnities or by insurance policies issued by creditworthy entities), intended to be covered thereby (to the extent perfection is required by the Indenture or such Security Documents) other than in accordance with the terms of such relevant Security Document and the Indenture and other than the satisfaction in full of all Obligations under the Indenture or release or amendment of any such Lien in accordance with the terms of the Indenture or such Security Documents, if such default continues for 10 days after the Company has actual knowledge thereof, or (B) the enforceability thereof shall be contested by the Company or any Guarantor; or

(x) the failure of the Company or any Guarantor to comply for 60 days after receipt of written notice with its other agreements contained in the Security Documents, except for a failure that would not be material to the whole of the Notes and without materially affecting the value of the Collateral taken as a whole.

Section 6.02. Acceleration. (a) If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) of Section 6.01 hereof with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes issued under this Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the Notes shall become immediately due and payable.

(b) If an Event of Default specified in clause (vi) or (vii) of Section 6.01 hereof with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Notes issued under this Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a) or 6.02(b) hereof, the Holders of a majority in principal amount of all outstanding Notes issued under this Indenture may rescind and cancel such acceleration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such acceleration, has been paid;

(iv) if the Company has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03. Other Remedies. (a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, interest on any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall affect any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.06. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.07. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.08. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.09. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.10. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.11. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as members in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.13. Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture or any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery or judgment, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, shall be for the ratable benefit of each and every Holder of a Note in respect of which such judgment has been recovered.

Section 6.14. Limitation on Suits. Subject to Section 6.06 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b) Holders of at least 25.0% of the then outstanding principal amount of all Notes issued under this Indenture have requested the Trustee to pursue the remedy;

(c) Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder.

Section 6.15. Priorities. If the Trustee, the Collateral Agent or any agent collects any money or property pursuant to this Article 6, subject to the terms of and the relative priorities and related rights set forth in each applicable Intercreditor Agreement, it shall pay out the money in the following order:

(a) FIRST, to the Trustee, the Collateral Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b) SECOND, to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) THIRD, to the Company or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.15.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity satisfactory to it or security against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee. (a) The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate of the Company or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including, for the avoidance of doubt, the Collateral Agent), custodian and other Person employed to act hereunder.

(j) [Reserved].

(k) The Trustee may request that the Company and any Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03. Individual Rights of Trustee. Subject to the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06. Reports by Trustee to Holders of the Notes. Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents (including for the avoidance of doubt, the Collateral Agent) and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any third-party claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

Notwithstanding the provisions of Section 4.13 hereof, to secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee from the Company or any Guarantor, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vi) or (vii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof or Section 310 of the Trust Indenture Act;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11. Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments under Article 2 and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 hereof and Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and any Note Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(iv), 6.01(v), 6.01(vi) (solely with respect to the Company’s Restricted Subsidiaries), 6.01(vii) (solely with respect to the Company’s Restricted Subsidiaries) and 6.01(viii), 6.01(ix) and 6.01(x) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) (and the incurrence of Liens associated with any such borrowings));

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of this Section 8.04 with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or

(y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time, upon the written request of the Company, any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company. Subject to any abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, and interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, and interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, and interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, the Company, the Guarantors (with respect to a Note Guarantee or this Indenture), the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture and any Note Guarantee or Notes, the Security Documents or any Intercreditor Agreement without the consent of any Holder to:

(a) cure any mistakes, ambiguities, defects or inconsistencies;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company or such Guarantor and the release of the Company or such Guarantor, in each case pursuant to Article 5 hereof or Article 11 hereof, as applicable;

(d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of the Notes or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(e) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(f) provide for the issuance of PIK Notes in accordance with the limitations set forth in this Indenture;

(g) allow any Guarantor to execute a supplemental indenture and/or a guarantee with respect to the Notes or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(h) secure the Notes;

(i) [RESERVED];

(j) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof; or

(k) to add additional assets as Collateral, to release Collateral from the Lien pursuant to this Indenture, the Security Documents and each applicable Intercreditor Agreement when permitted or required by this Indenture, the Security Documents or such Intercreditor Agreement and to modify the Security Documents and/or each Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Senior Obligations, Pari Passu Obligations or other permitted obligations, as applicable under the Initial Intercreditor Agreement pursuant to the terms of this Indenture.

In addition, without the consent of any Noteholder, the Trustee (and/or Collateral Agent, if applicable) and the Company and the Guarantors will be authorized to (and the Trustee and/or Collateral agent, as applicable, shall) (x) amend, amend and restate, supplement or, if reasonably necessary, replace the Security Documents and/or enter into new Security Documents and (y) amend, amend and restate, supplement or enter into one or more new Intercreditor Agreements, (1) to add additional secured parties holding, and to secure any, other Obligations permitted by this Indenture to be incurred and secured by the Collateral, and having the relative Lien priorities, if any, to be set forth herein and/or (2) to add parties (including collateral agents, administrative and other agents, trustees and lenders) to the Security Documents in respect of the incurrence of Obligations secured by Permitted Liens described in clauses (39), (40), (41) or (42) of the definition thereof.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate of the Company shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto.

Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents and each Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.06 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, and interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents and any Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors, if applicable, in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(c) reduce the principal of or change or have the effect of changing the fixed final maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(d) make any Notes payable in money other than that stated in the Notes;

(e) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes issued under this Indenture to waive Defaults or Events of Default provided that if holders representing at least 66 2/3% in principal amount of the Notes agree to release (i) all or substantially all of the Collateral from the Liens securing the Notes and Note Guarantees in accordance with this Indenture and/or (ii) all or substantially all of the Note Guarantees, no Holder may allege the Company to be in violation of this provision;

(f) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(g) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;

(h) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders; or

(i) make any change in the provisions in any Intercreditor Agreement, the Security Documents or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes.

Additionally, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding, no such amendment, waiver or modification will release all or substantially all of the Collateral from the Liens securing the Notes and Note Guarantees.

Section 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

The Company may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee (and the Collateral Agent, if a party to such amendment, supplement or waiver) shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 15.04 hereof, an Officers’ Certificate of the Company and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate of the Company shall be required for the Trustee to execute and deliver a supplemental indenture to this Indenture adding a new Guarantor, the form of which is attached as Exhibit B hereto.

ARTICLE 10

SUBORDINATION

Section 10.01. Agreement To Subordinate. The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 10, the Note Obligations are hereby expressly made subordinate and postponed to and subject in right of payment as provided in this Article 10 to the prior payment in full in cash or Cash Equivalents of all Senior Obligations. The Notes shall in all respects rank pari passu with all other obligations of the Company that are not expressly subordinated to the Notes, including any Pari Passu Obligations of the Company and senior to all existing and future Indebtedness of the Company that is expressly subordinated in right of payment to the Notes by written agreement to that effect (including any Junior Lien Obligations that are also subordinated in right of payment to the Obligations), and only Senior Obligations shall rank senior in right of payment to the Notes in accordance with the provisions set forth herein. All provisions of this Article 10 shall be subject to Section 10.10.

This Article 10 shall constitute a continuing offer to all Persons who, in reliance upon Article 10, become holders of, or continue to hold, Senior Obligations, and such provisions are made for the benefit of the holders of Senior Obligations, and such holders are made obligee hereunder and they or each of them may enforce such provisions.

Section 10.02. Liquidation, Dissolution, Bankruptcy. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, whether voluntary or involuntary from any source, (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, then and in any such event:

(i) the holders of Senior Obligations shall receive payment in full in cash or Cash Equivalents of all amounts due on or in respect of all Senior Obligations, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Obligations, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character from any source on account of the Note Obligations or on account of the purchase or redemption or other acquisition of Notes; and

(ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities, including by way of set-off or enforcement of any guarantee or otherwise, which the Trustee or the Holders would be entitled to receive but for the provisions of this Article 10 shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Obligations or their authorized representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Obligations may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Obligations held or represented by each, to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Obligations of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor to the satisfaction of the holders of the Senior Obligations, to or for the holders of such Senior Obligations; and

(iii) any taxes that have been withheld or deducted from any payment or distribution in respect of the Notes, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that a Holder or the Trustee is entitled to receive for the purposes of Section 10.02(ii).

(b) The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance, transfer, lease or other disposal of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 5 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section if the Person formed by such consolidation or into which the Company is merged or the Person which acquires such assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer, lease or disposal, comply with the conditions set forth in Article 5.

Section 10.03. Default on Senior Indebtedness

(a) Unless Section 10.02 shall be applicable, upon (i) the occurrence of a Payment Default and (ii) receipt by the Trustee from the Company or a holder of Senior Obligations of written notice of such occurrence, no payment (other than any payments made pursuant to the provisions contained in Section 8.05 or Section 13.01 from monies previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities, shall be made by the Company including by way of set-off or enforcement of any guarantee or otherwise, on account of the Note Obligations or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes unless and until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Senior Obligations shall have been discharged or paid in full in cash or Cash Equivalents, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

(b) In the event that, notwithstanding the foregoing provisions of this Section, the Company shall make any payment to the Trustee (which is not paid over to Holders of Notes) prohibited by the foregoing provisions of this Section, then and in such event such payment shall be paid over to the authorized representatives of the Senior Obligations, to be held in trust for distribution to the holders of Senior Obligations or, to the extent amounts are not then due in respect of Senior Obligations, promptly returned to the Company, or otherwise as a court of competent jurisdiction shall direct. The Trustee shall not be liable for any interest on any money received by it.

Section 10.04. Payment Permitted. Nothing contained in this Article 10 or elsewhere in this Indenture or in any of the Notes shall prevent the Company, at any time except during the pendency of any event referred to in clause (a), (b) or (c) of Section 10.02 or under the conditions described in Section 10.03, from making payments at any time of principal of (and premium, if any) or interest on the Notes.

Section 10.05. Subrogation. After all Senior Obligations are paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated and postponed to Senior Obligations to the same extent as the Notes are subordinated and postponed and which is entitled to like rights of subrogation) to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations. A distribution made under this Article 10 to holders of Senior Obligations that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Obligations.

Section 10.06. Relative Rights. This Article 10 defines the relative rights of Holders and holders of Senior Obligations. Nothing in this Indenture shall:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(b) affect the relative rights against the Company of Holders and creditors of the Company other than the holders of Senior Obligations; or

(c) except as set forth in Section 6.02, prevent the Trustee or any Holder from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Obligations to receive distributions otherwise payable to Holders.

Section 10.07. Subordination May Not Be Impaired by Company.

(a) No right of any holder of Senior Obligations to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

(b) Without in any way limiting the generality of subsection (a) of this Section 10.06, the holders of Senior Obligations may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article 10 or the obligations hereunder of the Holders of the Notes to the holders of Senior Obligations, do any one or more of the following:

(i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the terms of Senior Obligations or the terms of any instrument evidencing the same or any agreement under which Senior Obligations is outstanding (including any increase in the aggregate principal amount of any indebtedness thereunder, it being understood that any such additional indebtedness shall not constitute Senior Obligations to the extent Incurred in violation of Section 4.09 of this Indenture);

(ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations;

(iii) release any Person liable in any manner for the collection of Senior Obligations; and

(iv) exercise or refrain from exercising any rights against the Company and/or any other Person.

(c) If the Trustee on behalf of the Holders or any Holders should fail to file a proof of claim in any bankruptcy, insolvency, receivership or similar proceeding relating to the Company at least 30 days before the expiration of the time to file such claim or claims, each holder of Senior Obligations (or its representative) is hereby authorized to file an appropriate claim for and on behalf of all or any of the Holders.

Section 10.08. Rights of Trustee and Paying Agent. Notwithstanding Section 10.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than one Business Day prior to the date of such payment, a Trust Officer receives notice satisfactory to it that payments may not be made under this Article 10. The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Obligations may give the notice; provided, however, that, if an issue of Senior Obligations has a Representative, only the Representative may give the notice.

Subject to the provisions of the TIA, the Trustee in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 10 with respect to any Senior Obligations that may at any time be held by it, to the same extent as any other holder of such Senior Obligations; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 10.09. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to their representative (if any).

Section 10.10. Article 10 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 10 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

Section 10.11. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money held in trust under Article 8 by the Trustee and which were deposited in accordance with the terms of Article 8 and not in violation of Section 10.03 for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Obligations or subject to the restrictions set forth in this Article 10, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Obligations or any other creditor of the Company.

Section 10.12. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 10, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the holders of Senior Obligations for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Obligations and other Obligations of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

Section 10.13. Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Obligations as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 10.14. Trustee Not Fiduciary for Holders of Senior Obligations. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Obligations and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Obligations shall be entitled by virtue of this Article 10 or otherwise.

Section 10.15. Reliance by Holders of Senior Obligations Upon Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations, whether such Senior Obligations was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such holder of such Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations.

ARTICLE 11

NOTE GUARANTEES

Section 11.01. Note Guarantee. Subject to this Article 11 and Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee or Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent it may lawfully do so) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged except by full payment or complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 11.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of each Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of each Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a secured obligation of such Guarantor, subject to the terms of each Intercreditor Agreement and Article 12 hereof.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 11.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or fraudulent conveyance laws to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 11.03. Execution and Delivery. To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture (or any supplemental indenture attached hereto as Exhibit B) shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture (or any supplemental indenture attached hereto as Exhibit B) no longer holds that office at the time the Trustee authenticates the Note, such Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.16 hereof, the Company shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.15(e) hereof and this Article 11, to the extent applicable.

Section 11.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 11.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 11.06. Merge, Consolidation or Sale of All or Substantially All Assets. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(a) except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing;

(b) either:

(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guarantor) assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture; or

(ii) the Net Proceeds of such sale or other disposition are either (A) applied in accordance with the applicable provisions of this Indenture or (B) not required to be applied in accordance with any provision of this Indenture; and

(c) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, disposition, consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

Section 11.07. Release of Note Guarantees. A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Note Guarantee (other than deliver of the Officers’ Certificate referred to in this Section 11.07), in the following circumstances:

(a) in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.11 hereof;

(b) in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.11 hereof;

(c) if the Company designates that any Restricted Subsidiary of the Company that is a Guarantor to be an Unrestricted Subsidiary of the Company in accordance with Section 4.18 hereof;

(d) if such Guarantor is released from its obligations under the Existing Credit Facility and released from its guarantee of all other Indebtedness of the Company and the Guarantors (except if such release is pursuant to, or as a result of, a complete payment under such other obligation); or

(e) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture by the Company pursuant to Article 13 hereof.

In connection with any such release, the Company shall deliver to the Trustee an Officers’ Certificate of such Guarantor confirming the effective date of such release and stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 12

SUBORDINATION OF GUARANTEES

Section 12.01. Agreement to Subordinate. Each Guarantor covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 12, the Note Guarantees are hereby expressly made subordinate and postponed to and subject in right of payment as provided in this Article 12 to the prior payment in full in cash or Cash Equivalents of all Senior Obligations of such Guarantors. The Note Guarantees shall in all respects rank pari passu with all other obligations of the Guarantors that are not expressly subordinated to the Note Guarantees, including any Pari Passu Obligations of the Guarantors and senior to all existing and future Indebtedness of the Guarantors that is expressly subordinated in right of payment to the Guarantees by written agreement to that effect (including any Junior Lien Obligations of such Guarantors that are also subordinated in right of payment to the Note Guarantees), and only Senior Obligations of such Guarantors shall rank senior in right of payment to the Note Guarantees in accordance with the provisions set forth herein. All provisions of this Article 12 shall be subject to Section 12.10.

This Article 12 shall constitute a continuing offer to all Persons who, in reliance upon such Article, become holders of, or continue to hold, Senior Obligations of the Guarantors, and such provisions are made for the benefit of the holders of Senior Obligations of the Guarantors, and such holders are made obligee hereunder and they or each of them may enforce such provisions.

Section 12.02. Liquidation, Dissolution, Bankruptcy. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any Guarantor or to its assets, whether voluntary or involuntary from any source, (b) any liquidation, dissolution or other winding-up of any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of any Guarantor, then and in any such event:

(i) the holders of Senior Obligations of such Guarantor shall receive payment in full in cash or Cash Equivalents of all amounts due on or in respect of all Senior Obligations of such Guarantor, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Obligations of such Guarantor, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character from any source on account of the Note Guarantees or on account of the purchase or redemption or other acquisition of Notes; and

(ii) any payment or distribution of assets of any Guarantor of any kind or character from any source, whether in cash, property or securities, including by way of set-off or enforcement of any guarantee or otherwise, which the Trustee or the Holders would be entitled to receive but for the provisions of this Article shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Obligations of such Guarantor or their authorized representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Obligations may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Obligations held or represented by each, to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Obligations of such Guarantor remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor to the satisfaction of the holders of such Senior Obligations, to or for the holders of such Senior Obligations; and

(iii) any taxes that have been withheld or deducted from any payment or distribution in respect of any Note Guarantees, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that a Holder or the Trustee is entitled to receive for the purposes of Section 12.02(ii).

The consolidation of any Guarantor with, or the merger of any Guarantor into, another Person or the liquidation or dissolution of any Guarantor following the conveyance, transfer, lease or other disposal of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 5 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of such Guarantor for the purposes of this Section 12 if the Person formed by such consolidation or into which such Guarantor is merged or the Person which acquires such assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer, lease or disposal, comply with the conditions set forth in Article 5.

Section 12.03. Default on Senior Indebtedness of a Guarantor.

(a) No Guarantor may make any payment pursuant to its Note Guarantee (collectively, “pay its Subsidiary Guarantee”) if (i) any principal, premium, if any, interest or other amount payable in respect of any Senior Obligations of such Guarantor is not paid within any applicable grace period (including at Maturity) or (ii) any other default on Senior Obligations of such Guarantor occurs and the maturity of such Senior Obligations is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Senior Obligations have been paid in full in cash or Cash Equivalents; provided, however, that any Guarantor may pay its Subsidiary Guarantee without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representative of the holders of such issue of Senior Obligations of such Guarantor.

(b) In the event that, notwithstanding the foregoing provisions of this Section, any Guarantor shall make any payment to the Trustee (which is not paid over to Holders of Notes) prohibited by the foregoing provisions of this Section, then and in such event such payment shall be paid over to the authorized representatives of the Senior Obligations, to be held in trust for distribution to the holders of Senior Obligations or, to the extent amounts are not then due in respect of Senior Obligations, promptly returned to such Guarantor, or otherwise as a court of competent jurisdiction shall direct. The Trustee shall not be liable for any interest on any money received by it.

Section 12.04. Subrogation. After all Senior Obligations of a Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with the holders of all indebtedness of such Guarantor which by its express terms is subordinated and postponed to Senior Obligations of such Guarantor to the same extent as the Notes are subordinated and postponed and which is entitled to like rights of subrogation) to the rights of holders of Senior Obligations of such Guarantor to receive distributions applicable to such Senior Obligations. A distribution made under this Article 12 to holders of Senior Obligations of such Guarantor that otherwise would have been made to Holders is not, as between such Guarantor and Holders, a payment by such Guarantor on such Senior Obligations.

Section 12.05. Relative Rights. This Article 12 defines the relative rights of Holders and holders of Senior Obligations of a Guarantor. Nothing in this Indenture shall:

(a) impair, as between a Guarantor and Holders, the obligation of such Guarantor, which is absolute and unconditional, to pay the Note Guarantee as set forth in 12; or

(b) affect the relative rights against a Guarantor of Holders and creditors of a Guarantor other than the holders of Senior Obligations of a Guarantor; or

(c) except as set forth in Section 6.02, prevent the Trustee or any Holder from exercising its available remedies upon a default by such Guarantor of the Note Guarantee, subject to the rights of holders of Senior Obligations of such Guarantor to receive distributions otherwise payable to Holders.

Section 12.06. Subordination May Not Be Impaired by Guarantor.

(a) No right of any holder of Senior Obligations of any Guarantor to enforce the subordination of the Note Guarantee shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

(b) Without in any way limiting the generality of subsection (a) of this Section 12.05, the holders of Senior Obligations of a Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 12 or the obligations hereunder of the Holders to the holders of Senior Obligations of a Guarantor, do any one or more of the following:

(i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the terms of Senior Obligations of a Guarantor or the terms of any instrument evidencing the same or any agreement under which such Senior obligation is outstanding (including any increase in the aggregate principal amount of any indebtedness thereunder, it being understood that any such additional indebtedness shall not constitute Senior Obligations to the extent incurred in violation of Section 4.09 of this Indenture);

(ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Obligations;

(iii) release any Person liable in any manner for the collection of such Senior Obligations; and

(iv) exercise or refrain from exercising any rights against a Guarantor and/or any other Person.

(c) If the Trustee on behalf of the Holders or any Holders should fail to file a proof of claim in any bankruptcy, insolvency, receivership or similar proceeding relating to a Guarantor at least 30 days before the expiration of the time to file such claim or claims, each holder of Senior Obligations of a Guarantor (or its representative) is hereby authorized to file an appropriate claim for and on behalf of all or any of the Holders.

Section 12.07. Rights of Trustee and Paying Agent. The Trustee or Paying Agent may continue to make payments on any Note Guarantee and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than one Business Day prior to the date of such payment, a Trust Officer receives notice satisfactory to it that payments may not be made under this Article 12. The Company, the Registrar or co-registrar, the Paying Agent, a representative or a holder of Senior Obligations may give the notice; provided, however, that, if an issue of Senior Obligations of any Guarantor has a representative, only the representative may give the notice.

Subject to the provisions of the TIA, the Trustee in its individual or any other capacity may hold Senior Obligations of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Senior Obligations of a Guarantor that may at any time be held by it, to the same extent as any other holder of such Senior Obligations; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 12.08. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

Section 12.09. Article 12 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to a Note Guarantee by reason of any provision in this Article 12 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 12 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on any Note Guarantee pursuant to Article 11.

Section 12.10. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the holders of Senior Obligations of any Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Obligations of any Guarantor and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations of any Guarantor to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Obligations of such Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

Section 12.11. Trustee To Effectuate Subordination. Each Holder by accepting a Security authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Obligations of any Guarantor as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 12.12. Trustee Not Fiduciary for Holders of Senior Obligations of Guarantors. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Obligations of any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of such Senior Obligation shall be entitled by virtue of this Article 12 or otherwise.

Section 12.13. Reliance by Holders of Senior Obligations of a Guarantor Upon Subordination Provisions. Each Holder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligation of any Guarantor, whether such Senior Obligation was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Senior Obligation and such holder of such Senior Obligation shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligation.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes when:

(a) either:

(i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Company or any Guarantor has paid all other sums payable under this Indenture by the Company; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section 13.01, the provisions of Section 13.02 and Section 8.06 hereof shall survive.

Section 13.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all funds deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any funds in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, and interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the funds held by the Trustee or Paying Agent.

ARTICLE 14

COLLATERAL

Section 14.01. Security Documents. The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantee, the payment of all other Obligations under the Notes, this Indenture and the Security Documents and the performance of all other Obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents and will be secured by the Security Documents hereafter delivered as required or permitted by this Indenture. The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and take all other actions as are required by the Security Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral as a second priority security interest, subject only to Permitted Liens, in each case to the extent required by the Security Documents.

Section 14.02. Further Assurances. The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within 90 days of December 31 of each year, commencing December 31, 2018 an Opinion of Counsel either (1) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Security Documents (to the extent such perfection is required by the Security Documents) (or to otherwise make effective the liens intended to be created thereby to the extent therein provided) and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (2) stating that, in the opinion of such counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Security Documents to the extent such perfection is required by the Security Documents (or to otherwise make effective the liens intended to be created thereby to the extent therein provided).

Section 14.03. Collateral Agent.

(a) In addition to the rights, privileges, protections, immunities and indemnities set forth herein, the Collateral Agent shall have all the rights, privileges, protections, immunities and indemnities provided in the Security Documents.

(b) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and each Intercreditor Agreement and hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and each Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and each Intercreditor Agreement, and consents and agrees to the terms of any Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.

(c) Each of the Holders by acceptance of the Notes hereby directs the Trustee to so designate and appoint the Collateral Agent as its agent under this Indenture, the Security Documents and any Intercreditor Agreement and the Trustee hereby so designates and appoints the Collateral Agent. The Collateral Agent agrees to act as such on the express conditions contained in this Section 14.03. The provisions of this Section 14.03 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders, the Company, nor any of the Guarantors or any other Person shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided hereunder. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, any Intercreditor Agreement and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and any Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which it is a party and any Intercreditor Agreement, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company, any Guarantor or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and any Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law

(d) None of the Collateral Agent or any of its respective related Persons shall be responsible in any manner for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate of the Company or any Guarantor, or any officer or related Person thereof, contained in this Indenture, or any Security Documents or any Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Notes, the Security Documents or any Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or any Intercreditor Agreement, or for any failure of the Company or any Guarantor or any other party to this Indenture, the Security Documents or any Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective related Persons shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Notes, the Security Documents or any Intercreditor Agreement or to inspect the properties, books, or records of the Company, any Guarantor or any of the Company’s or Guarantors’ or Affiliates.

(e) In addition to the foregoing, the Company and the Guarantors will comply with the provisions of Trust Indenture Act Section 314. To the extent applicable, the Company and the Guarantors will comply with Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an Officer of the Company except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith after consultation with counsel, that under the terms of Trust Indenture Act Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to one or a series of released Collateral.

(f) For the purposes of the Trust Indenture Act or otherwise under this Indenture, the release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Initial Intercreditor Agreement or the Security Documents.

(g) The Collateral Agent shall not be required to take any action under this Indenture, the Notes, the Security Documents or any Intercreditor Agreement, unless either such Intercreditor Agreement so provides or it shall first be directed by the Trustee acting in accordance with this Indenture.

(h) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a responsible officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes in accordance with the terms hereof.

(i) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence, the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor at the expense of the Company. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 14.03 and any other provision expressly stated to survive the resignation or removal of the Collateral Agent hereof shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(j) Wilmington Savings Fund Society, FSB shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except for gross negligence or willful misconduct in the performance of any action by the Collateral Agent under or in connection with this Indenture, the Notes, the Security Documents or any Intercreditor Agreement or the transactions contemplated thereby, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(k) The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is a party and the Initial Intercreditor Agreement, whether executed on or after the Issue Date, (ii) bind the Holders on the terms as set forth in the Security Documents and each Intercreditor Agreement and (iii) perform and observe its obligations under the Security Documents to which it is a party and the Initial Intercreditor Agreement. The Holders of the Notes designate and appoint the Collateral Agent as their authorized representative under any Intercreditor Agreement.

(l) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture subject to each applicable Intercreditor Agreement.

(m) Subject to the Initial Intercreditor Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions and the Collateral Agent shall not have any liability or responsibility for the perfection of the security interest of such Collateral.

(n) Neither the Collateral Agent nor the Trustee shall have any obligation whatsoever to any of the Holders or to any other Person to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or the Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or each applicable Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall have any duty or obligation to monitor the condition, financial or otherwise, of the Company or any Guarantor, or any of their assets.

(o) None of the Trustee, the Collateral Agent or any Senior Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of this Indenture, the Security Documents or the Initial Intercreditor Agreement (or any new intercreditor agreement entered into pursuant to Section 9.01), for the creation, perfection, priority, sufficiency or protection of any Lien, or any defect or deficiency as to any such matters.

(p) Except as directed by the Trustee or the requisite Holders as required or as permitted by this Indenture, or as otherwise directed pursuant to and subject to the terms of, the Security Documents and each applicable Intercreditor Agreement, the Holders acknowledge and agree that the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person; or

(ii) to take any other action whatsoever with regard to any or all of the Liens, the Security Documents or the Collateral.

(q) If the Company (i) incurs Senior Obligations at any time when a relevant Intercreditor Agreement is not in effect or at any time when Indebtedness constituting Senior Obligations entitled to the benefit of a relevant Intercreditor Agreement are concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and stating that the execution of an Intercreditor Agreement is authorized or permitted and requesting the Collateral Agent to enter into an Intercreditor Agreement providing for such Senior Obligations to be secured on a senior basis in favor of a designated agent or representative for the holders of the Senior Obligations so incurred, the Holders acknowledge and agree that the Collateral Agent is hereby authorized and directed to enter into such Intercreditor Agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(r) If the Company (i) incurs Pari Passu Obligations at any time when a Pari Passu Intercreditor Agreement is not in effect or at any time when Indebtedness constituting Pari Passu Obligations entitled to the benefit of a Pari Passu Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and stating that the execution of a Pari Passu Intercreditor Agreement is authorized or permitted and requesting the Collateral Agent to enter into a Pari Passu Intercreditor Agreement in favor of a designated agent or representative for the holders of the Pari Passu Obligations so incurred, the Holders acknowledge and agree that the Collateral Agent is hereby authorized and directed to enter into such Pari Passu Intercreditor Agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(s) Notwithstanding anything to the contrary contained in this Indenture, the Notes, any Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability, including but not limited to in connection with or as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent (and the Trustee, as applicable) from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be satisfactory to it.

(t) Neither the Collateral Agent nor the Trustee assumes any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, any Intercreditor Agreement and the Security Documents. Neither the Collateral Agent nor the Trustee shall be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent or the Trustee, as the case may be, under or in connection with, this Indenture, any Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of this Indenture, any Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its obligations under this Indenture, any Intercreditor Agreement and the Security Documents. Neither the Collateral Agent nor the Trustee shall have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, or the observance or performance by any obligor of any terms of this Indenture, the Notes, any Intercreditor Agreement or the Security Documents. Neither the Collateral Agent nor the Trustee shall be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Notes, any Initial Intercreditor Agreement and the Security Documents, as the case may be. The Collateral Agent shall have the right at any time to seek instructions from the Holders or a court of competent jurisdiction with respect to the administration of the Security Documents, any Intercreditor Agreement and this Indenture.

(u) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Notes, any Initial Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, any Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral as those terms are defined in Section 101 (20) (E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(v) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized and directed to execute and enter into, and shall execute and enter into, without the further consent of any Holder, the Trustee or any other Person, any Security Document, the Initial Intercreditor Agreement or any future Intercreditor Agreement in connection with the incurrence of Senior Obligations or Pari Passu Obligations in compliance with the terms hereof to be executed after the Issue Date; provided that no such agreement adversely affects the Collateral Agent’s rights, protections, immunities, privileges and indemnities as determined by the Collateral Agent in its reasonable discretion. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 14.03(v), and (ii) instruct the Collateral Agent to execute and enter into such Security Document and/or Intercreditor Agreement. Any such execution of a Security Document and/or Intercreditor Agreement shall be at the direction and expense of the Company, and other than in connection with intellectual property filings and joinders to existing Security Documents in connection with additional Guarantors becoming party hereto and additional Collateral being pledged pursuant to existing Security Documents pursuant to a supplemental indenture and/or joinders to existing Security Documents, upon delivery to the Collateral Agent of an Officer’s Certificate and, if requested by the Collateral Agent, an Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document and/or Intercreditor Agreement have been satisfied and that each such Security Document and/or Intercreditor Agreement is the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents and any Intercreditor Agreement.

(w) Each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver each Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, any Intercreditor Agreement or the Security Documents to which it is a party (other than as specifically set forth herein or therein) and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes and/or the Trustee, as applicable.

(x) After the occurrence of an Event of Default, the Trustee may, but shall not be obligated to, direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or any Intercreditor Agreement.

(y) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under this Indenture, the Security Documents or each Intercreditor Agreement and to the extent not prohibited under any Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 9.01 hereof and the other provisions of this Indenture.

(z) In each case that Collateral Agent may or is required hereunder or under, or in connection with, any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to direct investments, to make any appointments, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(aa) Beyond the exercise of reasonable care in the custody of Collateral in its possession or control, and notwithstanding anything to the contrary in this Indenture, any Intercreditor Agreement or any Security Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and the Collateral Agent and the Trustee make no representation regarding, the validity, effectiveness or priority of the security interests or Liens intended to be created by the Security Documents.

(bb) Before the Collateral Agent acts or refrains from acting, in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(cc) In no event shall the Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document, in each case that the Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counter-party.

Section 14.04. Authorization of Actions to be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document and each Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents to which it is a party and each Intercreditor Agreement, appoints the Collateral Agent as its collateral agent and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents and each Intercreditor Agreement, and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Trustee under the Security Documents and any Intercreditor Agreement and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Notes (upon receipt of an Officer’s Certificate of the Company certifying such designation).

(c) Subject to the provisions of the Security Documents and each Intercreditor Agreement, the Trustee may (but shall not be obligated to) without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions to:

(i) enforce any of the terms of the Security Documents or the Initial Intercreditor Agreement to which the Collateral Agent is a party; or

(ii) collect and receive payment of any and all Obligations with respect to the Notes.

(d) At the Company’s sole cost and expense, the Trustee is authorized and empowered (but shall not be obligated) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as may be expedient to protect or enforce the Liens with respect to the Collateral (in accordance with any Intercreditor Agreement) or a Security Documents or any Intercreditor Agreement or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents, any Intercreditor Agreement or this Indenture, and such suits and proceedings as may be expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral. Nothing in this Section 14.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 14.05. Release of Collateral.

(a) In addition to releases pursuant to the provisions of the Security Documents and any Intercreditor Agreement, the Company and the Guarantors shall be entitled to the releases of property and other assets (other than any disposition to the Company or another Guarantor (other than any release and substantially contemporaneous re-grant of a Lien on such asset)) included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i) to enable the disposition of such property or assets to the extent not prohibited under Section 4.11 hereof;

(ii) in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor;

(iii) as required under any Intercreditor Agreement (if in effect); and/or

(iv) as described in Article 9 hereof.

(b) The liens on and security interests in all Collateral securing the Notes or the Note Guarantees also shall be released automatically upon (i) payment in full of the principal of, together with accrued and unpaid interest on, and premium, if any, on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are non-contingent and are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to Article 8 hereof) or (ii) a legal defeasance or covenant defeasance under Article 8 hereof.

(c) Upon the release of a Guarantor from its Note Guarantee or the Company from its obligations as referenced in this Section 14.05, such Guarantor or the Company, and the property and assets of such Guarantor or the Company, shall be automatically and unconditionally released from its obligations under the Security Documents.

(d) At the cost and written request of the Company, the Collateral Agent shall execute and deliver instruments to evidence any release under this Section 14.05, upon receipt of an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent in this Indenture, the Notes and the Security Documents have been satisfied. Neither the Trustee nor the Collateral Agent shall be liable for any release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document, the Notes or any Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any instruments of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 14.06. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 14 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 14.

Section 14.07. Release upon Termination of Company’s Obligations. In the event that the liens on and security interests in all Collateral securing the Notes or the Note Guarantees are released automatically pursuant to Section 14.05(b), the Trustee shall, upon the request of the Company, deliver to the Company and the Collateral Agent a notice prepared by the Company and provided to the Trustee stating that the Trustee, on behalf of the Holders, disclaims any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Trustee shall (and direct the Collateral Agent to) do or cause to be done, at the Company’s sole cost and expense, all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

ARTICLE 15

MISCELLANEOUS

Section 15.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 15.02. Notices. Any notice or communication by the Company, any Guarantor, the Trustee or Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), PDF transmission, fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

c/o Ditech Holding Corporation

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Fax No.: (813) 281-5635

Attention: General Counsel

If to the Trustee or Collateral Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Fax No.: (302) 421-9137

Attention: Patrick J. Healy

Email: phealy@wsfsbank.com

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first- class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notices or communications to the Trustee shall be deemed effective only upon actual receipt thereof.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 15.03. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 15.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee and/or Collateral Agent, as applicable, to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officers’ Certificate of the Company in form and substance reasonably satisfactory to the Trustee and/or Collateral Agent, as applicable, (which shall include the statements set forth in Section 15.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee and/or Collateral Agent, as applicable, (which shall include the statements set forth in Section 15.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided, however, that such Opinion of Counsel shall not be required in connection with the authentication and delivery by the Trustee of the Initial Notes.

Section 15.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 15.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 15.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Guarantors shall have any liability for any obligation of the Company or any Guarantors, respectively, under the Notes, the Note Guarantees and this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 15.08. Governing Law; Consent to Jurisdiction and Service. THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY NOTE GUARANTEE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, the Company and each Guarantor hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company and each Guarantor agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any courts to the jurisdiction of which it is subject by a suit upon such judgment, provided, that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

Section 15.09. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 15.11. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 15.12. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Collateral Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.07 hereof.

Section 15.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.14. Counterpart Originals. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 15.15. Table of Contents, Headings, etc. The Table of Contents, Cross- Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 15.16. Qualification of Indenture. The Company and the Guarantors shall qualify this Indenture under the Trust Indenture Act and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

Section 15.17. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature Pages Follow]

DITECH HOLDING CORPORATION

By:
Name:
Title:

DITECH FINANCIAL LLC

By:
Name:
Title:

DF INSURANCE AGENCY LLC

By:
Name:
Title:

GREEN TREE CREDIT LLC

By:
Name:
Title:

GREEN TREE CREDIT SOLUTIONS LLC

By:
Name:
Title:

GREEN TREE INSURANCE AGENCY OF NEVADA, INC.

By:
Name:
Title:

Signature Page to Indenture

GREEN TREE INVESTMENT HOLDINGS III LLC

By:
Name:
Title:

GREEN TREE SERVICING CORP.

By:
Name:
Title:

Signature Page to Indenture

MORTGAGE ASSET SYSTEMS, LLC

By:
Name:
Title:

REO MANAGEMENT SOLUTIONS, LLC

By:
Name:
Title:

REVERSE MORTGAGE SOLUTIONS, INC.

By:
Name:
Title:

WALTER MANAGEMENT HOLDING COMPANY LLC

By:
Name:
Title:

WALTER REVERSE ACQUISITION LLC

By:
Name:
Title:

Signature Page to Indenture

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and Collateral Agent

By:
Name:
Title:

Signature Page to Indenture

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP 25501G AA3

ISIN US25501GAA31

GLOBAL NOTE

9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024

No.	[Initially][$ ]

DITECH HOLDING CORPORATION

Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), a Maryland corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [                    ][CEDE & CO.], or its registered assigns, the principal sum [of                  United States Dollars][as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] on December 31, 2024.

Interest Payment Dates:	June 15 and December 15 of each year, commencing on June 15, 2018

Record Dates:	June 1 and December 1

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed as of the                 day of                , 2018.

DITECH HOLDING CORPORATION

By:
Name:
Title:

This is one of the 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 referred to in the within- mentioned Indenture:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

Date:

[REVERSE OF NOTE]

9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. (a) The Company promises to pay interest on the principal amount of this Note at 9.0% per annum from January [•], 2018 until maturity. For any interest period, the Company may, at its option, elect to pay interest on this Note (i) entirely in cash (“Cash Interest”) or (ii) with respect up to $50.0 million aggregate principal amount of this Note, plus the aggregate principal amount of then outstanding PIK Interest (whether paid in the form of PIK Notes or by increase to the principal amount of any Note), as PIK Interest and (b) the remainder as Cash Interest. The Company shall pay interest semi- annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 15, 2018. The Company shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) In the event that the Company shall pay PIK Interest for any Interest Period, then the Company shall deliver a notice in the form attached to this Note as Annex 1 (a “PIK Notice”) to the Trustee prior to the beginning of each interest period with respect to such interest period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest (the “PIK Interest Payment”). The Trustee, on behalf of and at the expense of the Company, shall promptly deliver a corresponding notice provided by the Company to the Holders. Upon written request of a Holder, the Company shall provide in reasonable detail the Company’s determination of such pro forma calculation. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the above must be paid entirely in cash. Interest for the last Interest Period ending at the stated maturity of the Notes shall be payable entirely in cash.

(c) Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of Notes pursuant to Article 3 of the Indenture or in connection with any repurchase of Notes pursuant to Section 4.15 of the Indenture shall be made solely in cash.

2. METHOD OF PAYMENT. The Company shall pay Cash Interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (each, a “Record Date”) (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. Payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PIK Interest on the Notes will be payable:

(a) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee, upon delivery of an Company Order (which may be included in the PIK Notice delivered to the Trustee in accordance with paragraph 1(c)), by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), which shall be recorded in the Registrar’s books and records and in the schedule to the Global Note in accordance with the Indenture or (y) in certain circumstances, by issuing PIK Notes in an amount equal to the amount of PIK Interest for the application interest period (rounded up to the nearest whole number), which shall be recorded in the Registrar’s books and records; and

(b) with respect to Notes represented by Definitive Notes, (x) by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00), and the Trustee will, upon receipt of an Company Order (which may be included in the PIK Notice delivered to the Trustee in accordance with paragraph 1(c)), authenticate and deliver such PIK Notes for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders or (y) by increasing the aggregate principal amount of such Definitive Notes through notation in the PIK Interest Register.

Following an increase in the principal amount of the outstanding global notes as a result of a PIK Interest Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Interest Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of January [•], 2018 (the “Indenture”), among the Company, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) This Note is subject to the optional redemption provisions set forth in Section 3.07 of the Indenture.

(b) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

(c) In addition to the Company’s rights to redeem Notes pursuant to Section 3.07 of the Indenture, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. OFFERS TO REPURCHASE.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to purchase all or a portion of such Holder’s Notes (equal to $1,000 or an integral multiple of $1.00 in excess of $1,000) at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.15 of the Indenture.

(b) If the Company or any of its Restricted Subsidiaries consummate an Asset Sale, other than a Required Asset Sale, within 30 days after each date that the aggregate amount of Excess Proceeds from such Asset Sales exceeds $50.0 million, the Company shall make an offer to all Holders of Notes and all holders of Additional Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Additional Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Additional Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Additional Pari Passu Debt) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Additional Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Additional Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee shall select the Notes to be repurchased by lot, pro rata, or such other method as the Trustee deems fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to this Note. The Asset Sale Offer shall be made in accordance with Section 3.09 and Section 4.11 of the Indenture.

8. SUBORDINATION. The Notes and Guarantees thereof are subordinated to Senior Obligations of the Company. To the extent provided in the Indenture, Senior Obligations of the Company must be paid before the Notes or any Guarantee thereof may be paid. The Company agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and the Guarantees thereof and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1.00 in excess of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not validly withdrawn) for purchase, except for the unredeemed or unpurchased portion of any Note being redeemed or purchased in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees and the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and interest on all of the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or the Note Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under the Indenture except a Default in payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer). The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and the status thereof.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE NOTES, THE INDENTURE AND THE NOTE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE NOTES, THE INDENTURE OR THE NOTE GUARANTEES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers.

16. NOTE GUARANTEE. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors as set forth in Article 11 and 12 of the Indenture.

18. ADDITIONAL INFORMATION. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Ditech Holding Corporation

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Fax No.: (813) 281-5635

Attention: General Counsel

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall govern and control.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or Section 4.15 of the Indenture, check the appropriate box below:

[ ] Section 4.11	[ ] Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $                 . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

[FORM OF NOTATION ON NOTE RELATING TO NOTE GUARANTEE]

THE OBLIGATIONS OF THE GUARANTORS TO THE HOLDERS OF THE NOTES PURSUANT TO THE NOTE GUARANTEES AND THE INDENTURE DATED AS OF JANUARY [•], 2018, AMONG DITECH HOLDING CORPORATION, THE GUARANTORS NAMED THEREIN AND THE TRUSTEE NAMED THEREIN (THE “INDENTURE”) ARE EXPRESSLY SET FORTH IN ARTICLE 11 AND 12 OF THE INDENTURE, AND REFERENCE IS HEREBY MADE TO SUCH INDENTURE FOR THE PRECISE TERMS OF THE NOTE GUARANTEES. THE TERMS OF THE INDENTURE, INCLUDING WITHOUT LIMITATION ARTICLE 11 AND 12, ARE INCORPORATED HEREIN BY REFERENCE.

Annex 1

Ditech Holding Corporation

9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024

CUSIP No. 25501G AA3 and ISIN No. US25501GAA31

NOTICE OF PIK PAYMENT

NOTICE IS HEREBY GIVEN by Ditech Holding Corporation (f/k/a Walter Investment Management Corp.) (the “Company”) that, pursuant to the Indenture (the “Indenture”), dated as of January [•], 2018, among the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), that on [•] 15, 20[    ] (the “Interest Payment Date”), the Company will pay a total amount of $[•] of interest on the $250,000,000 aggregate principal amount of their 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Notes”), of which $[•] will be paid as PIK Interest and the remainder of which will be paid in cash.

GENERAL INFORMATION

This notice is being sent pursuant to Section 1(b) of the Note and pursuant to the Indenture. Capitalized terms used herein (but otherwise not defined) shall have such meanings as set forth in the Indenture. No representation is being made as to the correctness of the CUSIP No. or ISIN No. either as printed on the Notes or as contained in this notice. Holders should rely only on the other identification numbers printed on the Notes.

Dated:                , 20[ ]

Exhibit B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

B-1

Exhibit B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                 , among                                                    (the “Guaranteeing Subsidiary”), a subsidiary of Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), a Maryland corporation (the “Company”) and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and each of the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January [•], 2018, providing for the issuance of 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Articles 11 and 12 thereof, and subject to the limitations therein.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

B-2

(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary), respectively, under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Page Follows]

B-3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

B-4

Annex A

FORM OF SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT

among

DITECH HOLDING CORPORATION,

CERTAIN OTHER SUBSIDIARIES OF DITECH HOLDING CORPORATION

FROM TIME TO TIME PARTY HERETO,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as COLLATERAL AGENT

Dated as of January [•], 2018

TABLE OF CONTENTS

		PAGE

ARTICLE 1
SECURITY INTERESTS

Section 1.01.	Grant of Security Interests	1

ARTICLE 2
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01.	Necessary Filings	4
Section 2.02.	No Liens	5
Section 2.03.	Other Financing Statements	5
Section 2.04.	Chief Executive Office, Record Locations	5
Section 2.05.	[Intentionally Omitted]	5
Section 2.06.	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; Etc.	5
Section 2.07.	Certain Significant Transactions	6
Section 2.08.	[Intentionally Omitted]	6
Section 2.09.	Real Property	6
Section 2.10.	Deposit Accounts	6
Section 2.11.	Recourse	6

ARTICLE 3
SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

Section 3.01.	Insurance	6
Section 3.02.	Maintenance of Records	6
Section 3.03.	Direction to Account Debtors; Contracting Parties; etc.	7
Section 3.04.	[Intentionally Omitted]	7
Section 3.05.	Collection	7
Section 3.06.	Instruments	7
Section 3.07.	Assignors Remain Liable Under Accounts	8
Section 3.08.	Assignors Remain Liable Under Contracts	8
Section 3.09.	Deposit Accounts	9
Section 3.10.	Letter-of-Credit Rights	9
Section 3.11.	Commercial Tort Claims	9
Section 3.12.	Chattel Paper	10
Section 3.13.	Further Actions	10

i

ARTICLE 8
INDEMNITY

Section 8.01.	Indemnity	18
Section 8.02.	Indemnity Obligations Secured by Collateral; Survival	19

ARTICLE 9
DEFINITIONS

ARTICLE 10
CONCERNING THE COLLATERAL AGENT

Section 10.01.	Power of Attorney	28
Section 10.02.	General Provisions	28

ARTICLE 11
MISCELLANEOUS

Section 11.01.	Notices	29
Section 11.02.	Waiver; Amendment	29
Section 11.03.	Obligations Absolute	29
Section 11.04.	Successors and Assigns	30
Section 11.05.	Headings Descriptive	30
Section 11.06.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE, WAIVER OF JURY TRIAL	30
Section 11.07.	Assignor’s Duties	30
Section 11.08.	Termination; Release	31
Section 11.09.	Counterparts	32
Section 11.10.	Severability	32
Section 11.11.	The Collateral Agent and the Other Secured Parties	32
Section 11.12.	Additional Assignors	32
Section 11.13.	No Conflicts with Servicing Rights Acknowledgement Agreements	33
Section 11.14.	Intercreditor Agreements Govern	33

Schedule 1	Chief Executive Office; Record Locations
Schedule 2	Legal Names; Type of Organization; Jurisdiction; Location; Organizational Identification Numbers; Federal Employer Identification Number;
Schedule 3	Significant Transactions
Schedule 4	Letter-of-Credit Rights
Schedule 5	Commercial Tort Claims
Schedule 6	Trademarks
Schedule 7	Patents
Schedule 8	Copyrights
Schedule 9	Deposit Accounts

Exhibit A	Form of Trademark Security Agreement
Exhibit B	Form of Patent Security Agreement
Exhibit C	Form of Copyright Security Agreement
Exhibit D	Form of Security Agreement Supplement
Exhibit E	Form of Perfection Certificate

SECOND LIEN SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of January [•], 2018, among DITECH HOLDING CORPORATION (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Issuer”), the subsidiaries of the Issuer from time to time party hereto (collectively, the “Subsidiary Assignors” and, together with the Issuer, the “Assignors”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Parties. Certain capitalized terms as used herein are defined in Article 9 hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Issuer, the guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as trustee (together with any successor trustee, the “Trustee”) and Collateral Agent, have entered into an Indenture, dated as of January [•], 2018 (as amended, modified, restated, amended and restated and/or supplemented from time to time, the “Indenture”), pursuant to which the Issuer has issued $250 million aggregate principal amount of 9.0% second lien senior subordinated PIK toggle notes due 2024 (the “Notes”);

WHEREAS, pursuant to the Note Guarantee, each Subsidiary Assignor has jointly and severally guaranteed to the Secured Parties the payment when due of all Note Obligations as described in the Indenture;

WHEREAS, it is a condition precedent to the issuance of the Notes that each Assignor shall have executed and delivered to the Collateral Agent this Agreement;

WHEREAS, the Issuer and each Assignor will obtain benefits from the execution, delivery and performance of the obligations under the Indenture and desires to execute this Agreement in order to induce the holders of the Notes to purchase the Notes;

NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

ARTICLE 1

SECURITY INTERESTS

Section 1.01. Grant of Security Interests. (a) Subject to the terms of any Intercreditor Agreement as security for the prompt and complete payment and performance when due of all of its Secured Obligations, each Assignor does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the right, title, interest, powers, remedies, privileges and other benefits of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired and wherever located:

(i) each and every Account;

1

(ii) all cash;

(iii) the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v) all Commercial Tort Claims described on Schedule 5 hereto as updated from time to time;

(vi) all computer programs owned by such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Domain Names and Trade Secret Rights, together with all causes of action arising prior to or after the date hereof for infringement of such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(vii) all Contracts, together with all Contract Rights arising thereunder;

(viii) all Copyrights, together with all causes of action arising prior to or after the date hereof for infringement of any Copyrights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(ix) all Equipment;

(x) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies deposited or required to be deposited in any of the foregoing;

(xi) all Documents;

(xii) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(xiii) all Goods;

(xiv) all Instruments;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii) all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

2

(xix) all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xx) all Permits;

(xxi) all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, credit files, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxii) all Supporting Obligations;

(xxiii) all other intellectual and similar property of every kind and nature and all embodiments or fixations thereof and related documentation, registration and franchises, together with all causes of action arising prior to or after the date hereof for infringement of any such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing; and

(xxiv) all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”);

provided that no Assignor shall be required to grant a security interest hereunder in (and the term “Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

(c) [Notwithstanding anything to the contrary contained herein:

(i) the property subject to the security interest reflected in this instrument includes all of the right, title and interest of each Assignor in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(ii) to the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate (as interpreted pursuant to clause to Section 4(b)(4) of the GNMA Acknowledgement Agreement) to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain GNMA Acknowledgment Agreement, with respect to the Security Interest (as defined in the GNMA Acknowledgement Agreement), (iii) applicable Guaranty Agreements (as defined in the GNMA Acknowledgement Agreement) and contractual agreements between Ginnie Mae and Reverse Mortgage Solutions, Inc.; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides;

3

(iii) such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to each Assignor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of each Assignor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall, as more particularly described in the GNMA Acknowledgement Agreement instantly and automatically be extinguished as well; and

(iv) the security interest created by this Agreement in the Servicing Security Interest (as defined in the Freddie Acknowledgement Agreement) is subject and subordinate in each and every respect to (a) all rights, powers and prerogatives of one or more of the following: the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the GNMA, or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (each, an “Investor”); and (b) all claims of an Investor arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to the Investor. Such rights, powers and prerogatives of each Investor may include, without limitation, one or more of the following: the right of an Investor to disqualify (in whole or in part) the debtor named herein from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate (in whole or in part) contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

ARTICLE 2

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

Section 2.01. Necessary Filings. All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby (x) in respect of the UCC Filing Collateral have been accomplished as of the Issue Date and (y) in respect of Collateral other than UCC Filing Collateral will be accomplished, to the extent not accomplished as of the Issue Date after use of commercially reasonable efforts by such Assignor, on or prior to the date that is 60 days (or such longer period as consented to by the Collateral Agent in its reasonable discretion) after the Issue Date (in each case other than as permitted by this Agreement) and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates or will create, as of the applicable date, a valid and, together with all such filings, registrations, recordings and other actions, perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (in each case, other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of a Copyright Security Agreement, a Patent Security Agreement, a Trademark Security Agreement or other similar instrument, as applicable, in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office, in each case other than as otherwise permitted by this Agreement.

4

Section 2.02. No Liens. Such Assignor is, and as to all Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent (other than Collateral sold to a Person that is not an Assignor in compliance with the Indenture Documents).

Section 2.03. Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

Section 2.04. Chief Executive Office, Record Locations. The chief executive office of such Assignor is, on the date of this Agreement, located at the address indicated on Schedule 1 hereto for such Assignor. During the period of the five years preceding the date of this Agreement, the chief executive office of such Assignor has not been located at any address other than that indicated on Schedule 1 in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Schedule 1 hereto for such Assignor.

Section 2.05. [Intentionally Omitted].

Section 2.06. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; Etc. The exact legal name of each Assignor, the type of organization of such Assignor, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, the Federal Employer Identification Number (if any) of such Assignor; and whether or not such Assignor is a Transmitting Utility, is listed on Schedule 2 hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, its organizational identification number (if any), or its Federal Employer Identification Number (if any) from that listed on Schedule 2 hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Indenture Documents) if (i) it shall have given to the Collateral Agent written notice of each change prior to the date of such change to the information listed on Schedule 2 (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule 2 which shall correct all information contained therein for such Assignor and (ii) in connection with such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Assignor does not have an organizational identification number on the date hereof and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

5

Section 2.07. Certain Significant Transactions. During the two-year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Schedule 3 hereto. With respect to any transactions so described in Schedule 3 hereto, the respective Assignor shall have furnished to the Collateral Agent such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Assignor, or was liquidated into or transferred all or substantially all of its assets to such Assignor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been requested by the Collateral Agent with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

Section 2.08. [Intentionally Omitted].

Section 2.09. Real Property. No Assignor owns Real Property (other than REO Assets) with a book value equal to or greater than $5,000,000 as of the Issue Date.

Section 2.10. Deposit Accounts. Schedule 9 hereto sets forth under the heading “Deposit Accounts” all of the Deposit Accounts (other than Excluded Accounts) held by each Assignor as of the date hereof. As of the date hereof, such Assignor is the sole account holder of each such Deposit Account and such Assignor has not consented to, and is not otherwise aware of, any Person (other than any Senior Agent, the Collateral Agent or the depository institution at which such Deposit Account is maintained) having either sole dominion or control (within the meaning of the common law) or “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

Section 2.11. Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the Indenture Documents and otherwise in writing in connection herewith or therewith.

ARTICLE 3

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS;

CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

Section 3.01. Insurance. Each Assignor will at all times keep its material property insured and will ensure that all policies or certificates (or certified copies thereof) with respect to such insurance be endorsed in a customary manner for the benefit of the Collateral Agent naming the Collateral Agent as loss payee thereunder; provided that the requirement set forth in this Section 3.01 shall be deemed satisfied so long as a Senior Agent is acting for the benefit of the Collateral Agent pursuant to a Senior Intercreditor Agreement with respect to the disposition of any proceeds of the Collateral.

Section 3.02. Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

6

Section 3.03. Direction to Account Debtors; Contracting Parties; etc. Subject to the terms of each Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Assignor, such Assignor agrees (a) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (b) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (a), and (c) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 7.04 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (b) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.03 and (y) no such notice shall be required if an Event of Default of the type described in Sections 6.01(vi) and (vii) of the Indenture has occurred and is continuing.

Section 3.04. [Intentionally Omitted].

Section 3.05. Collection. (a) Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due any and all amounts owing under or on account of such Account or Contract (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures), and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in its reasonable business judgment (to be determined by such Assignor in good faith), as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with its reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with its reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

(b) In accordance with its reasonable business judgment (to be determined by such Assignor in good faith), at each applicable Assignor’s sole cost and expense, such Assignor will appear in and defend any action or proceedings arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or obligations of such Assignor under any Contract and/or Account of such Assignor.

Section 3.06. Instruments. If any Assignor owns or acquires any Instrument constituting Collateral with a principal amount in excess of $500,000 (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Assignor will promptly (and in any event within 30 days) following request by the Collateral Agent notify the Collateral Agent thereof, and if an Event of Default has occurred and is continuing, upon request by the Collateral Agent, will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

7

Section 3.07. Assignors Remain Liable Under Accounts. (a) Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b) If an Event of Default has occurred and is continuing, should any Assignor fail to perform or discharge its obligations or duties under the Accounts as required in Section 3.07(a) above, then the Collateral Agent may, but shall have no obligation to (and shall not thereby release such Assignor from any obligation hereunder), perform or discharge any such obligation or duty to such extent as the Collateral Agent may, in its reasonable business judgment, deem necessary or advisable to protect the security provided hereby, including appearing in and defending any action or proceeding purporting to affect the security hereof and the rights or powers of the Collateral Agent hereunder. In exercising any such powers, the Collateral Agent may pay necessary and reasonable costs (including reasonable attorneys’ and paralegals’ fees and expenses), and all such reasonable expenses paid or incurred by the Collateral Agent shall be for the account of the respective Assignor and shall constitute additional Secured Obligations of such Assignor, payable upon demand, and shall bear interest at the default rate of interest set forth in the Indenture.

Section 3.08. Assignors Remain Liable Under Contracts. (a) Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b) If an Event of Default has occurred and is continuing, should any Assignor fail to perform or discharge its obligations or duties under the Contracts as required in Section 3.08(a) above, then the Collateral Agent may, but shall have no obligation to (and shall not thereby release such Assignor from any obligation hereunder), perform or discharge any such obligation or duty to such extent

8

as the Collateral Agent may, in its reasonable business judgment, deem necessary or advisable to protect the security provided hereby, including appearing in and defending any action or proceeding purporting to affect the security hereof and the rights or powers of the Collateral Agent hereunder. In exercising any such powers, the Collateral Agent may pay necessary and reasonable costs (including reasonable attorneys’ and paralegals’ fees and expenses), and all such reasonable expenses paid or incurred by the Collateral Agent shall be for the account of the respective Assignor and shall constitute additional Secured Obligations of such Assignor, payable upon demand, and shall bear interest at the default rate of interest set forth in the Indenture.

Section 3.09. Deposit Accounts. With respect to any Deposit Account other than Excluded Accounts maintained by any Assignor, such Assignor shall promptly (and in any event within 75 days or such longer period as the Collateral Agent may agree in its discretion) use commercially reasonable efforts to enter into and cause the depositary institution maintaining such account to enter into a Control Agreement with respect to such Deposit Account; provided that the foregoing requirements shall not apply to Deposit Accounts held by the Assignors at Bank of America, N.A. or any of its affiliates; provided further, for the avoidance of doubt, the entry into a Control Agreement shall not be a condition to the opening of any Deposit Account at a depositary institution; provided further, that the requirement set forth in this Section 3.09 shall be deemed satisfied with respect to Deposit Accounts existing on the Issue Date so long as a Senior Agent is acting for the benefit of the Collateral Agent pursuant to a Senior Intercreditor Agreement with respect to any Control Agreement to which a Senior Agent is a party (each an “Issue Date Controlled Account”); provided further, each Assignor shall use commercially reasonable efforts to enter into Control Agreements with respect to each Issue Date Controlled Account prior to or contemporaneously with the occurrence of the Discharge of Senior Obligations (as defined in the Initial Intercreditor Agreement (or any equivalent term in any other Senior Intercreditor Agreement)).

Section 3.10. Letter-of-Credit Rights. Attached hereto as Schedule 4 is a true and correct list as of the date hereof of all letters of credit with a stated amount of $1,500,000 or more issued in favor of each Assignor, as beneficiary thereunder. If any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $1,500,000 or more, such Assignor shall promptly (and in any event within 30 days) following request by the Collateral Agent notify the Collateral Agent thereof and, if an Event of Default has occurred and is continuing, upon the request of the Collateral Agent, such Assignor shall pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be delivered to the Assignor, except after the occurrence and during the continuance of an Event of Default, in which case such proceeds shall be applied as provided in the Agreement.

Section 3.11. Commercial Tort Claims. All Commercial Tort Claims in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,500,000 or more of each Assignor in existence on the date of this Agreement are described in Schedule 5 hereto with the specificity required to satisfy Official Comment 5 to UCC Section 9-108. If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,500,000 or more, such Assignor shall promptly (and in any event within 30 days) notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof with the specificity required to satisfy Official Comment 5 to UCC Section 9-108 and, upon request by the Collateral Agent, shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

9

Section 3.12. Chattel Paper. Upon the request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly (and in any event within 30 days) following request by the Collateral Agent furnish to the Collateral Agent a list of each Electronic Chattel Paper held or owned by such Assignor with an amount in excess of $500,000 payable thereunder or in connection therewith. Furthermore, if an Event of Default has occurred and is continuing, upon request by the Collateral Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of such Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will, if an Event of Default has occurred and is continuing, within 10 days following any request by the Collateral Agent, deliver all of its Tangible Chattel Paper to the Collateral Agent.

Section 3.13. Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

ARTICLE 4

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

Section 4.01. Additional Representations and Warranties and Covenants. (a) Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use the registered and applied-for Marks listed in Schedule 6 hereto for such Assignor and that said listed Marks include all active United States Marks registered with and applications for registration of United States Marks made to the United States Patent and Trademark Office. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Assignor represents and warrants that the registrations and applications listed in Schedule 6 hereto are valid and subsisting and have not been canceled and that such Assignor is not aware of (i) any third-party claim that any of said registrations is invalid or unenforceable, (ii) any valid basis for such claim or (iii) any reason that any of said applications will not mature into registrations. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an absolute assignment of all of such Assignor’s right, title and interest in each Mark, and record the same.

(b) On the Issue Date (in the case of any Assignor existing as of such date) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any additional Assignor), such Assignor will sign and deliver to the Collateral Agent a Trademark Security Agreement in respect of all Marks then owned by it.

Section 4.02. Licenses and Assignments. Except as otherwise permitted by the Indenture Documents, each Assignor hereby agrees not to divest itself of any right under any material Mark or material Domain Name absent prior written approval of the Collateral Agent.

10

Section 4.03. Infringements. Each Assignor agrees, to take all reasonable action against any Person infringing any Mark or Domain Name in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.04. [Intentionally Omitted].

Section 4.05. [Intentionally Omitted].

Section 4.06. Future Registered Marks. If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or a statement of use is filed and accepted with respect to an Assignor’s application for registration of a Mark on an intent-to-use basis, within 60 days after the last day of the calendar quarter during which such Assignor received such certificate or similar indicia of ownership or acceptance of such statement of use by the United States Patent and Trademark Office, such Assignor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership or notify the Collateral Agent of such acceptance, and a grant of a security interest in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Exhibit A hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

Section 4.07. Remedies. Subject to the terms of any Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (a) declare the entire right, title and interest of such Assignor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.01 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (b) take and use or sell the Marks or Domain Names of such Assignor and the goodwill of such Assignor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Assignor in connection with which the Marks or Domain Names have been used; and (c) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of such Assignor’s right, title and interest in and to the Marks or Domain Names and registrations and any pending trademark applications in the United States Patent and Trademark Office or applicable Domain Name registrar to the Collateral Agent.

ARTICLE 5

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

Section 5.01. Additional Representations and Warranties and Covenants. (a) Each Assignor represents and warrants that it is the true and lawful owner of all rights in or otherwise has the right to use (i) all Trade Secret Rights of such Assignor, (ii) the Patents listed in Schedule 7 hereto for such Assignor include all the active United States patents and applications for United States patents that such Assignor owns as of the date hereof and (iii) the Copyrights listed in Schedule 8 hereto for such Assignor and that said Copyrights include all the active United States copyrights registered with the United States Copyright Office and applications for registration of United States copyrights that such Assignor owns as of the date hereof. Except as could not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each Assignor further represents and warrants that (x) the registrations

11

for United States Patents and Copyrights listed in Schedule 7 and 8 hereto are subsisting, have not been canceled and that such Assignor is not aware of any third-party claim that any such registration is invalid or unenforceable, and is not aware of any valid basis for such claim and (y) such Assignor is not aware that there is any reason that any applications for United States Patents and Copyrights listed in Schedule 7 and 8 hereto will not mature into registrations. Each Assignor further warrants that it has no knowledge that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent or copyright of any other Person or such Assignor has misappropriated any Trade Secret or proprietary information which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all such Assignor’s right, title and interest in each Patent or Copyright, and to record the same.

(b) On the Issue Date (in the case of any Assignor existing as of such date) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any additional Assignor), such Assignor will sign and deliver to the Collateral Agent a Patent Security Agreement and a Copyright Security Agreement in respect of all Patents and Copyrights, respectively, owned by it.

Section 5.02. Licenses and Assignments. Except as otherwise permitted by the Indenture Documents, each Assignor hereby agrees not to divest itself of any right under any material Patent or Copyright absent prior written approval of the Collateral Agent.

Section 5.03. Infringements. Each Assignor agrees to take all reasonable action against any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.04. [Intentionally Omitted].

Section 5.05. Maintenance of Patents or Copyrights. At its own expense, each Assignor shall make timely payment of all post-issuance fees required to maintain in force its rights under each material Patent or Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights which are deemed by such Assignor in its reasonable business judgment to no longer be useful in its business or operations).

Section 5.06. Prosecution of Patent or Copyright Applications. At its own expense, each Assignor shall diligently prosecute all material applications for (a) United States Patents listed in Schedule 7 hereto and (b) Copyright applications listed on Schedule 8 hereto.

Section 5.07. Other Patents and Copyrights. Within 60 days after the last day of the calendar quarter during which the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright occurs, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Exhibit B or C hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

12

Section 5.08. Remedies. Subject to the terms of any Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (a) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.01 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (b) take and practice or sell the Patents and Copyrights; and (c) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Parties.

ARTICLE 6

PROVISIONS CONCERNING ALL COLLATERAL

Section 6.01. Protection of Collateral Agent’s Security. Except as otherwise permitted by the Indenture Documents and any Intercreditor Agreement, each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral in any material respect. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Indenture. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Indenture Documents, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 7.04 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

Section 6.02. Warehouse Receipts Non-Negotiable. To the extent practicable and in the respective Assignor’s prudent business judgment (to be determined by such Assignor in good faith), each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

Section 6.03. Additional Information. Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the foregoing, each Assignor agrees that it shall promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such updated Schedules hereto as may from time to time be reasonably requested by the Collateral Agent.

Section 6.04. Further Actions. Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, documents of title, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the

13

Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to (i) perfect, preserve or protect its security interest in the Collateral, (ii) enable the Collateral Agent and the Secured Parties to obtain the full benefits of the Indenture Documents, or (iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Assignor’s Collateral; provided that, unless an Event of Default has occurred and is continuing, no Assignor shall be required (i) to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law agreements or filings with respect to intellectual property, non-U.S. law security assignments or other non-U.S. agreements or filings or (ii) to deliver any landlord or bailee waiver, any collateral access agreement or any similar document.

Section 6.05. Financing Statements. Each Assignor agrees to deliver to the Collateral Agent (and, if required, execute) such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor authorizes the Collateral Agent to file in any jurisdiction any initial financial statement or amendments thereto. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” or “all personal property” of such Assignor or using words of similar effect). Beyond the exercise of reasonable care in the custody of the Collateral in its possession or control, and notwithstanding anything to the contrary in this Agreement, the Indenture[, any Intercreditor Agreement] or any Security Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Agreement, the Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of the security interests or Liens intended to be created by the Security Documents.

ARTICLE 7

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

Section 7.01. Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, to the extent not inconsistent with any Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement or any other Indenture Document, shall have all rights as a Secured Party under any UCC (whether or not in effect in the jurisdiction where such rights are exercised), and such additional rights and remedies to which a Secured Party is entitled under the laws in effect in all relevant jurisdictions and, without limiting the foregoing, may:

(a) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

14

(b) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(c) instruct all depository banks and/or securities intermediaries which have entered into a Control Agreement with the Collateral Agent to transfer all monies, securities, credit balances, financial assets and instruments held by such depositary bank and/or securities intermediaries to the Cash Collateral Account and/or otherwise exercise other dominion and control over the Deposit Accounts for which the Collateral Agent has control;

(d) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.02 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(e) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.02 hereof; and

(iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(f) use, license or sublicense (without payment of royalty or other compensation to any Assignor), whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents, Copyrights or other intellectual property included in the Collateral now owned or hereafter acquired by any Assignor for such term and on such conditions and in such manner as the Collateral Agent shall in its reasonable judgment determine (it being understood and agreed (x) that each Assignor hereby grants to the Collateral Agent, for purposes of enabling the Collateral Agent to exercise its rights and remedies under this Agreement in accordance with its terms, an irrevocable license to so use, license or, to the extent necessary to exercise such rights and remedies, sublicense such Marks, Domain Names, Patents, Copyrights or other intellectual property, including access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and (y) that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Assignor notwithstanding any subsequent cure of an Event of Default); provided, however, that nothing in this Section 7.01(f) shall require Assignors to grant any license that is prohibited by any rule of law, statute or regulation;

(g) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.04;

(h) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC; and

15

(i) obtain access to any Assignor’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained therein in any manner the Collateral Agent deems reasonably appropriate to satisfy the Secured Obligations; it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Trustee and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

Section 7.02. Remedies; Disposition of the Collateral. Subject to the terms of any Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then any Collateral or any portion thereof repossessed by the Collateral Agent under or pursuant to Section 7.01 hereof and any other Collateral or any portion thereof whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, for cash, on credit or for future delivery at such time or times, at such place or places (including, without limitation, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere), at such price or prices and on such other terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.02 without accountability to the relevant Assignor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Upon any sale or other disposition of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under judicial proceeding), the receipt of the Collateral Agent or of the officer making such sale or disposition shall be sufficient discharge to the purchaser or purchasers of the Collateral so sold or disposed and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other

16

disposition. If the Collateral Agent sells any of the Collateral upon credit, the Assignors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 7.04 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

Section 7.03. Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW (INCLUDING SECTION 9-602 OF THE UCC), NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law (including Section 9-602 of the UCC):

(a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder including, to the maximum extent permitted by law, any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

Section 7.04. Application of Proceeds. Subject to the terms of any Intercreditor Agreement, all moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent under such other Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied in accordance with Section 6.15 of the Indenture.

17

Section 7.05. Remedies Cumulative. Subject to the terms of any Intercreditor Agreement, each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Indenture Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

Section 7.06. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE 8

INDEMNITY

Section 8.01. Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 8.01 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all documented costs, expenses or disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees) (for the purposes of this Section 8.01 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Indenture Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable); provided that no Indemnitee shall be indemnified pursuant to this Section 8.01(a) for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

18

(b) Without limiting the application of Section 8.01(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction).

Section 8.02. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article 8 shall continue in full force and effect notwithstanding the occurrence of the Termination Date.

ARTICLE 9

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined. Section 1.04 of the Indenture shall apply to this Agreement, mutatis mutandis.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with the Collateral Agent or other financial institution acceptable to the Collateral Agent, and in the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

19

“Collateral” shall have the meaning provided in Section 1.01(a) of this Agreement, provided that in no event shall it include any Excluded Collateral.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, except that it shall only include such claims that have been asserted in judicial proceedings.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any instrument or contract executed in connection with a Permitted Hedging Transaction, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Control Agreement” shall mean, with respect to any deposit account, an agreement, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Assignor maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the UCC) over such account to the Collateral Agent.

“Copyright Security Agreement” shall mean a Second Lien Copyright Security Agreement, substantially in the form of Exhibit C (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Copyrights” shall mean any United States or foreign copyright now or hereafter owned by any Assignor (whether or not the underlying works of authorship have been published), including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor and any renewal of any of the foregoing.

“Deposit Account” shall mean any “deposit account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Document” shall mean any “document” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Assignor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

20

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Accounts” shall mean the following Deposit Accounts:

(i) any Deposit Account solely holding amounts with respect to insurance payments due to customers, or insurance premiums otherwise owed to third party insurance providers, of Residential Mortgage Loans serviced by the Issuer or its Subsidiaries which do not constitute property of an Assignor,

(ii) any Deposit Account used solely to fund escrow arrangements in favor of a Person other than any Issuer or any of its Subsidiaries (e.g., environmental indemnity accounts),

(iii) any Deposit Account used solely to satisfy licensing restrictions or minimum equity requirements to conduct business as (and only to the extent) required under applicable law,

(iv) [intentionally omitted],

(v) [intentionally omitted],

(vi) any Deposit Accounts established (or otherwise maintained) by the Assignors that have an average monthly balance less than $1,000,000 in the aggregate for all such accounts,

(vii) any Deposit Account solely holding amounts securing Liens permitted by clauses (3), (10b), (10c) (12), (29), (33), (34) and/or (35) of the definition of “Permitted Liens”,

(viii) the lockbox account designated as account #008-7652 maintained at The Bank of New York Mellon into which only customer payments in respect of loans (including Residential Mortgage Loans) serviced by the Issuer and its Subsidiaries are deposited and any other Deposit Account solely established to collect or hold customer payments in respect of loans (including Residential Mortgage Loans) or other Securitization Assets serviced by the Issuer and its Subsidiaries, including each Trust Collection Account,

(ix) any Deposit Account solely holding cash or Cash Equivalents owed to (or held pursuant to escrow arrangements in favor of) a third party by the Issuer or any of its Subsidiaries in connection with the purchase of any Residential Mortgage Loan, home equity loan contracts, home improvement contracts, manufactured housing loan contracts, installment sale or loan contracts or similar pool of mortgage assets, provided that such purchase shall not be prohibited by the Indenture or any other Indenture Document then in effect,

(x) any Deposit Account solely established to maintain cash, assets and other property of a Permitted Fund,

(xi) payroll accounts solely holding amounts in respect of payroll,

(xii) any Deposit Account that is a zero balance account, and

21

(xiii) the account designated as account #104790489371 and maintained at U.S. Bank National Association or any of its affiliates (and any successor account thereto); provided amounts held in such account to which any Assignor is beneficially entitled shall be swept on at least a weekly basis to another Deposit Account of the Assignors that is subject to a Control Agreement.

“Excluded Collateral” shall mean:

(i) the Excluded Accounts (it being understood and agreed that, for the avoidance of doubt, all cash, Cash Equivalents, monies, securities or other investments or property held in, or deposited to, an Excluded Account which otherwise constitutes Collateral (or proceeds thereof) pursuant to this Agreement shall not constitute “Excluded Collateral” and shall expressly be part of the Collateral),

(ii) Securitization Assets accounts, and any assets or property subject to a Permitted Lien securing permitted Excess Spread Sales, Non-Recourse Indebtedness, Permitted Funding Indebtedness (and any Permitted Hedging Transaction related to such Permitted Funding Indebtedness), Permitted Securitization Indebtedness or Indebtedness under Credit Enhancement Agreements (and any Permitted Hedging Transaction related to such Credit Enhancement Agreements),

(iii) any REO Assets;

(iv) any equity interest issued by a Permitted Fund that cannot be pledged as a result of restrictions in its or its parent’s organizational documents or documents governing or related to its or its subsidiaries’ Indebtedness;

(v) goods covered by a certificate of title (including vehicles) to the extent that the filing of a UCC-1 (or similar) financing statement is insufficient to perfect the Collateral Agent’ s security interest in such goods,

(vi) any Contract that validly prohibits, restricts or requires the consent not obtained of a third party other than the Issuer or any of its Subsidiaries for the creation by such Assignor of a security interest in such Contract (or in any rights or property obtained by such Assignor under such Contracts) except to the extent that any such prohibition, restriction or requirement would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code),

(vii) any property subject to a Lien permitted by clauses (6) and/or (21) of the definition of “Permitted Liens”, to the extent that the contractual arrangements governing such Lien expressly prohibit the granting of a security interest hereunder in such property,

(viii) Leaseholds in respect of Real Property,

(ix) that portion of any property which does not constitute property of an Assignor such as property as to which an Assignor acts as a fiduciary or trustee for an independent third party that is neither an Assignor nor a Subsidiary thereof (including premium funds collected from the insurers to be remitted to insurance carriers and funds collected from obligors or Residential Mortgage Loans to be transferred to the individual Trust Collection Accounts),

(x) any property as to which the Collateral Agent has determined in its reasonable discretion and has notified the Issuer thereof in writing that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein,

22

(xi) any application for registration of a Mark filed with the United States Patent and Trademark Office, on an “intent-to-use” basis until such time (if any) as a “Statement of Use” or “Amendment to Allege Use” is filed and accepted by the United States Patent and Trademark Office at which time such Mark shall automatically become part of the Collateral and subject to the security interest pledged hereunder,

(xii) any property to the extent that such grant of a security interest is prohibited by applicable law or by a Governmental Authority, or requires a consent, approval, license or authorization not obtained of any Governmental Authority, except to the extent that such prohibition or requirement is rendered ineffective under any applicable law,

(xiii) the Equity Interests of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, Securitization Entities and Unrestricted Subsidiaries,

(xiv) the Voting Equity Interests of (a) any Exempted Foreign Entity and (b) any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries, in each case constituting more than 66% of the total combined voting power of all Voting Equity Interests of such Exempted Foreign Entity or Domestic Subsidiary, as applicable,

(xv) [intentionally omitted],

(xvi) the Equity Interests in any partnership, joint venture or any Non-Wholly Owned Subsidiary the pledge of which without the consent of one or more third parties is prohibited except to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (or any successor provision or provisions),

(xvii) any property to the extent the creation of a security interest hereunder would result in material and adverse tax consequences, as reasonably determined by the Collateral Agent and the Issuer,

(xviii) any margin collateral granted as security for any Permitted Hedging Transaction permitted under the Indenture Documents, and

(xix) any cash, restricted accounts, cash equivalents or other property subject to a Lien permitted by (35) of the definition of “Permitted Liens”.

“Exempted Foreign Entity” shall mean (i) any corporation incorporated under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and (ii) any company organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia that, in any such case, is treated as a corporation or an association taxable as a corporation for U.S. federal income tax purposes.

“Freddie Acknowledgement Agreement” shall mean [that certain First Amended, Restated Acknowledgement Agreement, dated as of [•], 2018, among Federal Home Loan Mortgage Corporation, the Collateral Agent, Credit Suisse AG, Cayman Islands Branch and the Assignors party thereto].

23

“FNMA Acknowledgment Agreement” shall mean that certain Third Amended, Restated and Supplemented Acknowledgement Agreement, dated as of [•], 2018, among Fannie Mae, the Collateral Agent, Credit Suisse AG, Cayman Islands Branch and the Assignors party thereto].

“General Intangible” shall mean any “general intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“GNMA Acknowledgement Agreement” shall mean that certain [First Amended and Restated Acknowledgement Agreement relating to the Pooled Mortgages, dated as of [•], 2018, by and among GNMA, Reverse Mortgage Solutions, Inc., the Collateral Agent and Credit Suisse AG, Cayman Islands Branch.]

“Ginnie Mae” shall have the meaning provided in Section 1.01(c)(i).

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Immaterial Subsidiary” shall mean, at any date of determination, a Restricted Subsidiary of the Issuer that, together with all other Immaterial Subsidiaries, does not have (i) Consolidated EBITDA (determined on a pro forma basis) for the period of four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 4.03(a)(i) of the Indenture that equal or exceed 5% of the Consolidated EBITDA (determined on a pro forma basis) of the Issuer and its Restricted Subsidiaries for such period, (ii) any material intellectual property or (iii) any material real property.

“Indemnitee” shall have the meaning provided in Section 8.01(a) of this Agreement.

“Indenture” shall have the meaning provided in the recitals of this Agreement.

“Indenture Documents” shall mean (a) the Indenture, the Notes, the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Instrument” shall mean any “instrument” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

24

“Investor” shall have the meaning provided in Section 1.01(c)(iv) of this Agreement.

“Issue Date Controlled Account” shall have the meaning provided in Section 3.09 of this Agreement.

“Issuer” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Right” shall mean any “letter-of-credit right” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean any trademarks, service marks and trade names in or to which any Assignor now or hereafter has any right, title, or interest, including any registration or application for registration of any trademarks and service marks now owned or hereafter acquired by any Assignor, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States, or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by an Assignor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Assignor.

“Material Adverse Effect” shall mean a material adverse effect (except for the implementation and consummation of the Plan of Reorganization and the transactions contemplated thereby and the effects that may customarily result, directly or indirectly, therefrom) on (i) the business, operations, property, assets or financial condition of the Assignors taken as a whole, (ii) the rights or remedies of or benefits available to the Secured Parties under the Indenture or (iii) the ability of the Assignors, taken as a whole, to perform its obligations to the Secured Parties under the Indenture or any material Indenture Document.

“Notes” shall have the meaning provided in the recitals of this Agreement.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Patents” shall mean any patent in or to which any Assignor now or hereafter has any right, title or interest therein, and any reissues, revisions, extensions, divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter filed by any Assignor.

“Patent Security Agreement” shall mean a Second Lien Patent Security Agreement, substantially in the form of Exhibit B (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

25

“Pooled Mortgages” shall have the meaning provided in Section 1.01(c)(i).

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Secured Obligations” shall mean and include, as to any Assignor, all of the following:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Assignor (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding) fees, costs and indemnities) of such Assignor to the Secured Parties, whether now existing or hereafter incurred under, arising out of, or in connection with, each Indenture Document to which such Assignor is a party (including, without limitation, in the event such Assignor is a Subsidiary Assignor, all such obligations, liabilities and indebtedness of such Assignor under its Note Guarantee) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Indenture Document;

(ii) any and all sums advanced by the Collateral Agent in order to (x) preserve the Collateral or preserve its security interest in the Collateral or (y) cure any default or violation of any Contract or governmental approval;

(iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Assignor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.01 of this Agreement;

26

it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether extended on the date of this Agreement or extended from time to time after the date of this Agreement.

“Secured Parties” shall mean, collectively, (a) the holders of the Notes, (b) the Trustee, (c) the Collateral Agent and (d) the successors and permitted assigns of each of the foregoing.

“Security Agreement Supplement” shall mean a Security Agreement Supplement, substantially in the form of Exhibit D, signed and delivered to the Collateral Agent for the purpose of adding an Assignor as a party hereto pursuant to Section 11.12 and/or adding additional property to the Collateral.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Subsidiary Assignors” shall have the meaning provided in the recitals of this Agreement.

“Servicing Rights Acknowledgment Agreements” shall mean, collectively, the GNMA Acknowledgment Agreement, the Freddie Acknowledgement Agreement and the FNMA Acknowledgment Agreement.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Trustee” shall have the meaning provided in the recitals of this Agreement.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 11.08(a) of this Agreement.

“Trademark Security Agreement” shall mean a Second Lien Trademark Security Agreement, substantially in the form of Exhibit A (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Party’s.

“Trade Secrets” shall mean any secretly held now or hereafter existing engineering or other data, information, production procedures and other know-how or trade secret relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of an Assignor worldwide whether written or not.

“Trade Secret Rights” shall mean the rights of an Assignor in any Trade Secret it holds or uses in the course of its business.

“Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

27

“Trust Collection Accounts” shall mean those individual collection accounts and intermediary holding accounts from which funds are transferred into individual collection accounts maintained pursuant to the requirements of the respective Servicing Agreements pursuant to which funds are deposited for payment to the beneficiaries of the respective securitizations or trusts and which contain no other funds.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral (or the exercise of any remedy with respect thereto) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority (or the exercise of such remedy) and for purposes of definitions relating to such provisions.

“UCC Filing Collateral” means Collateral for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

ARTICLE 10

CONCERNING THE COLLATERAL AGENT

Section 10.01. Power of Attorney. Each Assignor hereby constitutes and appoints (which appointment is coupled with an interest) the Collateral Agent its true and lawful attorney, irrevocably, with full power of substitution, for the sole use and benefit of the Secured Parties, but at the Assignors’ expense, at any time and from time to time after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise), to the extent permitted by law to exercise all or any of the following powers with respect to all or any of such Assignor’s Collateral: (a) to act, require, demand, sue for, collect, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, (b) to endorse any checks or other instruments or orders in connection therewith, (c) to file any claims or take any action or institute, settle, compromise, compound or defend any proceedings with respect thereto which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, (d) to sell, lease, license or otherwise dispose of any Collateral or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and (e) to extend the time of payment for any or all thereof and to make any allowance or other adjustment with reference thereto.

Section 10.02. General Provisions. (a) The provisions of Section 14.03 of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Assignors and all Secured Parties, in connection with this Agreement and the other Indenture Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Indenture Documents that the Collateral Agent is required in writing to exercise at the direction of the applicable Secured Parties and (iii) except as expressly set forth in the Indenture Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Assignor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any

28

Collateral or for the validity, perfection, priority or enforceability of any security interest granted herein, whether impaired by operation of law or by reason of any action or omission to act on its part under the Indenture Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Issuer or a Secured Party.

(b) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 11.11(b) and this Section 10.02 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Indenture Documents, including determining the amounts of the Secured Obligations or whether any action has been taken under any Indenture Document, the Collateral Agent will be entitled to rely on information from (i) its own records or the records of the Trustee for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Issuer, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Party or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Indenture Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. Each notice, request or other communication given hereunder shall be given in accordance with Section 15.02 of the Indenture and shall be addressed, (a) if to the Issuer, the Collateral Agent or the Trustee, to such address as such Person shall have specified in the Indenture and (b) if to any Assignor other than the Issuer, in the care of the Issuer to such address as the Issuer shall have specified in the Indenture, or in each case to such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

Section 11.02. Waiver; Amendment. Except as provided in Sections 11.08 and 11.12, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that the addition or release of any Assignor hereunder shall not constitute a change, waiver, discharge or termination affecting any Assignor other than the Assignor so added or released) and the Collateral Agent.

Section 11.03. Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any

29

exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Indenture Document; or (c) any amendment to or modification of any Indenture Document or any security for any of the Secured Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

Section 11.04. Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect, subject to release and/or termination as set forth in Section 11.08, (b) be binding upon each Assignor, its successors and assigns; provided, however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Indenture Documents regardless of any investigation made by the Secured Parties or on their behalf.

Section 11.05. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.06. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE, WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, each Assignor hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Agreement, the Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each Assignor irrevocably waives, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each Assignor agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any courts to the jurisdiction of which it is subject by a suit upon such judgment, provided, that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent any Assignor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

EACH OF THE ASSIGNORS AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.07. Assignor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

30

Section 11.08. Termination; Release. (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 8.01 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly release from the security interest created hereby and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which no Note is outstanding or the Indenture is satisfied and discharged and all other Secured Obligations then due and payable have been paid in full in cash (other than indemnities described in Section 8.01 hereof, Article 11 of the Pledge Agreement and Section 7.07 of the Indenture, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable).

(b) Subject to the terms of any Intercreditor Agreement, in the event that any part of the Collateral (i) is or becomes Excluded Collateral, (ii) is sold or otherwise disposed of (to a Person other than an Assignor) at any time prior to the Termination Date, in connection with a sale or disposition not prohibited by the Indenture and the proceeds from such sale or disposition are applied in accordance with the terms of the Indenture or such other applicable Indenture Documents, as the case may be, to the extent required to be so applied or (iii) is otherwise released at the direction of the Trustee, in each case, such Collateral shall be automatically released from the security interest created hereby and, at the request and expense of such Assignor, the Collateral Agent will execute and deliver any documentation, including termination or partial release statements and the like requested by such Assignor, in connection therewith and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral that has become Excluded Collateral or as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been assigned, transferred or delivered pursuant to this Agreement. Furthermore, upon the release of any Subsidiary Assignor from the Note Guarantee in accordance with the provisions of the Indenture, any such Subsidiary Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be released from this Agreement without any further action hereunder and the Collateral Agent is authorized and directed to execute and deliver such instruments of release as provided in this Section 11.08(b). The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Assignor by it in accordance with (or which the Collateral Agent believes in good faith to be in accordance with) this Section 11.08(b).

(c) At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.08(a) or (b), such Assignor shall deliver to the Collateral Agent a certificate signed by a principal executive officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 11.08(a) or (b). At any time that the Issuer or the respective Assignor desires that a Subsidiary of the Issuer which has been released from the Note Guarantee be released hereunder as provided in the last sentence of Section 11.08(b), it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Issuer and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 11.08(b).

31

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 11.08.

Section 11.09. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other form of electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Issuer and the Collateral Agent.

Section 11.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11. The Collateral Agent and the Other Secured Parties. (a) The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 14.03 of the Indenture. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 14.03 of the Indenture.

(b) Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

Section 11.12. Additional Assignors. It is understood and agreed that any Guarantor that desires to become an Assignor hereunder, or is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Indenture or any other Indenture Document, shall become an Assignor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a Security Agreement Supplement substantially in the form of Exhibit D and delivering same to the Collateral Agent, (y) delivering a Perfection Certificate substantially in the form of Exhibit E hereto and supplements to Schedules 1 through 8, inclusive, hereto as are necessary to cause such Schedules to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

32

Section 11.13. No Conflicts with Servicing Rights Acknowledgement Agreements. To the extent any provision of this Agreement conflicts with the express provisions of any Servicing Rights Acknowledgement Agreement, the provisions of such Servicing Rights Acknowledgement Agreement shall govern and be controlling.

Section 11.14. Intercreditor Agreements Govern. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE PARTY SPECIFIED IN THE APPLICABLE INTERCREDITOR AGREEMENT.

[Remainder of this page intentionally left blank; signature page follows]

33

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

DITECH HOLDING CORPORATION
DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC., each as an Assignor

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as an Assignor

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as an Assignor

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC, each as an Assignor

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as an Assignor

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Second Lien Security Agreement]

Accepted and Agreed to:

WILMINGTON SAVINGS
FUND SOCIETY, FSB, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

EXHIBIT A

to Security Agreement

[FORM OF] SECOND LIEN TRADEMARK SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [            ][    ] (the “Grantor”) with notice address at                     , hereby grants to WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Mark, including, without limitation, each registered or applied for Mark set forth on Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Mark or any other trademark or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any registered or applied for United States Mark, as set forth on Schedule A attached hereto, (iii) all Proceeds of the foregoing, (iv) the goodwill of the businesses with which the Marks are associated and (v) all causes of action arising prior to, on or after the date hereof for injury to or infringement, violation or dilution of any of the foregoing or unfair competition regarding the same or for injury to the goodwill associated with any of the foregoing or violation of intellectual property rights in connection with any of the foregoing, including all proceeds and revenues therefrom, in each case, whether now owned or existing or hereafter acquiring or arising (the items described in clauses (i)-(v), collectively, the “Mark Collateral”). Notwithstanding the foregoing, in no event shall the Mark Collateral include (x) any application for registration of a Mark filed with the United States Patent and Trademark Office (“PTO”) on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed and accepted by the PTO, at which time such Mark shall automatically become subject to the security interest pledged or (y) any other Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in that certain Second Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of January [•], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Mark Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-1

[Remainder of this page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned have executed this Second Lien Trademark Security Agreement as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By
Name:
Title:

A-3

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent and Grantee

By
Name:
Title:

By
Name:
Title:

A-4

Schedule A

[NAME OF GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE

A-5

EXHIBIT B

to Security Agreement

[FORM OF] SECOND LIEN PATENT SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [            ] [    ] (the “Grantor”) with notice address at                     , hereby grants to WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Patent, including, without limitation, each issued Patent and patent application set forth on Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Patent or any other patent or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any United States issued Patent or patent application, as set forth on Schedule A attached hereto, (iii) all Proceeds of the foregoing and (iv) all causes of action arising prior to, on or after the date hereof for infringement or violation of any of the foregoing or unfair competition regarding the same, including all proceeds and revenues therefrom, in each case whether now owned or existing or hereafter acquired or arising (the items described in clauses (i)-(iv), collectively, the “Patent Collateral”). Notwithstanding the foregoing, in no event shall the Patent Collateral include any Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such, term is defined in that certain Second Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of January [•], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Patent Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Second Lien Patent Security Agreement as of as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent and Grantee

By
Name:
Title:

By
Name:
Title:

Schedule A

[NAME OF GRANTOR]

U.S. PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

U.S. PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

EXHIBIT C

to Security Agreement

[FORM OF] SECOND LIEN COPYRIGHT SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [            ] [            ] (the “Grantor”), hereby grants to WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Copyright, including, without limitation, those United States registered or applied for Copyrights set forth in Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Copyright or any other copyright or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any registered or applied for United States Copyright, as set forth in Schedule A attached hereto, (iii) all Proceeds of the foregoing and (iv) all causes of action arising prior to, on or after the date hereof for infringement or violation of any of the foregoing or unfair competition regarding the same, including all proceeds and revenues therefrom, in each case whether now owned or existing or hereafter acquired or arising (the items described in clauses (i)-(iv), collectively, the “Copyright Collateral”). Notwithstanding the foregoing, in no event shall the Copyright Collateral include any Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such, term is defined in that certain Second Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of January [•], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Copyright Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Second Lien Copyright Security Agreement as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent and Grantee

By
Name:
Title:

By
Name:
Title:

Schedule A

[NAME OF GRANTOR]

U.S. COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date

U.S. COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

EXHIBIT D

to Security Agreement

[FORM OF] SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of             ,             , between [NAME OF ASSIGNOR] (the “Assignor”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent.

WHEREAS, DITECH HOLDING CORPORATION (formerly known as Walter Investment Management Corp.), a Maryland corporation, the other Assignors from time to time party thereto and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent, are parties to that certain Second Lien Security Agreement dated as of January [•], 2018 (as heretofore amended, restated, supplemented, amended and restated and/or otherwise modified from time to time, the “Security Agreement”) under which the Assignors secure their respective Secured Obligations;

WHEREAS, [name of Assignor] desires to become a party to the Security Agreement as an Assignor thereunder; and

WHEREAS, terms defined in the Security Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Security Interest. (a) Subject to the terms of any Intercreditor Agreement, In order to secure its Secured Obligations, the Assignor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Assignor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

(i) each and every Account;

(ii) all cash;

(iii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv) all Commercial Tort Claims described on Schedule 5 hereto as updated from time to time;

(v) all computer programs of such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Domain Names and Trade Secret Rights, together with all causes of action arising prior to or after the date hereof for infringement of such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(vi) all Contracts, together with all Contract Rights arising thereunder;

(vii) all Copyrights, together with all causes of action arising prior to or after the date hereof for infringement of any Copyrights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(viii) all Equipment;

(ix) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies deposited or required to be deposited in any of the foregoing;

(x) all Documents;

(xi) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(xii) all Goods;

(xiii) all Instruments;

(xiv) all Inventory;

(xv) all Investment Property;

(xvi) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xvii) all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xviii) all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xix) all Permits;

(xx) all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, credit files, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxi) all Supporting Obligations;

(xxii) all other intellectual and similar property of every kind and nature and all embodiments or fixations thereof and related documentation, registration and franchises, together with all causes of action arising prior to or after the date hereof for infringement of any such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing; and

(xxiii) all Proceeds and products of any and all of the foregoing;

provided that the Assignor shall not be required to grant a security interest hereunder in (and the term “New Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof). For the avoidance of doubt, notwithstanding the preceding sentence, the Assignor shall be required to grant a security interest hereunder in 100% of the Non-Voting Equity Interests of each Exempted Foreign Entity at any time and from time to time acquired by such Assignor.

(b) The Liens granted hereunder are subject to Sections 1.01(b) and (c) of the Security Agreement.

2. Delivery of Collateral. Concurrently with delivering this Security Agreement Supplement to the Collateral Agent, the Assignor is complying with the provisions of Section 3.06 of the Security Agreement with respect to any Instrument, if and to the extent included in the New Collateral at such time.

3. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Collateral Agent, the Assignor will become a party to the Security Agreement and will thereafter have all the rights and obligations of an Assignor thereunder and be bound by all the provisions thereof as fully as if the Assignor were one of the original parties thereto.

4. Representations and Warranties. (a)The Assignor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Assignor has delivered a Perfection Certificate and supplements to Schedules 1 through 8 to the Security Agreement as set forth in Section 11.12 of the Security Agreement to the Collateral Agent. The information set forth therein is correct and complete as of the date hereof. Within 60 days after the date hereof, the Assignor will furnish to the Collateral Agent a file search report from each UCC filing office listed in such Perfection Certificate, showing the filing made at such filing office to perfect the Liens granted to the Collateral Agent for the benefit of the Secured Parties hereunder and under the Security Agreement on the New Collateral.

(c) The execution and delivery of this Security Agreement Supplement by the Assignor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except the Lien granted to the Collateral Agent for the benefit of the Secured Parties hereunder and under the Security Agreement) on any of its assets.

(d) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Assignor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) Each of the representations and warranties set forth in Articles 2 through 5 of the Security Agreement is true as applied to the Assignor and the New Collateral. For purposes of the foregoing sentence, references in said Articles to an “Assignor” shall be deemed to refer to the Assignor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Issue Date”, “the date hereof” or “the date of this Agreement” shall be deemed to refer to the date on which the Assignor signs and delivers this Security Agreement Supplement.

5. Governing Law. THIS SECURITY AGREEMENT SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK..

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

to Security Agreement

[FORM OF] PERFECTION CERTIFICATE

[•], 20[•]

Reference is hereby made to that certain Second Lien Security Agreement dated as of January [•], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”), among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Issuer”), the subsidiaries of the Issuer from time to time party thereto (collectively, the “Subsidiary Assignors” and, together with the Issuer, the “Existing Assignors”) and Wilmington Savings Fund Society, FSB, as collateral agent (“Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

[Each of][The] undersigned ([each a][the] “New Assignor” and together with the Existing Assignors, the “Assignors”) hereby certifies, as of the date hereof and without personal liability, to the Collateral Agent and each other Secured Creditor as follows:

1. Names. (a) The exact legal name of [the][each] Assignor, as such name appears in its respective certificate of incorporation, formation or other organizational document (as applicable), is set forth in Schedule 1(a). [The][Each] New Assignor is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of [the][each] New Assignor that is a registered organization, the Federal Taxpayer Identification Number of [the][each] New Assignor and the jurisdiction of organization of [the][each] New Assignor.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names [the][each] New Assignor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by [the][each] New Assignor or any of its divisions or business units in connection with the conduct of its business or the ownership of its properties at any time during the past two years.

(d) Except as set forth in Schedule 1(d), [no New Assignor has][the New Assignor has not] changed its identity or corporate structure in any way within the past two years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. Set forth in Schedule 1(d) is the information required by Section 1 of this certificate for any other business or organization to which [the][each] New Assignor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past two years.

2. Current Locations. (a) The chief executive office and mailing address of [the][each] New Assignor is located at the address (including street, address, city, county and state) set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) hereto are all locations where [the][each] New Assignor maintains any books or records relating to any Collateral.

3. Prior Locations. Set forth in Schedule 3 is the information required by Schedule 2(a) or Schedule 2(b) with respect to each material location or place of business previously maintained by [the][each] New Assignor at any time during the past five years.

4. Extraordinary Transactions. Within the last five years, except for those material purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Accounts have been originated and all other Collateral has been acquired by [the][each] New Assignor in the ordinary course of business.

5. File Search Reports. File search reports have been obtained from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(d) or Schedule 4 relating to any of the transactions described in Schedule (1)(d) or Schedule 4 with respect to each legal name of the person or entity from which [the][each] New Assignor purchased or otherwise acquired any of the Collateral, (B) each filing officer in each real estate recording office identified on Schedule 8 with respect to any Real Property owned by [the][any] New Assignor with a book value of at least $5,000,000 and (C) such other jurisdictions and filing offices reasonably required by the Collateral Agent to identify any other liens, security interests or other encumbrances upon the Collateral. Such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

6. UCC Filings. Financing statements (duly authorized by [the][each] New Assignor constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 have been prepared for filing in the proper Uniform Commercial Code filing offices in the jurisdictions identified in Schedule 7 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing granted to the Collateral Agent pursuant to the Security Documents.

8. Real Property. Attached hereto as Schedule 8 is a list of all real property with a book value of at least $5,000,000 owned by [the][each] New Assignor and filing offices for Mortgages in respect of such real property.

9. Absence of Certain Property. [No Assignor owns][The New Assignor does not own] any assets of material value which constitute farm products, as-extracted collateral or timber-to- be-cut (each as defined in the UCC).

[Remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate as of the date first set forth above.

[NEW ASSIGNOR(S)]

By:
Name:
Title:

Annex B

FORM OF PLEDGE AGREEMENT

SECOND LIEN PLEDGE AGREEMENT

among

EACH OF THE PLEDGORS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB

as COLLATERAL AGENT

Dated as of January [•], 2018

i

Annex A	[Reserved]
Annex B	Subsidiaries
Annex C	Corporate Stock
Annex D	Notes
Annex E	Limited Liability Company Interests
Annex F	Partnership Interests
Annex G	Other Pledged Collateral
Annex H	Uncertificated Security Agreement

ii

SECOND LIEN PLEDGE AGREEMENT

SECOND LIEN PLEDGE AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of January [•], 2018 among DITECH HOLDING CORPORATION (formerly Walter Investment Management Corp.), a Maryland corporation (the “Issuer”), the subsidiaries of the Issuer from time to time party hereto (collectively, the “Subsidiary Pledgors” and together with the Issuer, each, a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Article 30 hereof, the “Pledgors”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent (together with any successor collateral agent, the “Pledgee”), for the benefit of the Secured Parties (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Issuer, the guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as trustee (together with any successor trustee, the “Trustee”) and collateral agent, have entered into an Indenture, dated as of January [•], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer has issued $250 million aggregate principal amount of 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Notes”);

WHEREAS, pursuant to the Note Guarantee, the Subsidiary Pledgors have guaranteed to the Secured Parties the payment when due of all Note Obligations as described in the Indenture;

WHEREAS, it is a condition precedent to the issuance of the Notes that each Pledgor shall have executed and delivered to the Pledgee this Agreement;

WHEREAS, each Pledgor will obtain benefits from the execution, delivery and performance of the obligations under the Indenture and desires to execute this Agreement in order induce the holders of the Notes to purchase the Notes;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Parties and hereby covenants and agrees with the Pledgee for the benefit of the Secured Parties as follows:

ARTICLE 1

SECURITY FOR SECURED OBLIGATIONS

This Agreement is made by each Pledgor for the benefit of the Secured Parties to secure:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding), fees, costs and indemnities) of such Pledgor owing to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with, each Indenture Document to which such Pledgor is a party (including, in the case of each Pledgor that is a Subsidiary Pledgor, all such obligations, liabilities and indebtedness of such Pledgor under its Note Guarantee) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each such Indenture Document;

(ii) any and all sums advanced by the Pledgee in its reasonable discretion in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (i) and Error! Reference source not found. above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Article 11 of this Agreement;

(b) all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (iv) of this Article 1 being herein collectively called the “Secured Obligations,” it being acknowledged and agreed that the “Secured Obligations” shall include indebtedness and obligations of the types described above, whether incurred on the date of this Agreement or incurred from time to time after the date of this Agreement.

ARTICLE 2

DEFINITIONS

(a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Indenture shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa. Section 1.04 of the Indenture shall apply to this Agreement, mutatis mutandis.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as (a) a broker or a dealer pursuant to Section 15 of the Exchange Act or (b) a broker or a dealer or an underwriter under any foreign securities law.

“Certificated Security” shall have the meaning given such term in Section 8-102(a)(4) of the UCC.

“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.

“Collateral” shall have the meaning set forth in Section 3.01 hereof.

2

“Collateral Accounts” shall mean any and all accounts established and maintained by the Pledgee in the name of any Pledgor to which Collateral may be credited.

“Contract” shall mean all contracts between any Pledgor and one or more additional parties (including, without limitation, any partnership agreements, joint venture agreements and limited liability company agreements).

“Domestic Corporation” shall have the meaning set forth in the definition of “Stock.”

“Excluded Collateral” shall have the meaning given such term in the Security Agreement.

“Exempted Foreign Entity” shall mean any Foreign Corporation and other Company organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia that, in any such case, is treated as a corporation or an association taxable as a corporation for U.S. federal income tax purposes.

“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

“Foreign Corporation” shall have the meaning set forth in the definition of “Stock.”

“Indemnitees” shall have the meaning set forth in Article 11 hereof.

“Indenture” shall have the meaning set forth in the recitals hereto.

“Indenture Documents” shall mean (a) the Indenture, the Notes, the other Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.

“Intercompany Notes” shall mean (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor.

“Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.

“Issuer” shall have the meaning set forth in the recitals hereto.

“Limited Liability Company Assets” shall mean all assets of a limited liability company, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned by any Pledgor or represented by any Limited Liability Company Interest.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

“Material Adverse Effect” shall mean a material adverse effect (except for the implementation and consummation of the Plan of Reorganization and the transactions contemplated thereby and the effects that may customarily result, directly or indirectly, therefrom) on (i) the business, operations, property, assets or financial condition of the Pledgors taken as a whole, (ii) the rights or remedies of or benefits available to the Secured Parties under the Indenture or (iii) the ability of the Pledgors, taken as a whole, to perform its obligations to the Secured Parties under the Indenture or any material Indenture Document.

3

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Notes” shall have the meaning set forth in the recitals hereto.

“Partnership Assets” shall mean all assets of a partnership, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned by any Pledgor or represented by any Partnership Interest.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

“Pledged Notes” shall mean all Notes at any time pledged or required to be pledged hereunder.

“Pledgee” shall have the meaning set forth in the first paragraph hereof.

“Pledgor” shall have the meaning set forth in the first paragraph hereof.

“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Registered Organization” shall have the meaning given such term in Section 9-102(a)(70) of the UCC.

“Regulatory Supervising Organization” shall mean any of (a) the SEC, (b) FINRA, (c) the New York Stock Exchange, (d) state securities commissions and (e) any other U.S. or foreign governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which the Issuer or any Restricted Subsidiary is a member or to whose rules it is subject.

“Secured Obligations” shall have the meaning set forth in Article 1 hereof.

“Secured Parties” shall have the meaning set forth in the Security Agreement.

“Securities Account” shall have the meaning given such term in Section 8-501(a) of the UCC.

“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

“Security” and “Securities” shall have the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock and all Notes.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

4

“Stock” shall mean (x) with respect to corporations incorporated under the laws of the United States or any State thereof or the District of Columbia (each, a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any Domestic Corporation at any time owned by any Pledgor and (y) with respect to corporations that are not Domestic Corporations (each, a “Foreign Corporation”), all of the issued and outstanding shares of capital stock of any Foreign Corporation at any time owned by any Pledgor.

“Subsidiary Pledgor” shall have the meaning set forth in the recitals hereto.

“Termination Date” shall have the meaning set forth in Article 20 hereof.

“Trustee” shall have the meaning set forth in the recitals hereto.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific Sections or subsections of the UCC are references to such Sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

ARTICLE 3

PLEDGE OF SECURITIES, ETC.

Section 3.01. Pledge. To secure the Secured Obligations now or hereafter owed or to be performed by such Pledgor, subject to the terms of each Intercreditor Agreement, each Pledgor does hereby grant, pledge and assign to the Pledgee for the benefit of the Secured Parties, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Parties in, all of its right, title and interest in and to the following, whether now owned or existing or hereafter from time to time acquired or arising and regardless of where located (collectively, the “Collateral”):

(a) each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Indenture or any other Indenture Document to be deposited in such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(b) all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c) all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:

5

(i) all its capital therein and its interest in all profits, income, surpluses, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(iv) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d) all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:

(i) all its capital therein and its interest in all profits, income, surpluses, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

6

(iv) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e) all Financial Assets and Investment Property owned by such Pledgor from time to time;

(f) all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing; and

(g) all Proceeds of any and all of the foregoing;

provided that, no Pledgor shall be required at any time to pledge hereunder (and the term “Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof).

Section 3.02. Procedures. (a) To the extent that any Pledgor as of the Issue Date or at any time or from time to time thereafter owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.01 of this Agreement and, in addition thereto (but subject to the terms of the Intercreditor Agreement), such Pledgor shall (to the extent provided below and not inconsistent with the terms of any Intercreditor Agreement) take the following actions as set forth below as promptly as practicable and, (x) in the case of any such Collateral owned by a Pledgor on the Issue Date and constituting Certificated Securities, as of the Issue Date, (y) in the case of any such Collateral other than Certificated Securities owned by a Pledgor on the Issue Date, to the extent not accomplished as of the Issue Date after use of commercially reasonable efforts by such Pledgor, within 60 days after the Issue Date and (z) in the case of any such Collateral owned by a Pledgor after the Issue Date, within 60 days after it obtains such Collateral (or such later date as determined by the Collateral Agent in its reasonable discretion), for the benefit of the Pledgee and the other Secured Parties:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall physically deliver such Certificated Security to the Pledgee, endorsed to the Pledgee or endorsed in blank;

7

(ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall only authorize, execute and deliver, and cause the issuer of such Uncertificated Security to duly authorize, execute and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the other Secured Parties substantially in the form of Annex H hereto (appropriately completed to the satisfaction of the Pledgee and with such modifications, if any, as shall be reasonably satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

(iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall take (x) all actions required (i) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (ii) to perfect the security interest of the Pledgee under applicable law and (y) such other actions as the Pledgee deems necessary or desirable to effect the foregoing; provided that a Pledgor shall not be required to enter into any control agreement in respect of any Security Entitlement or Securities Account;

(iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, such Pledgor shall follow the procedure set forth in Section 3.02(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate but is a Security for purposes of the UCC, such Pledgor shall follow the procedure set forth in Section 3.02(a)(ii) hereof;

(v) with respect to any Intercompany Note, and any other Note in an amount in excess of $500,000, such Pledgor (in either case) shall provide physical delivery of such Intercompany Note and other Note to the Pledgee, endorsed in blank, or, at the request of the Pledgee, endorsed to the Pledgee; and

(vi) with respect to cash proceeds from any of the Collateral described in Section 3.01 hereof, at any time following a request by the Pledgee given while an Event of Default is in existence, such Pledgor shall (i) permit establishment by the Pledgee of a deposit account in the name of such Pledgor over which the Pledgee shall have “control” within the meaning of Section 9-104 of the UCC and no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee and (ii) provide for the deposit of such cash in such deposit account.

(b) In addition to the actions required to be taken pursuant to Section 3.02(a) hereof, each Pledgor shall take the following additional actions with respect to the Collateral:

(i) with respect to all Collateral of such Pledgor whereby or with respect to which the Pledgee may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such Pledgor shall take all actions (to the extent not inconsistent with any Intercreditor Agreement) as may be requested from time to time by the Pledgee so that “control” of such Collateral is obtained and at all times held by the Pledgee; provided that no Pledgor shall be required to enter into a control agreement in respect of any Security Entitlement and the Securities Account to which the underlying Financial Asset is credited;

8

(ii) each Pledgor shall from time to time deliver to the Pledgee financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee’s security interest in all Investment Property and other Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC) may be so perfected; and

(iii) subject to the terms of this Agreement and to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default and following request by the Pledgee, each Pledgor shall cause each Broker-Dealer Subsidiary to (A) make any required filing or application with, and give any required notice to, any applicable Governmental Authority or Regulatory Supervising Organization that may be necessary to permit the Secured Parties and the Pledgee to acquire, exercise control over, transfer or otherwise exercise any rights provided under this Agreement over the Equity Interests of a Broker-Dealer Subsidiary pledged hereunder, (B) use its best efforts to pursue such filing, application or notice and obtain any required consent or approval as promptly as practicable, (C) notify the Pledgee of any filing or notice that will be required, which each Pledgor represents will contain a complete list of all regulatory authorizations and notifications that may be required, and (D) take such other actions as may be reasonably requested by the Pledgee to facilitate such acquisition, control or transfer of the Equity Interests of any Broker-Dealer Subsidiary pledged hereunder.

Section 3.03. Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend, distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, (i) such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.01 hereof and, furthermore, such Pledgor will, to the extent not inconsistent with any Intercreditor Agreement, thereafter take (or cause to be taken) all action (as promptly as practicable and, in any event, within 60 days after it obtains such Collateral (or such later date as determined by the Collateral Agent in its reasonable discretion)) reasonably required with respect to such Collateral in accordance with the procedures set forth in Section 3.02 hereof and any Intercreditor Agreement and will, to the extent not inconsistent with any Intercreditor Agreement, promptly thereafter deliver to the Pledgee (i) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Parties) hereunder and (ii) supplements to Annexes A through G hereto as are necessary to cause such Annexes to be complete and accurate at such time. Without limiting the foregoing, each Pledgor shall be required to pledge hereunder the Equity Interests of (x) any Exempted Foreign Entity and (y) any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries, in each case at any time and from time to time after the date hereof acquired by such Pledgor, provided that no Pledgor shall be required at any time to pledge hereunder the Voting Equity Interests of any such Exempted Foreign Entity or Domestic Subsidiary referred to in the foregoing clauses (x) and (y) constituting more than 66% of the total combined voting power of all Voting Equity Interests of such Exempted Foreign Entity or Domestic Subsidiary, as applicable.

Section 3.04. Transfer Taxes. Each pledge of Collateral under Section 3.01 or Section 3.03 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

9

Section 3.05. Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof: (i) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto, (ii) the Stock (and any warrants or options to purchase Stock) held directly by such Pledgor (other than Excluded Collateral) consists of the number and type of shares of the Stock (or warrants or options to purchase any Stock) of the corporations as described in Annex C hereto; (iii) such Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (iv) the Notes held by such Pledgor consist of the promissory notes described in Annex D hereto where such Pledgor is listed as the lender to the extent such Notes are required to be delivered to the Pledgee pursuant to Section 3.02(a)(v) hereof; (v) the Limited Liability Company Interests held directly by such Pledgor (other than Excluded Collateral) consist of the number and type of interests of the Persons described in Annex E hereto; (vi) each such Limited Liability Company Interest referenced in clause (v) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex E hereto; (vii) the Partnership Interests held directly by such Pledgor (other than Excluded Collateral) consist of the number and type of interests of the Persons described in Annex F hereto; (viii) each such Partnership Interest referenced in clause (vii) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex F hereto; (ix) the Pledgor has complied with the respective procedure set forth in Section 3.02(a) hereof with respect to each item of Collateral described in Annexes C through F hereto; and (x) except as set forth on Annexes C through F hereto, such Pledgor does not directly hold any other Securities, Stock, Limited Liability Company Interests or Partnership Interests other than as set forth on Annex G that constitute Collateral hereunder.

ARTICLE 4

APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.

Subject to the terms of any Intercreditor Agreement, the Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

ARTICLE 5

VOTING, ETC., WHILE NO EVENT OF DEFAULT.

Unless and until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or result in a breach of any covenant contained in the Intercreditor Agreement or any Indenture Document. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default has occurred and is continuing, and Article 7 hereof shall become applicable.

10

ARTICLE 6

DIVIDENDS AND OTHER DISTRIBUTIONS

Subject to the terms of any Intercreditor Agreement, unless and until there shall have occurred and be continuing an Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. Subject to the terms of any Intercreditor Agreement, the Pledgee shall be entitled to receive, and to retain as part of the Collateral:

(i) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(ii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so long as no Event of Default then exists)) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

Nothing contained in this Article 6 shall limit or restrict in any way the Pledgee’s right to receive the proceeds of the Collateral in any form in accordance with Article 3 of this Agreement. All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Article 6 or Article 7 hereof shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

ARTICLE 7

REMEDIES IN CASE OF AN EVENT OF DEFAULT

If there shall have occurred and be continuing an Event of Default, then and in every such case, to the extent not inconsistent with the terms of any Intercreditor Agreement, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Indenture Document or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(i) to receive all amounts payable in respect of the Collateral otherwise payable under Article 6 hereof to the respective Pledgor;

(ii) to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;

(iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

(iv) to vote (and exercise all rights and powers in respect of voting) all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

11

(v) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine, provided at least 10 days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Parties may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Party shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto. If the Collateral Agent sells any of the Collateral upon credit, the Pledgors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 7.04 of the Security Agreement. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.; and

(vi) to set off any and all Collateral against any and all Secured Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Secured Obligations.

Each Pledgor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make any such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Pledgor’s expense.

ARTICLE 8

REMEDIES, CUMULATIVE, ETC.

Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Indenture Document, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Party of any one or more of the rights, powers or remedies provided for in this Agreement or any other Indenture Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Party of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Party to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Party to any other or further action in any circumstances

12

without notice or demand. The Secured Parties agree that this Agreement may be enforced only by the action of the Pledgee, in each case, acting upon the instructions of the Trustee, and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Parties upon the terms of this Agreement and the Security Agreement.

ARTICLE 9

APPLICATION OF PROCEEDS

(a) All monies collected by the Pledgee upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Pledgee hereunder, shall be applied in the manner provided in the Security Agreement.

(b) It is understood and agreed that each Pledgor shall remain jointly and severally liable with respect to its Secured Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of such Secured Obligations.

ARTICLE 10

PURCHASERS OF COLLATERAL

Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE 11

INDEMNITY

Each Pledgor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Article 11 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all documented costs, expenses or disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees) (for the purposes of this Article 11 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Indenture Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable); provided that no Indemnitee shall be indemnified pursuant to this Article 11 for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13

ARTICLE 12

PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER

(a) Nothing herein shall be construed to make the Pledgee or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Pledgee nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Pledgee shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Party, any Pledgor and/or any other Person.

(b) Except as provided in the last sentence of paragraph (a) of this Article 12, the Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Parties shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Article 12.

(c) The Pledgee and the other Secured Parties shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Party to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

ARTICLE 13

FURTHER ASSURANCES; POWER-OF-ATTORNEY

(a) Each Pledgor agrees that it will join with the Pledgee in executing and, at such Pledgor’s own expense, file and refile under the UCC or other applicable law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Pledgee, in such offices as the Pledgee (acting on its own or on the instructions of the Trustee) may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect, preserve, confirm or validate the Pledgee’s security interest in the Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral (including, without limitation, financing statements which list the Collateral specifically and/or “all assets” or similar description, as collateral) without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee and enable the Pledgee to exercise and enforce any of its rights, powers and remedies hereunder or thereunder.

(b) Each Pledgor hereby constitutes and appoints the Pledgee its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, for the sole benefit of the Secured Parties, but at the Pledgors’ expense, at any time and from time to time after the occurrence of and during the continuance of an Event of Default, in the

14

Pledgee’s discretion, to act, require, demand, sue for, collect, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute, settle, compromise, compound or defend any proceedings and to execute any instrument which the Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, to sell, lease, license or otherwise dispose of any Collateral or the proceeds or avails thereof, as fully and effectually as if the Pledgee were the absolute owner thereof, to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto, which appointment as attorney is coupled with an interest.

ARTICLE 14

THE PLEDGEE AS COLLATERAL AGENT

(a) Subject to the terms of any Intercreditor Agreement, the Pledgee will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood, acknowledged and agreed by each Secured Party that by accepting the benefits of this Agreement each such Secured Party acknowledges and agrees that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 14.03 of the Indenture. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Section 14.03 of the Indenture.

(b) The provisions of Section 14.03 of the Indenture shall inure to the benefit of the Pledgee, and shall be binding upon all Pledgors and all Secured Parties, in connection with this Agreement and the other Indenture Documents. Without limiting the generality of the foregoing, (i) the Pledgee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Indenture Documents that the Pledgee is required in writing to exercise at the direction of the applicable Secured Parties, and except as expressly set forth in the Indenture Documents, the Pledgee shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Pledgor that is communicated to or obtained by the bank serving as Pledgee or any of its Affiliates in any capacity. The Pledgee shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest granted herein, whether impaired by operation of law or by reason of any action or omission to act on its part under the Indenture Documents. The Pledgee shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Pledgee by the Issuer or a Secured Party.

(c) Sub-Agents and Related Parties. The Pledgee may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Pledgee and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Article 31 and this Article 14 shall apply to any such sub-agent and to the Related Parties of the Pledgee and any such sub-agent.

(d) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Indenture Documents, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Indenture Document, the Pledgee will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Pledgee has not obtained such information from its own records, and (iii) the Issuer, to the extent that the Pledgee has not obtained information from the foregoing sources.

15

(e) Refusal to Act. The Pledgee may refuse to act on any notice, consent, direction or instruction from any Secured Party or any agent, trustee or similar representative thereof that, in the Pledgee’s opinion, (i) is contrary to law or the provisions of any Indenture Document, (ii) may expose the Pledgee to liability (unless the Pledgee shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

ARTICLE 15

TRANSFER BY THE PLEDGORS

Except as permitted pursuant to any Intercreditor Agreement prior to the date all Secured Obligations have been paid in full in cash pursuant to the Indenture, no Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein.

ARTICLE 16

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS

(a) Each Pledgor represents, warrants and covenants as to itself and each of its Subsidiaries that, as of the date hereof:

(i) it is the legal, beneficial and record owner of, and has good and marketable title to, all of its material Collateral consisting of one or more Securities, Partnership Interests and Limited Liability Company Interests and that it has sufficient interest in all of its Collateral in which a security interest is purported to be created hereunder for such security interest to attach (in each case, free and clear of any pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests, created by this Agreement or permitted in respect of the Collateral under the Indenture Documents);

(ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement and, except as would not reasonably be expected to have a Material Adverse Effect, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law);

(iv) except to the extent already obtained or made, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor or any of its Subsidiaries) and no order, consent, license, permit, approval or authorization or validation of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance of this Agreement by such Pledgor, (b) the validity or enforceability of this Agreement against such Pledgor (except as set forth in clause (iii) above), (c) the perfection or enforceability of the Pledgee’s security interest in such Pledgor’s Collateral or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Pledgee of any of its rights or remedies provided herein;

16

(v) neither the execution, delivery or performance by such Pledgor of this Agreement or any other Indenture Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated therein: (x) except as would not reasonably be expected to have a Material Adverse Effect, will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court, arbitrator or governmental instrumentality, domestic or foreign, applicable to such Pledgor; (y) except as would not reasonably be expected to have a Material Adverse Effect, will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any indenture, lease, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or other instrument to which such Pledgor or any of its Subsidiaries is a party or is otherwise bound, or by which it or any of its properties or assets is bound or to which it may be subject; or (z) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Pledgor or any of its Subsidiaries;

(vi) all of such Pledgor’s Collateral (consisting of Securities, Limited Liability Company Interests and Partnership Interests) has been duly and validly issued, is fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document) and is subject to no options to purchase or similar rights;

(vii) [Reserved];

(viii) the pledge, collateral assignment and delivery to the Pledgee of such Pledgor’s Collateral consisting of Certificated Securities and Pledged Notes pursuant to this Agreement creates a valid and perfected security interest in such Certificated Securities and Pledged Notes, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities (other than the Liens and security interests permitted under the Indenture Documents then in effect) and the Pledgee is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(ix) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Pledgee over all of such Pledgor’s Collateral consisting of Securities (including, without limitation, Notes which are Securities, but excluding any Security Entitlement) with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC, except to the extent that the obligation of the applicable Pledgor to provide the Pledgee with “control” of such Collateral has not yet arisen under this Agreement.

(b) Each Pledgor covenants and agrees that it will defend the Pledgee’s right, title and security interest in and to such Pledgor’s Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee by such Pledgor as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the other Secured Parties.

17

(c) No Pledgor has performed any acts that might prevent the Pledgee from enforcing any of the provisions of this Agreement. Each Pledgor will, promptly upon request, provide to the Pledgee all information and evidence concerning such Pledgor’s Collateral that the Pledgee may reasonably request from time to time to enable it to enforce the provisions of this Agreement.

(d) In the case of each Pledgor which is an issuer of Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(e) In the case of each Pledgor which is a partner, member or equity holder, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable partnership agreement, limited liability company agreement, or other organizational document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Partnership Interests, Limited Liability Company Interests or other Collateral in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Partnership Interests, Limited Liability Company Interests or other Collateral to the Pledgee or its nominee and to the substitution of the Pledgee or its nominee as a substituted partner, equity holder or member of such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, member or equity holder, as the case may be.

ARTICLE 17

[RESERVED].

ARTICLE 18

PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC.

The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Article 20 hereof), including, without limitation:

(i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any Indenture Document (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);

(iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;

(iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or

18

(v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

ARTICLE 19

SALE OF COLLATERAL WITHOUT REGISTRATION

(a) Subject to the terms of any Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and any Pledgor shall have received from the Pledgee a written request or requests that such Pledgor cause any registration, qualification or compliance under any federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use commercially reasonable efforts to cause such registration to be so effected (and be kept effective) and will use commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, including, without limitation, registration under the Securities Act, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements; provided, that the Pledgee shall furnish to such Pledgor such information regarding the Pledgee as such Pledgor may request in writing and as shall be required in connection with any such registration, qualification or compliance. Each Pledgor will cause the Pledgee to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Pledgee such number of prospectuses, offering circulars and other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify, to the extent permitted by law, the Pledgee and all other Secured Parties participating in the distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Pledgee or such other Secured Party expressly for use therein.

(b) If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Article 7 hereof, and such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

19

ARTICLE 20

TERMINATION; RELEASE.

(a) On the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Article 11 hereof shall survive any such termination) and the Pledgee, at the request and expense of such Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC-3 termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest (other than an Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.02(a)(ii) or by the respective partnership or limited liability company pursuant to Section 3.02(a)(iv)(2). As used in this Agreement, “Termination Date” shall mean the date upon which no Note is outstanding or the Indenture is satisfied and discharged and all other Secured Obligations then due and payable have been paid in full in cash (other than indemnities described in Article 11 hereof, Section 8.01 of the Security Agreement and Section 7.07 of the Indenture, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable).

(b) Subject to the terms of any Intercreditor Agreement, in the event that any part of the Collateral (i) is or becomes Excluded Collateral, (ii) is sold or otherwise disposed of (to a Person other than a Pledgor) at any time prior to the Termination Date, in connection with a sale or disposition not prohibited by the Indenture and the proceeds from such sale or disposition are applied in accordance with the terms of the Indenture or such other applicable Indenture Documents, as the case may be, to the extent required to be so applied or (iii) is otherwise released at the direction of the Trustee, in each case, such Collateral shall be automatically released from the security interest created hereby and, at the request and expense of any Pledgor, the Collateral Agent will execute and deliver any documentation, including termination or partial release statements and the like, in connection therewith and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral that has become Excluded Collateral or as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been assigned, transferred or delivered pursuant to this Agreement. Furthermore, upon the release of any Subsidiary Pledgor from the Note Guarantee in accordance with the provisions of the Indenture, any such Subsidiary Pledgor (and the Collateral at such time assigned by the respective Pledgor pursuant hereto) shall be released from this Agreement without any further action hereunder and the Collateral Agent is authorized and directed to execute and deliver such instruments of release as provided in this Section 11.09(b).

(c) At any time that any Pledgor desires that Collateral be released as provided in the foregoing Article 20(a) or Error! Reference source not found., it shall deliver to the Pledgee (and the relevant sub-agent, if any, designated pursuant to Article 4 hereof) a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Article 20(a) or Error! Reference source not found. hereof.

20

(d) The Pledgee shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Pledgee in good faith believes to be in accordance with) this Article 20.

ARTICLE 21

NOTICES, ETC.

Each notice, request or other communication given hereunder shall be given in accordance with Section 15.02 of the Indenture and shall be addressed, (a) if to the Issuer or the Pledgee, to such address as such Person shall have specified in the Indenture, (b) if to any Pledgor other than the Issuer, in the care of the Issuer to such address as the Issuer shall have specified in the Indenture and (c) if to any Secured Party, to such address as such Secured Party shall have specified in writing to the Issuer and the Collateral Agent or, in each case to such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

ARTICLE 22

WAIVER; AMENDMENT

Except as contemplated by any Intercreditor Agreement and as provided in Articles 20 and 30 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the requirements specified in the Indenture.

ARTICLE 23

SUCCESSORS AND ASSIGNS

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Article 20, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Trustee, and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the other Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Indenture Documents regardless of any investigation made by the Secured Parties or on their behalf.

ARTICLE 24

HEADINGS DESCRIPTIVE

The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE 25

GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

21

To the fullest extent permitted by applicable law, each Pledgor hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Agreement, the Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each Pledgor irrevocably waives, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each Pledgor agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any courts to the jurisdiction of which it is subject by a suit upon such judgment, provided, that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent any Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

(b) EACH OF THE PLEDGORSS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE 26

PLEDGOR’S DUTIES

It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Pledgee shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, except for the safekeeping of Collateral actually in Pledgee’s possession, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

ARTICLE 27

COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Pledgee.

ARTICLE 28

SEVERABILITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22

ARTICLE 29

RECOURSE

This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Indenture Documents and otherwise in writing in connection herewith or therewith.

ARTICLE 30

ADDITIONAL PLEDGORS

It is understood and agreed that any Subsidiary of the Issuer that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Indenture or any other Indenture Document, shall become a Pledgor hereunder by (x) executing a counterpart hereof and delivering same to the Pledgee or executing an assumption agreement and delivering same to the Pledgee, in each case as may be required by (and in form and substance reasonably satisfactory to) the Pledgee, (y) delivering supplements to Annexes A through G, hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledgee.

ARTICLE 31

LIMITED OBLIGATIONS

It is the desire and intent of each Pledgor and the Secured Parties that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.

Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a Subsidiary Pledgor have been limited as provided in the Note Guarantee.

Beyond the exercise of reasonable care in the custody and preservation thereof, the Pledgee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Pledgee will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by the Pledgee in good faith, except to the extent that such liability arises from the Pledgee’s gross negligence or willful misconduct.

23

ARTICLE 32

[RESERVED].

ARTICLE 33

INTERCREDITOR AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE PARTY SPECIFIED IN THE APPLICABLE INTERCREDITOR AGREEMENT.

ARTICLE 34

BROKER DEALER COMPLIANCE

Notwithstanding anything to the contrary contained herein or in any other Indenture Document, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any Broker-Dealer Subsidiary or any Equity Interests of a Broker-Dealer Subsidiary, or a change of control over such Broker-Dealer Subsidiary, requiring the application to and/or prior approval of FINRA or any other Regulatory Supervising Organization without first making such application and/or obtaining such prior approval, to the extent required, of FINRA or such Regulatory Supervising Organization.

Without limiting the obligations of any party under Section 3.02(b)(iii), if an Event of Default shall have occurred and be continuing and the Pledgee shall have notified the Issuer that it intends to enforce its rights under Article 7, the Pledgee is empowered to seek from FINRA or any other Regulatory Supervising Organization, to the extent required, consent to or approval of any involuntary transfer of control of any entity whose Collateral is subject to this Agreement for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred. Each Pledgor agrees to cooperate with any such purchaser and with the Pledgee in the preparation, execution and filing of any forms and providing any information that may be necessary in obtaining such consent to the assignment to such purchaser of the Collateral. Each Pledgor hereby agrees to consent to any such voluntary or involuntary transfer after and during the continuation of an Event of Default and following delivery by the Pledgee of the notice described above, as long as not revoked or rescinded. Each Pledgor shall cooperate fully in obtaining the consent of FINRA and the approval or consent of each other Regulatory Supervising Organization required to effectuate the foregoing.

24

IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

DITECH HOLDING CORPORATION

DITECH FINANCIAL LLC

GREEN TREE CREDIT SOLUTIONS LLC

GREEN TREE SERVICING CORP.

WALTER MANAGEMENT HOLDING COMPANY LLC

DF INSURANCE AGENCY LLC

GREEN TREE INVESTMENT HOLDINGS III LLC

GREEN TREE INSURANCE AGENCY OF NEVADA, INC.,

each as a Pledgor

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as a Pledgor

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as a Pledgor

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC REO MANAGEMENT SOLUTIONS, LLC, each as a Pledgor

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as a Pledgor

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Second Lien Pledge Agreement]

Accepted and Agreed to: WILMINGTON SAVINGS FUND SOCIETY, FSB, as Pledgee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Second Lien Pledge Agreement]